As filed with the Securities and Exchange Commission on November 15, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BYLINE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	36-3012593 (I.R.S. Employer Identification Number)

180 North LaSalle Street, Suite 300

Chicago, Illinois 60601

(773) 244-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Alberto J. Paracchini

President

Byline Bancorp, Inc.

180 North LaSalle Street, Suite 300

Chicago, Illinois 60601

(773) 244-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel C. McKay, II Jennifer Durham King Vedder Price P.C. 222 North LaSalle Street, Suite 2600 Chicago, Illinois 60601 Phone: (312) 609-7500	Joseph T. Ceithaml Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606 Phone: (312)984-3100

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is subject to completion or amendment. A registration statement relating to the shares of Byline Bancorp, Inc. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2024

FIRST SECURITY BANCORP, INC.

Merger Proposal — Your Vote Is Important

On September 30, 2024, Byline Bancorp, Inc., a Delaware corporation (which we refer to as Byline), and First Security Bancorp, Inc., a Delaware corporation (which we refer to as First Security), entered into an Agreement and Plan of Merger (which we refer to as the merger agreement), pursuant to which Byline has agreed to acquire First Security. Upon the terms and subject to the conditions of the merger agreement, First Security will merge with and into Byline, with Byline as the surviving corporation (which we refer to as the merger). Immediately following the merger, First Security Trust and Savings Bank (which we refer to as First Security Bank), an Illinois state-chartered bank and wholly-owned subsidiary of First Security, will merge with and into Byline Bank, an Illinois state-chartered bank and wholly-owned subsidiary of Byline, with Byline Bank as the resulting bank as a wholly-owned subsidiary of Byline.

Stockholders of First Security will receive the following (which we refer to as the merger consideration) for each share of First Security common stock, par value $0.01 per share (which we refer to as First Security common stock), they own (other than shares, if any, owned by First Security or Byline, or any shares as to which statutory appraisal rights have been properly exercised and perfected): the number of shares of Byline’s common stock, par value $0.01 per share, equal to the quotient (rounded to the nearest ten-thousandth) obtained by dividing (A) 1,468,942 by (B) the number of shares of First Security common stock issued and outstanding immediately prior to the effective time of the merger (which we refer to as the exchange ratio). The exchange ratio is subject to adjustment in the event that First Security realizes certain recoveries on identified loans sold by it or First Security Bank prior to closing, provided that First Security’s closing tangible common equity is at or above certain thresholds set forth in the merger agreement. Based on the number of outstanding shares of First Security common stock as of the date of this proxy statement/prospectus, we expect that the exchange ratio will be equal to 2.1794. At or prior to the effective time, all of the issued and outstanding shares of First Security Series A-1 Nonvoting Preferred Stock will be redeemed in accordance with the terms of its Certificate of Designation, Preferences and Rights.

Byline common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “BY”. First Security common stock is privately held and not traded on any public market. The shares of Byline common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, and will trade on the NYSE at closing.

The value of the merger consideration will fluctuate as the market price of Byline common stock fluctuates before the completion of the merger. Thus, the value of the merger consideration will not be known at the time of the special meeting of First Security stockholders called for the purpose of voting on the merger agreement, and the market price of Byline common stock at the time of completion of the merger may be more or less than the current price of Byline common stock or the price of Byline common stock at the time of the special meeting.

Based on the closing price of Byline common stock as reported on the NYSE of $26.16 as of September 27, 2024, the trading day prior to the day on which the public announcement of the merger was made, and assuming there are no adjustments to the exchange ratio pursuant to the merger agreement, the implied value of the merger consideration was approximately $57.01 per share of First Security common stock and the implied aggregate transaction value on a fully diluted basis was approximately $38.4 million.

Based on the closing price of Byline common stock as reported on the NYSE of $[ ] as of [ ], 2024, the last practicable date before the date of this proxy statement/prospectus, and assuming there are no adjustments to the exchange ratio pursuant to the merger agreement, the implied value of the merger consideration was approximately $[ ] per share of First Security common stock and the implied aggregate transaction value on a fully diluted basis was approximately $[ ] million. We urge you to obtain current market quotations for shares of Byline common stock.

We cannot complete the merger unless we obtain the necessary approval from the stockholders of First Security as described in the attached proxy statement/prospectus. Accordingly, First Security will hold a special meeting of its stockholders in connection with the merger at [ ] [a.m./p.m.], Central Time, on [ ], [ ], virtually only at [ ] (which we refer to as the special meeting). First Security stockholders will be asked to vote to adopt the merger agreement (which we refer to as the merger proposal), and to approve one or more adjournments of the special meeting, if necessary or appropriate, as determined by First Security, including adjournments to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the adjournment proposal). Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of First Security common stock entitled to vote at the special meeting. The adjournment proposal will be approved if a majority of the shares of First Security common stock duly voted on the adjournment proposal at the special meeting are voted in favor of the adjournment proposal.

First Security’s board of directors has unanimously approved the merger agreement, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of First Security and its stockholders, and unanimously recommends that First Security stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

YOUR VOTE IS VERY IMPORTANT. We cannot complete the merger unless First Security’s stockholders approve the merger proposal.

Regardless of whether you plan to attend the virtual special meeting, please submit a proxy to have your shares voted as promptly as possible by signing and returning the accompanying proxy card in the provided postage-paid return envelope. You may also cast your vote live at the virtual special meeting.

The attached proxy statement/prospectus contains a more complete description of the merger agreement, the merger and the special meeting. You should read the entire proxy statement/prospectus carefully because it contains important information about the merger agreement, the merger and the special meeting. In particular, you should read the information under the section entitled “Risk Factors” beginning on page 26. You may also obtain information about Byline from documents that it has filed with the Securities and Exchange Commission (which we refer to as the SEC).

Thank you for your cooperation and continued support.

Sincerely,
Daniel R. Wirtz
Chairman and President
First Security Bancorp, Inc.

Neither the SEC nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated [ ], 2024, and is first being mailed to First Security’s stockholders on or about [ ], 2024.

VP/#68475597.6

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [ ]

Dear Fellow Stockholders of First Security Bancorp, Inc.:

First Security Bancorp, Inc., a Delaware corporation (which we refer to as First Security), will hold a special meeting of First Security stockholders, at [ ] [a.m./p.m.], Central Time, on [ ], [ ], virtually only at [ ] (which we refer to as the special meeting), to consider and vote on the following matters:

1. a proposal (which we refer to as the merger proposal) to adopt the Agreement and Plan of Merger, dated as of September 30, 2024, by and between First Security and Byline Bancorp, Inc., a Delaware corporation (which we refer to as Byline), as such agreement may be amended from time to time (which we refer to as the merger agreement and a copy of which is attached to the accompanying proxy statement/prospectus as Appendix A), pursuant to which First Security will be merged with and into Byline, with Byline as the surviving corporation (which we refer to as the merger); and

2. a proposal (which we refer to as the adjournment proposal) to adjourn the special meeting, if necessary or appropriate, as determined by First Security, to solicit additional proxies in favor of the merger proposal.

We have fixed the close of business on [ ], as the record date for the special meeting. Only First Security stockholders of record on that date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of First Security common stock entitled to vote at the special meeting. The adjournment proposal will be approved if a majority of the shares of First Security common stock duly voted on the adjournment proposal at the special meeting are voted in favor of the adjournment proposal.

First Security’s board of directors has unanimously approved the merger agreement, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of First Security and its stockholders, and unanimously recommends that First Security stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Your vote is very important. We cannot complete the merger unless First Security’s stockholders approve the merger proposal. Regardless of whether you plan to attend the virtual special meeting, please submit a proxy to have your shares voted as promptly as possible by signing and returning the accompanying proxy card in the provided postage-paid return envelope. You may also cast your vote live at the virtual special meeting.

First Security stockholders should not send in any stock certificate(s) with their proxy card. If the merger proposal is approved and the merger closes, transmittal materials with instructions for the submission of First Security stock certificates will be provided to First Security stockholders under separate cover and the stock certificates should be sent at that time.

Please note that, under Section 262 of the Delaware General Corporation Law, as amended (which we refer to as the DGCL), a copy of which is attached as Appendix B to the accompanying proxy statement/prospectus, holders of First Security common stock who do not vote in favor of the merger proposal will have the right to seek appraisal of the fair value of their shares of First Security common stock as determined under the DGCL if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger proposal and comply with the other Delaware law procedures explained in the accompanying proxy statement/prospectus. Holders of First Security common stock who do not vote in favor of the merger proposal and who properly submit a written demand for such an appraisal prior to the vote on the merger proposal and comply with the other DGCL procedures will not receive the merger consideration, but instead will have their First Security common stock converted into the right to receive payment of such appraised value in accordance with the DGCL procedures as explained in the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety.

If you have any questions concerning the merger, the merger agreement or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus without charge or need help voting your shares of First Security common stock, please contact Wade Wacholz at (312) 475-6419.

BY ORDER OF THE BOARD OF DIRECTORS,

Daniel R. Wirtz
Chairman and President
First Security Bancorp, Inc.

Elmwood Park, Illinois
[ ], 2024

WHERE YOU CAN FIND MORE INFORMATION

Byline Bancorp, Inc.

Byline Bancorp, Inc. (which we refer to as Byline) files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (which we refer to as the SEC). Byline files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You may also obtain these documents, free of charge, from Byline at its investor relations website, http://www.bylinebancorp.com under the tab “Financial Information” and then under “SEC Filings.”

Byline has filed a registration statement on Form S-4, of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the address set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that Byline has previously filed with the SEC. They contain important information about Byline and its financial condition. For more information, please see the section entitled “Incorporation of Certain Documents by Reference.” These documents are available without charge to you upon written or oral request to Byline’s principal executive offices. The address and telephone number of Byline’s principal executive office is listed below:

Byline Bancorp, Inc.

Attn: Brooks Rennie, Investor Relations Director

180 North LaSalle Street, Suite 300

Chicago, Illinois 60601

(773) 244-7000

Byline’s common stock is traded on the New York Stock Exchange under the symbol “BY”.

First Security Bancorp, Inc.

First Security Bancorp, Inc. (which we refer to as First Security) does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents and reports with the SEC.

If you are a First Security stockholder and have any questions concerning the merger proposal, the merger agreement or the proxy statement/prospectus, would like additional copies of the proxy statement prospectus without charge or need help voting your shares of First Security common stock, please contact Wade Wacholz at (312) 475-6419 or at the following address:

First Security Bancorp, Inc.

Attn: Wade Wacholz

7315 W. Grand Avenue

Elmwood Park, IL 60707

(312) 475-6419

To obtain timely delivery of these documents, you must request the information no later than [ ], in order to receive them before First Security’s special meeting of stockholders.

Page

-i-

QUESTIONS AND ANSWERS

The following are some questions that you may have regarding the proposals being considered at the virtual special meeting of stockholders of First Security (which we refer to as the special meeting). You should carefully read the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” beginning on page 108.

Q.
What is the Merger?
A.
Byline Bancorp. Inc., a Delaware corporation (which we refer to as Byline) and First Security Bancorp, Inc., a Delaware corporation (which we refer to as First Security), have entered into an Agreement and Plan of Merger, dated as of September 30, 2024, as such agreement may be amended from time to time (which we refer to as the merger agreement). The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, First Security will merge with and into Byline, with Byline as the surviving corporation (which we refer to as the merger). A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. We refer to the time at which the merger becomes effective as the effective time. Immediately following the merger, First Security Trust and Savings Bank (which we refer to as First Security Bank), an Illinois state-chartered bank and wholly-owned subsidiary of First Security, will merge with and into Byline Bank, an Illinois state-chartered bank and wholly-owned subsidiary of Byline, with Byline Bank as the resulting bank as a wholly-owned subsidiary of Byline (which we refer to as the bank merger). Upon completion of the bank merger, First Security Bank’s sole banking office will become a banking office of Byline Bank.
Q.
Why am I receiving this proxy statement/prospectus?
A.
The board of directors of First Security (which we refer to as the First Security board) is using this proxy statement/ prospectus to solicit proxies from First Security’s stockholders in connection with the merger.

In order to complete the merger, First Security’s stockholders must approve the merger agreement. First Security stockholders are also being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, as determined by First Security, including adjournments to permit further solicitation of proxies in favor of the merger agreement. For additional information regarding the proposals to be presented to First Security stockholders, refer to the section entitled “First Security Proposals.” First Security will hold a virtual special meeting to consider and vote on these proposals. This proxy statement/prospectus contains important information about the merger and the special meeting, and you should read it carefully and in its entirety. The accompanying voting materials allow you to vote your shares of First Security common stock, par value $0.01 per share (which we refer to as First Security common stock), without attending the special meeting in person.

We encourage you to submit a proxy to vote your shares of First Security common stock as promptly as possible so that your shares may be represented and voted at the special meeting.

This proxy statement/prospectus is also a prospectus with respect to the offering of shares of Byline common stock, par value $0.01 per share (which we refer to as Byline common stock) to be issued in connection with the merger.

Q.
What will First Security stockholders receive in the merger?
A.
If the merger is completed and assuming the consideration is not adjusted pursuant to the terms of the merger agreement as described in this proxy statement/prospectus, each share of First Security common stock outstanding immediately prior to the effective time, other than shares, if any, owned by First Security or Byline (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted), or as to which statutory appraisal rights have been properly exercised and perfected, will be converted into the right to receive a number of shares of Byline common stock equal to the quotient (rounded to the nearest ten-thousandth) obtained by dividing (i) 1,468,942 by (ii) the number of shares of First Security common stock issued and outstanding immediately prior to the effective time (which we refer to as the exchange ratio), subject to adjustment only under certain limited circumstances as set forth in the merger agreement and as described in the answer to the next question.

Based on the number of outstanding shares of First Security common stock as of the date of this proxy statement/prospectus, we expect that the exchange ratio will be equal to 2.1794.

First Security stockholders also will receive cash in lieu of any fractional shares of Byline common stock that would otherwise be issuable in connection with the merger. For more information on the potential adjustments to the exchange ratio and cash in lieu of fractional shares, see “Description of the Merger Agreement — Merger Consideration.”

Q.
Is the merger consideration subject to adjustment?
A.
Yes, the merger consideration may be adjusted only under certain limited circumstances as set forth in the merger agreement.

In the event that First Security realizes certain recoveries on identified loans sold by it or First Security Bank prior to closing, provided that First Security’s closing tangible common equity is equal to or greater than the minimum required as set forth in the merger agreement, then the aggregate merger consideration will be increased as set forth in the merger agreement. For more information on the potential adjustments to the merger consideration, see “Description of the Merger Agreement — Merger Consideration.”

Q.
Will the merger consideration be adjusted based on the trading price of Byline’s common stock prior to closing?
A.
No, the merger consideration will not be adjusted solely due to changes in the trading price of Byline common stock prior to the closing of the merger.
Q.
What is the value of the merger consideration?
A.
The value of the merger consideration will fluctuate as the market price of Byline common stock fluctuates before the completion of the merger. Thus, the value of the merger consideration will not be known at the time of the special meeting, and the market price of Byline common stock at the time of completion of the merger may be more or less than the current price of Byline common stock or the price of Byline common stock at the time of the special meeting.

Based on the closing price of Byline common stock as reported on the NYSE of $26.16 as of September 27, 2024, the trading day prior to the day on which the public announcement of the merger was made, and assuming there are no adjustments to the exchange ratio pursuant to the merger agreement, the implied value of the merger consideration was approximately $57.01 per share of First Security common stock and the implied aggregate transaction value on a fully diluted basis was approximately $38.4 million.

Based on the closing price of Byline common stock as reported on the NYSE of $[ ] as of [ ], 2024, the last practicable date before the date of this proxy statement/prospectus, and assuming there are no adjustments to the exchange ratio pursuant to the merger agreement, the implied value of the merger consideration was approximately $[ ] per share of First Security common stock and the implied aggregate transaction value on a fully diluted basis was approximately $[ ] million. We urge you to obtain current market quotations for shares of Byline common stock.

Q.
When will the merger be completed?
A.
Byline and First Security are working to complete the merger as soon as practicable. Subject to the satisfaction or waiver of the closing conditions described under the section entitled “Description of the Merger Agreement — Conditions to Consummation of the Merger,” including the approval of the merger agreement by First Security stockholders, the parties are seeking to consummate the merger by the end of the second quarter of 2025. However, it is possible that factors outside the control of Byline and First Security could result in the merger being completed at a later time or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger.
Q.
Who is entitled to vote?
A.
Holders of record of shares of First Security common stock at the close of business on [ ], which is the date that the First Security board has fixed as the record date for the special meeting, are entitled to vote at the special meeting.
Q.
What constitutes a quorum?
A.
A majority of the shares of First Security common stock issued, outstanding and entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum for transacting business at the special meeting. Proxies marked as abstaining on any matter to be acted upon by stockholders will be counted as represented at the meeting for purposes of determining the presence or absence of a quorum.
Q.
What am I being asked to vote on and why is this approval necessary?
A.
First Security stockholders are being asked to vote on the following proposals:
1.
a proposal (which we refer to as the merger proposal) to adopt the merger agreement, a copy of which is attached as Appendix A; and
2.
a proposal (which we refer to as the adjournment proposal) to adjourn the special meeting, if necessary or appropriate, as determined by First Security, to solicit additional proxies in favor of the merger proposal.

First Security stockholder approval is required to complete the merger. First Security does not intend to transact any business at the special meeting other than as listed above.

Q.
What vote is required to approve each proposal at the special meeting?
A.
The Merger Proposal: Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of First Security common stock entitled to vote at the special meeting.

The Adjournment Proposal: The adjournment proposal requires the affirmative vote of the majority of the shares of First Security common stock duly voted on the adjournment proposal at the special meeting.

Q.
Are there any voting agreements with existing stockholders?
A.
Yes. On September 30, 2024, Arthur Wirtz III, a director of First Security, and Daniel R. Wirtz, First Security’s Chairman and President, entered into a voting agreement with Byline solely in their capacities as record and beneficial holders of First Security common stock. Under this agreement, Mr. Arthur Wirtz and Mr. Daniel Wirtz have agreed, subject to certain exceptions, to vote their shares of First Security common stock: (a) in favor of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger; (b) against any action or agreement which would result in a breach of any term of, or any other obligation of First Security under, the merger agreement or which is reasonably likely to result in any conditions to Byline’s obligations under the merger agreement not being fulfilled; and (c) against any action or agreement which would impede or materially delay or interfere with the transactions contemplated by the merger agreement. The [303,811] shares of First Security common stock subject to the voting agreement represented approximately [45.07]% of First Security’s outstanding shares of common stock as of [ ], the record date for the special meeting. The voting obligations under the voting agreement will automatically terminate upon the earlier of (a) the effective time and (b) the date of termination of the merger agreement in accordance with its terms.
Q.
What does the First Security Board of Directors recommend?
A.
The First Security board unanimously recommends that First Security stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Q.
What do I need to do now?
A.
After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares of First Security common stock as soon as possible so that such shares will be represented at the special meeting.
Q.
How do I vote?
A.
If you are a First Security stockholder of record as of the close of business on the record date, you may submit your proxy before the special meeting by completing, signing, dating and returning the accompanying proxy card in the provided postage-paid envelope.

You may also cast your vote live at the virtual special meeting.

Q.
How many votes do I have?
A.
You are entitled to one vote for each share of First Security common stock that you owned as of the close of business on the record date. As of the close of business on the record date, there were [674,012] outstanding shares of First Security common stock entitled to vote. As of that date, directors and executive officers of First Security and their affiliates were entitled to vote [303,811] shares of First Security common stock, representing approximately [45.07]% of the shares of First Security common stock outstanding.

Q.
When and where is the special meeting?
A.
The special meeting will be held at [ ] [a.m./p.m.], Central Time, on [ ], [ ], virtually only at [ ]. All First Security stockholders as of the close of business on the record date, or their duly appointed proxies, may attend the special meeting.
Q.
What if I abstain or do not vote?
A.
For purposes of the special meeting, an abstention occurs when a stockholder attends the special meeting, either in person or by proxy, but abstains from voting.

Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters to be voted on at the special meeting.

For the merger proposal, if a First Security stockholder present in person at the special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the proposal. If a First Security stockholder is not present in person at the special meeting and does not respond by proxy, it will also have the same effect as a vote cast “AGAINST” the proposal.

The adjournment proposal requires the affirmative vote of the majority of the shares of First Security common stock duly voted on the adjournment proposal at the special meeting. Accordingly, for purposes of the adjournment proposal, abstentions will not affect the outcome, as they will not be counted as shares duly voted on the adjournment proposal at the special meeting.

Q.
What will happen if I return my proxy card without indicating how to vote?
A.
If you hold your shares of First Security common stock in your name as a stockholder of record as of the record date, and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of First Security common stock represented by your proxy will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.
Q.
May I change my vote after I have delivered my proxy card?
A.
Yes. If you hold your shares of First Security common stock in your name as a stockholder of record as of the record date, you may change your vote at any time before your proxy is voted at the special meeting. You may do so in one of three ways:
•
first, by sending a notice of revocation stating that you would like to revoke your proxy;
•
second, by sending a completed proxy card bearing a later date than your original proxy card; or
•
third, by attending the virtual special meeting and voting live during the special meeting. Attendance at the special meeting will not in itself constitute the revocation of a proxy.

If you are a First Security stockholder of record as of the record date and you choose to send a written notice of revocation or to mail a new proxy card, you must submit your notice of revocation or your new proxy to:

First Security Bancorp, Inc.

Attn: Wade Wacholz
7315 W. Grand Avenue
Elmwood Park, IL 60707
(312) 475-6419

Any proxy that you submitted may also be revoked by voting live at the virtual special meeting.

Q.
Can I attend the special meeting in person?
A.
No. The special meeting will be held virtually only and, because there will not be a physical location for the special meeting, you will not be able to attend in person.
Q.
Are First Security stockholders entitled to appraisal rights?
A.
First Security stockholders will be entitled to appraisal rights, but only if they comply with the Delaware law procedures summarized in the section entitled “The Merger — Appraisal Rights.” The entirety of Section 262 of the Delaware General Corporation Law, as amended (which we refer to as the DGCL), is provided on Appendix B to this proxy statement/prospectus. Upon consummation of the merger, any First Security stockholder who has perfected their appraisal rights will have the right to have a court in Delaware determine the value of each share of stock and to be paid the appraised value determined by the court, which could be more or less than the merger consideration.
Q.
What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of First Security common stock?
A.
The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), and the obligation of Byline and First Security to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to that effect. However, neither First Security nor Byline has requested or received a ruling from the Internal Revenue Service (which we refer to as the IRS) that the merger will qualify as a reorganization. If the merger qualifies as a reorganization for U.S. federal income tax purposes, a U.S. holder of First Security common stock generally will recognize gain (but not loss) upon receipt of Byline common stock in exchange for shares of First Security common stock pursuant to the merger in an amount equal to the amount of gain realized (i.e., the excess of the fair market value of the Byline common stock received pursuant to the merger over such holder’s adjusted tax basis in the shares of First Security common stock surrendered in the exchange). In addition, a U.S. holder of First Security common stock generally will recognize gain or loss with respect to the cash received in lieu of a fractional share of Byline common stock.

For a more detailed discussion of the material U.S. federal income tax consequences of the merger, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

The tax consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q.
What happens if the merger is not completed?
A.
If the merger is not completed, First Security stockholders will not receive any consideration for their shares of First Security common stock that otherwise would have been received in connection with the merger. Instead, First Security will remain an independent company.
Q.
What happens if I sell my shares of First Security common stock after the record date but before the special meeting?
A.
The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of First Security common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by First Security stockholders in the merger. In order to receive the merger consideration, you must hold your shares of First Security common stock through completion of the merger.
Q.
Will I be able to sell the shares of Byline common stock that I receive in the merger?
A.
Yes. You may freely trade the shares of Byline common stock issued in the merger, except for shares issued to any stockholder who may be deemed to be an “affiliate” of Byline for purposes of Rule 144 under the Securities Act of 1933, as amended (which we refer to as the Securities Act). Persons who may be deemed to be affiliates of Byline include individuals or entities that control, are controlled by, or are under common control with Byline and may include the executive officers, directors and significant stockholders of Byline. We do not expect any First Security stockholders to be deemed to be affiliates of Byline following the close of the merger.
Q.
Are there risks involved in the undertaking the merger?
A.
Yes. In evaluating the merger, First Security stockholders should carefully consider the factors discussed in “Risk Factors” beginning on page 26 and other information about Byline included in the documents incorporated by reference into this proxy statement/prospectus, as well as the information about First Security included in this proxy statement/prospectus.
Q.
Should First Security stockholders send in their stock certificates now?
A.
No. First Security stockholders SHOULD NOT send in any stock certificates now. If the merger closes, transmittal materials with instructions for their completion will be provided to First Security stockholders under separate cover and the stock certificates should be sent at that time.
Q.
What should I do if I receive more than one set of voting materials?
A.
First Security stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of First Security common stock that you own.
Q.
Whom should I contact if I have any questions about the proxy materials or voting?
A.
If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the accompanying proxy card, you should contact Wade Wacholz at (312) 475-6419.

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire proxy statement/prospectus and its appendices and the other documents to which the parties refer before you decide how to vote with respect to the proposals. In addition, Byline incorporates by reference important business and financial information about Byline into this proxy statement/prospectus that is not included in or delivered with this proxy statement/prospectus. For a description of this information, please see the section entitled “Incorporation of Certain Documents by Reference.” You may obtain the information Byline has incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger and the Merger Agreement (pages 38 and 75)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A. The parties encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

Under the terms of the merger agreement, First Security will merge with and into Byline, with Byline as the surviving corporation. Immediately following the merger, First Security Bank will merge with and into Byline Bank, with Byline Bank as the resulting bank.

Merger Consideration (page 76)

In the merger, each share of First Security common stock outstanding immediately prior to the effective time, other than shares, if any, owned by First Security or Byline (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted), or as to which statutory appraisal rights have been properly exercised and perfected (for more information on appraisal rights, see “The Merger — Appraisal Rights”), will be converted into the right to receive a number of shares of Byline common stock equal to the exchange ratio, subject to adjustment as set forth in the merger agreement and as further described in the section entitled “Description of the Merger Agreement — Merger Consideration.” Based on the number of outstanding shares of First Security common stock as of the date of this proxy statement/prospectus, we expect that the exchange ratio will be equal to 2.1794. For each fractional share of Byline common stock that would otherwise be issued, Byline will pay cash in an amount equal to the fraction of a share (rounded to the nearest cent) of Byline common stock which the holder would otherwise be entitled to receive multiplied by the Byline closing price. No interest will be paid or accrue on the cash payable to holders in lieu of fractional shares.

Recommendation of the First Security Board of Directors (page 33)

After careful consideration, the First Security board unanimously recommends that First Security stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. For a more complete description of First Security’s reasons for the merger and the recommendations of the First Security board, please see the section entitled “The Merger — Recommendation of the First Security Board of Directors and First Security’s Reasons for the Merger.”

Byline’s Reasons for the Merger (page 64)

The Byline board consulted with Byline senior management, as well as its financial and legal advisors, and considered a number of factors and risks in evaluating the merger agreement. The Byline board considered all these factors as a whole and overall considered the factors to be favorable to, and to support its determination to approve, entering into the merger agreement. For a more complete description of Byline’s reasons for the merger and the recommendations of the Byline board, please see the section entitled “The Merger — Byline’s Reasons for the Merger.”

Opinion of First Security’s Financial Advisor (page 46)

At the September 30, 2024 meeting of the First Security board, a representative of First Security’s financial advisor, D.A. Davidson & Co. (which we refer to as D.A. Davidson), rendered D.A. Davidson’s oral opinion, which was subsequently confirmed by delivery of a written opinion to the First Security board, dated September 30, 2024, as to the fairness, as of such date, from a financial point of view, to the holders of First Security’s outstanding common stock of the exchange ratio to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of D.A. Davidson, dated September 30, 2024, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken by D.A. Davidson, is attached as Appendix C to this proxy statement/prospectus. D.A. Davidson provided its opinion for the information and assistance of the First Security board (solely in its capacity as such) in connection with, and for purposes of, the First Security board’s consideration of the merger and D.A. Davidson’s opinion only addressed whether the exchange ratio to be received by the holders of First Security common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of D.A. Davidson does not address any other term or aspect of the merger agreement or the transactions contemplated thereby. D.A. Davidson’s opinion does not constitute a recommendation to the First Security board or any holder of First Security common stock as to how the First Security board, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter.

First Security Special Meeting of Stockholders (page 33)

The special meeting will be held at [ ] [a.m./p.m.], Central Time, on [ ], [ ], virtually only at [ ]. At the special meeting, holders of shares of First Security common stock will be asked to approve the merger proposal and the adjournment proposal.

The First Security board has fixed the close of business on [ ], as the record date for determining the holders of shares of First Security common stock entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, there were [674,012] shares of First Security common stock outstanding and entitled to vote at the special meeting held by approximately [31] stockholders of record. Each share of First Security common stock entitles the holder to one vote on each proposal to be considered at the special meeting.

As of the close of business on the record date, directors and executive officers of First Security and their affiliates were entitled to vote [303,811] shares of First Security common stock, representing approximately [45.07]% of the shares of First Security common stock outstanding. As of the close of business on the record date, Byline beneficially held [no] shares of First Security common stock.

On September 30, 2024, Arthur Wirtz III, a director of First Security, and Daniel R. Wirtz, First Security’s Chairman and President, entered into a voting agreement with Byline solely in their capacities as record and beneficial holders of First Security common stock. Under this agreement, Mr. Arthur Wirtz and Mr. Daniel Wirtz have agreed, subject to certain exceptions, to vote their shares of First Security common stock: (a) in favor of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger; (b) against any action or agreement which would result in a breach of any term of, or any other obligation of First Security under, the merger agreement or which is reasonably likely to result in any conditions to Byline’s obligations under the merger agreement not being fulfilled; and (c) against any action or agreement which would impede or materially delay or interfere with the transactions contemplated by the merger agreement. The [303,811] shares of First Security common stock subject to the voting agreement represented approximately [45.07]% of First Security’s outstanding shares of common stock as of [ ], the record date for the special meeting. The voting obligations under the voting agreement will automatically terminate upon the earlier of (a) the effective time and (b) the date of termination of the merger agreement in accordance with its terms.

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of First Security common stock entitled to vote at the special meeting. Approval of the adjournment proposal requires the affirmative vote of the majority of the shares of First Security common stock duly voted on the adjournment proposal at the special meeting.

Interests of First Security Directors and Executive Officers in the Merger (page 65)

In considering the recommendation of the First Security board, First Security stockholders should be aware that the directors and executive officers of First Security have certain interests in the merger that may be different from, or in addition to, the interests of First Security stockholders generally. The First Security board was aware of these interests and considered them, among other matters, in making its recommendation that First Security stockholders vote to approve the merger proposal. These interests include:

•
Certain executive officers and other employees of First Security Bank will receive a payment pursuant to their existing change in control agreements with First Security Bank in connection with the closing of the merger; and
•
First Security’s directors and executive officers are entitled to certain continued indemnification rights and coverage under directors’ and officers’ liability insurance policies post-closing pursuant to the merger agreement.

For a more complete description of the interests of First Security’s directors and executive officers in the merger, see “The Merger — Interests of First Security Directors and Executive Officers in the Merger.”

Management and Board of Directors of Byline After the Merger (page 65)

The directors and officers of Byline immediately prior to the effective time will be the directors and officers of the surviving corporation after the merger until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified.

Regulatory Approvals Required for the Merger (page 66)

The merger cannot proceed without obtaining all requisite regulatory approvals. Byline and First Security have agreed to use their reasonable best efforts to obtain the required approvals. The merger of Byline and First Security is subject to prior approval of the Board of Governors of the Federal Reserve System (which we refer to as the Federal Reserve) or through delegated authority to the Federal Reserve Bank of Chicago, unless the Federal Reserve waives this requirement pursuant to Regulation Y under the BHC Act. In accordance with Regulation Y, on November 4, 2024, Byline submitted a request to the Federal Reserve Bank of Chicago for a waiver from the requirement under Section 3 of the BHC Act for prior approval of the Federal Reserve.

Immediately following the completion of the merger, First Security Bank will merge with and into Byline Bank, with Byline Bank as the resulting bank. The bank merger is subject to approval by the Federal Deposit Insurance Corporation (which we refer to as the FDIC) and the Illinois Department of Financial and Professional Regulation (which we refer to as the IDFPR). Byline Bank submitted applications with the FDIC and the IDFPR on November 4, 2024 seeking the necessary approvals for the bank merger.

The U.S. Department of Justice has authority to comment on the merger and the bank merger during the regulatory approval process of the FDIC, and will have 15 days following the approval by the FDIC on [ ], 2024 to challenge the merger on antitrust grounds.

Neither Byline nor First Security is aware of any material governmental approvals or actions that are required for completion of the merger or bank merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. However, there can be no assurance that any additional approvals or actions will be obtained.

Conditions to Consummation of the Merger (page 88)

The respective obligation of each party to consummate the merger is subject to the fulfillment or written waiver at or prior to the closing of each of the following conditions:

•
approval of the merger proposal by First Security stockholders;
•
the receipt of regulatory approvals and the expiration of any applicable waiting periods;
•
the shares of Byline common stock to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance;
•
the registration statement, of which this proxy statement/prospectus is a part, concerning the Byline common stock issuable pursuant to the merger agreement, having been declared effective by the SEC and continuing to be effective as of the effective time; and
•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement.

First Security’s obligation to consummate the merger is also subject to the fulfillment or written waiver of each of the following conditions:

•
the accuracy of representations and warranties of Byline in the merger agreement, subject to certain materiality standards;
•
performance by Byline in all material respects of its obligations under the merger agreement; and
•
receipt by First Security of an opinion of its counsel, in form and substance reasonably acceptable to First Security, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions described in such opinion, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Byline’s obligation to consummate the merger is also subject to the fulfillment or written waiver of each of the following conditions:

•
the accuracy of representations and warranties of First Security in the merger agreement, subject to certain materiality standards, including First Security’s representation and warranty that no material adverse effect with respect to First Security has occurred since December 31, 2023;
•
performance by First Security in all material respects of its obligations under the merger agreement;
•
receipt by Byline of an opinion of its counsel, in form and substance reasonably acceptable to Byline, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions described in such opinion, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;
•
the holders of no more than five percent in the aggregate of the outstanding shares of First Security common stock electing to exercise their appraisal rights;
•
receipt by First Security of certain third party consents;
•
First Security’s consolidated total tangible common stockholder’s equity will be greater than or equal to the minimum required as set forth in the merger agreement;
•
completion of the disposition of First Security Bank's travel department as described in the merger agreement;
•
First Security will have acquired the shares of common stock of First Security Bank that First Security does not currently own in a transaction in which First Security exchanges shares of First Security common stock or pays cash for such shares of common stock of First Security Bank, on terms and conditions that are acceptable to Byline;
•
the delivery to Byline from First Security of the certificate or certificates representing the shares of common stock of First Security Bank held by First Security; and
•
First Security will have delivered to Byline a properly executed statement that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.8972(h), dated as of the Closing Date, in a form and substance reasonably acceptable to Byline. For more information, please see the section entitled “Description of the Merger Agreement — Conditions to Consummation of the Merger.”

Acquisition Proposals (page 87)

Under the terms of the merger agreement, First Security has agreed that it will not and will cause its subsidiaries and affiliates not to:

•
initiate, solicit, knowingly encourage or knowingly facilitate in any way inquiries or proposals with respect to an acquisition proposal; or
•
engage in any negotiations concerning, or provide any confidential nonpublic information to, or have any discussions with, any person relating to an acquisition proposal.

However, the above restriction does not prevent First Security or its board of directors from:

•
providing information in response to a request therefor by a person who has made an unsolicited bona fide acquisition proposal if First Security receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between Byline and First Security; or
•
terminating the merger agreement to concurrently enter into an agreement with respect to such acquisition proposal after, to the extent requested by Byline, engaging in good faith negotiations with Byline so that the transactions contemplated by the merger agreement can be completed;

only if, however, in each case referred to in the bullet points above, (i) the First Security board concludes in good faith (after consultation with outside legal counsel and financial advisor) that (A) such acquisition proposal either constitutes a superior proposal (as defined in the section entitled “Description of the Merger Agreement — Acquisition Proposals”) or would reasonably be expected to result in a superior proposal and (B) the failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under applicable law; and (ii) First Security has provided notice to Byline of its intention to provide information to the person who has made such acquisition proposal, and First Security has provided such information to Byline.

Further, the merger agreement provides that, unless the merger agreement is contemporaneously terminated in accordance with its terms, the First Security board will not cause or permit First Security to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to above) relating to any acquisition proposal.

For more information, please see the section entitled “Description of the Merger Agreement — Acquisition Proposals.”

Termination of the Merger Agreement (page 90)

Byline and First Security may mutually agree in writing to terminate the merger agreement at any time prior to the effective time. Subject to certain conditions described in the merger agreement, either Byline or First Security may also terminate the merger agreement if:

•
First Security stockholders do not adopt the merger agreement by the conclusion of the special meeting;
•
any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement and such denial has become final and non-appealable, or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority and such regulatory authority would not accept the re-filing of such application, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of the denial or withdrawal of regulatory approval; or
•
the merger is not completed by the outside date, which is January 31, 2025, or if the sole impediment to closing is receipt of required regulatory approvals, April 30, 2025, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of, or materially contributed to, the failure of the merger to be completed before such date.

In addition, First Security may terminate the merger agreement if there is a breach of any of the covenants, agreements, representations or warranties of Byline such that the applicable conditions to First Security’s obligation to close the merger set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of the outside date or 30 days after notice to Byline from First Security.

In addition, Byline may terminate the merger agreement if there is a breach of any of the covenants, agreements, representations or warranties of First Security such that the applicable conditions to Byline’s obligation to close the merger set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of the outside date or 30 days after notice to First Security from Byline.

Byline may also terminate the merger agreement prior to the adoption of the merger agreement by the First Security stockholders, if:

•
First Security makes or publicly propose to withhold, withdraw or modify, the First Security board’s recommendation;
•
First Security recommends to its stockholders an acquisition transaction other than the merger;

•
First Security breaches its obligations under the merger agreement to convene the special meeting in accordance with its obligations under the merger agreement prior to the outside date;
•
First Security enters into a definitive agreement with respect to an acquisition proposal other than the merger; or
•
First Security materially breaches its “no-shop” obligations under the merger agreement.

For more information, please see the section entitled “Description of the Merger Agreement — Termination of the Merger Agreement.”

Termination Fee (page 91)

First Security has agreed to pay to Byline a cash termination fee in an amount equal to $1,653,000 in the following circumstances:

•
First Security terminates the merger agreement after receiving an unsolicited bona fide acquisition proposal and concluding in good faith (after consultation with outside legal counsel and financial advisor) that (A) such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal and (B) the failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under applicable law;
•
Byline terminates the merger agreement prior to the adoption of the merger agreement by the First Security stockholders because (1) First Security (a) makes or publicly proposes to withhold, withdraw or modify the board’s recommendations (b) recommends to its stockholders an acquisition transaction other than the merger, (c) fails to convene a stockholder meeting to approve the merger agreement in accordance with its obligations under the merger agreement prior to the outside date or (d) enters into a definitive agreement with respect to an acquisition proposal or (2) First Security materially breaches its “no shop” covenants set forth in the merger agreement; or
•
a bona fide acquisition proposal is publicly announced or otherwise made known to the First Security board prior to the event giving rise to termination of the merger agreement and (a) the merger agreement is terminated (1) by either Byline or First Security because the merger agreement is not approved by the requisite votes of First Security stockholders by the conclusion of the special meeting, (2) by Byline because First Security has breached a representation, warranty, covenant or agreement or (3) by Byline because closing has not occurred by the outside date and all conditions to First Security’s obligation to close the merger have been satisfied (other than the adoption of the merger agreement by the First Security stockholders and the receipt of the applicable tax opinion from its counsel) and (b) prior to the 12 month anniversary of such termination, First Security consummates, or enters into a definitive agreement to consummate, an acquisition transaction.

For more information, please see the section entitled “Description of the Merger Agreement — Termination Fee.”

Voting Agreement (page 91)

Arthur Wirtz III, a director of First Security, and Daniel R. Wirtz, First Security’s Chairman and President, entered into a voting agreement with Byline solely in their capacities as record and beneficial holders of First Security common stock. Under this agreement, Mr. Arthur Wirtz and Mr. Daniel Wirtz have agreed, subject to certain exceptions, to vote their shares of First Security common stock: (a) in favor of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger; (b) against any action or agreement which would result in a breach of any term of, or any other obligation of First Security under, the merger agreement or which is reasonably likely to result in any conditions to Byline’s obligations under the merger agreement not being fulfilled; and (c) against any action or agreement which would impede or materially delay or interfere with the transactions contemplated by the merger agreement. The [303,811] shares of First Security common stock subject to the voting agreement represented approximately [45.07]% of First Security’s outstanding shares of common stock as of [ ], the record date for the special meeting. The voting obligations under the voting agreement will automatically terminate upon the earlier of (a) the effective time and (b) the date of termination of the merger agreement in accordance with its terms.

For more information, please see the section entitled “Description of the Merger Agreement — Voting Agreement.”

Accounting Treatment of the Merger (page 68)

For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States of America (which we refer to as GAAP).

Material U.S. Federal Income Tax Consequences of the Merger (page 92)

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. However, neither First Security nor Byline has requested or received a ruling from the IRS that the merger will qualify as a reorganization. If the merger qualifies as a reorganization for U.S. federal income tax purposes, a U.S. holder of First Security common stock who receives Byline common stock in exchange for shares of First Security common stock pursuant to the merger, generally will recognize gain (but not loss) in an amount equal to the amount of gain realized (i.e., the excess of the amount of the fair market value of the Byline common stock received pursuant to the merger over such holder’s adjusted tax basis in the shares of First Security common stock surrendered in the exchange). In addition, a U.S. holder of First Security common stock generally will recognize gain or loss with respect to cash received in lieu of a fractional share of Byline common stock. It is a condition to the completion of the merger that Byline and First Security receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Tax matters are complicated and the tax consequences of the merger to each First Security stockholder may depend on such stockholder’s particular facts and circumstances. First Security stockholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. For more information, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

Comparison of Stockholders’ Rights (page 95)

The rights of First Security stockholders who become Byline stockholders after the merger will continue to be governed by the DGCL. However, their rights will be governed by Byline’s amended and restated certificate of incorporation (which we refer to as Byline’s certificate of incorporation) and Byline’s amended and restated bylaws (which we refer to as Byline’s bylaws), rather than by the certificate of incorporation and bylaws of First Security. For more information, please see the section entitled “Comparison of Stockholders’ Rights.”

The Parties (page 36)

Byline Bancorp, Inc.

180 North LaSalle Street, Suite 300

Chicago, Illinois 60601

Telephone: (773) 244-7000

Byline is a bank holding company incorporated in the State of Delaware and headquartered in Chicago, Illinois. Byline’s wholly-owned banking subsidiary, Byline Bank, an Illinois state-chartered bank, is a full service commercial bank, and has been a part of the Chicago banking community for over 100 years. Byline Bank offers a broad range of banking products and services to small and medium sized businesses, commercial real estate and financial sponsors and to consumers who generally live or work near its branches. Byline also offers online account opening to consumer and business customers through its website and provides trust and wealth management services to its customers. In addition to its traditional commercial banking business, Byline provides small ticket equipment leasing solutions through Byline Financial Group, a wholly-owned subsidiary of Byline Bank, headquartered in Bannockburn, Illinois, with sales offices in Illinois, and sales representatives in Illinois, Michigan, New Jersey, and New York. Byline also participates in U.S. government guaranteed lending programs and originate U.S. government guaranteed loans. Byline Bank is a leading originator of Small Business Administration (which we refer to as SBA) loans in the country and the most active 7(a) and 504 lender in Illinois for the fiscal year ended September 30, 2024.

As of September 30, 2024, Byline had consolidated total assets of $9.4 billion, total gross loans and leases outstanding of $6.9 billion, total deposits of $7.5 billion, and total stockholders’ equity of $1.1 billion.

Byline common stock is traded on the NYSE under the ticker symbol “BY”.

First Security Bancorp, Inc.

7315 W. Grand Avenue

Elmwood Park, IL 60707

Telephone: (708) 453-3131

First Security is a one bank holding company headquartered in Elmwood Park, Illinois founded in 1993. First Security is incorporated under the laws of the State of Delaware. First Security is engaged in the banking business through its wholly-owned banking subsidiary, First Security Trust and Savings Bank, an Illinois state-chartered bank that offers commercial and retail banking services at its sole office in Elmwood Park, Illinois. First Security Bank is principally engaged in the business of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to originate commercial, consumer and mortgage loans.

As of September 30, 2024, First Security Bank had total assets of approximately $361.2 million, total loans of approximately $199.7 million and total deposits of approximately $325.5 million.

Risk Factors (page 26)

Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” or described in Byline’s Annual Report on Form 10-K for the year ended December 31, 2023, and other reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR BYLINE

The following table summarizes certain selected historical consolidated financial data of Byline for the periods and as of the dates indicated. You should read this in conjunction with Byline’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Byline has previously filed with the SEC. Historical financial information for Byline can be found in its Annual Report on Form 10-K for the year ended December 31, 2023 and in its quarterly reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024. Please see the section entitled “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods indicate results for any future period. Byline’s management uses the non-GAAP financial measures set forth herein in its analysis of Byline’s performance. Byline believes that these non-GAAP financial measures provide useful information to management and investors, however, you should not view these disclosures as a substitute for results determined in accordance with GAAP financial measures.

	(Unaudited) As of or for the nine months ended September 30,		As of or for the year ended December 31,
(dollars in thousands, except share and per share data)	2024	2023	2023	2022	2021
Summary of Operations
Net interest income	$259,522	$244,336	$330,621	$265,330	$236,387
Provision for credit losses	20,163	24,418	31,653	23,879	973
Non-interest income	42,702	41,812	56,315	57,314	74,253
Non-interest expense	161,346	156,019	209,603	184,082	185,455
Income before provision for income taxes	120,715	105,711	145,680	114,683	124,212
Provision for income taxes	30,276	27,437	37,802	26,729	31,427
Net income	90,439	78,274	107,878	87,954	92,785
Dividends on preferred shares	—	—	—	196	783
Income available to common stockholders	$90,439	$78,274	$107,878	$87,758	$92,002
Earnings per Common Share
Basic earnings per common share	$2.08	$2.01	$2.69	$2.37	$2.45
Diluted earnings per common share	$2.07	$1.98	$2.67	$2.34	$2.40
Adjusted diluted earnings per share(1)(2)	$2.08	$2.15	$2.89	$2.36	$2.71
Weighted average common shares outstanding (basic)	43,379,038	39,027,450	40,045,208	36,972,972	37,609,723
Weighted average common shares outstanding (diluted)	43,763,194	39,462,852	40,445,553	37,476,120	38,369,067
Common shares outstanding	44,384,706	43,719,203	43,764,056	37,492,775	37,713,903
Balance Sheet Data
Loans and leases held for investment, net before allowance for loan and lease losses(3)	$6,879,446	$6,613,303	$6,684,306	$5,421,258	$4,537,128
Loans and leases held for sale	19,955	7,299	18,005	47,823	64,460
Allowance for credit losses – loans and leases (ACL)	98,860	105,696	101,686	81,924	55,012
Interest-bearing deposits in other banks	375,549	357,640	165,705	117,079	122,684
Investment securities	1,511,845	1,248,988	1,352,380	1,185,125	1,469,005
Assets held for sale	2,676	7,627	4,484	8,673	9,153
Other real estate owned, net	532	1,671	1,200	4,717	2,112
Goodwill and other intangibles	199,443	205,028	203,478	158,887	165,558
Servicing assets	18,945	19,743	19,844	19,172	23,744
Total assets	9,424,316	8,943,368	8,881,967	7,362,941	6,696,172
Total deposits	7,497,887	6,953,690	7,176,999	5,695,121	5,155,047
Total liabilities	8,328,004	8,023,423	7,891,816	6,597,125	5,859,790
Total stockholders’ equity	1,096,312	919,945	990,151	765,816	836,382
Deposits per branch	162,998	144,869	149,521	149,872	117,160
Book value per common share	24.70	21.04	22.62	20.43	21.90
Tangible book value per common share(1)	20.21	16.35	17.98	16.19	17.51

	(Unaudited) As of or for the nine months ended September 30,		As of or for the year ended December 31,
(dollars in thousands, except share and per share data)	2024	2023	2023	2022	2021
Key Ratios and Performance Metrics (unaudited)
Net interest margin	3.95%	4.39%	4.31%	4.00%	3.84%
Cost of deposits	2.65	1.70	1.90	0.36	0.09
Efficiency ratio(4)	52.05	52.96	52.62	54.99	57.42
Adjusted efficiency ratio(1)(4)	51.85	49.96	49.61	54.70	52.14
Non-interest expense to average assets	2.35	2.67	2.60	2.62	2.79
Adjusted non-interest expense to average assets(1)(2)	2.34	2.53	2.46	2.61	2.54
Return on average stockholders’ equity	11.81	12.48	12.50	11.33	11.31
Adjusted return on average stockholders’ equity(1)(2)	11.88	13.54	13.53	11.43	12.77
Return on average assets	1.32	1.34	1.34	1.25	1.40
Adjusted return on average assets(1)(2)	1.32	1.46	1.45	1.26	1.58
Non-interest income to total revenues(1)	14.13	14.61	14.55	17.76	23.90
Pre-tax pre-provision return on average assets(1)	2.05	2.23	2.20	1.97	1.88
Adjusted pre-tax pre-provision return on average assets(1)(2)	2.06	2.38	2.35	1.99	2.13
Return on average tangible common stockholders’ equity(1)	15.19	16.37	16.46	15.15	15.17
Adjusted return on average tangible common stockholders’ equity(1)(2)	15.28	17.72	17.76	15.28	17.04
Non-interest bearing deposits to total deposits	23.07	28.18	26.56	37.55	41.87
Loans and leases held for sale and loans and leases held for investment to total deposits	92.20	95.21	93.39	96.03	89.26
Deposits to total liabilities	90.03	86.67	90.94	86.33	87.97
Asset Quality Ratios
Non-performing loans and leases to total loans and leases held for investment, net before ACL	1.02%	0.79%	0.96%	0.66%	0.51%
ACL to total loans and leases held for investment, net before ACL	1.44	1.60	1.52	1.51	1.21
Net charge-offs to average total loans and leases held for investment	0.48	0.25	0.38	0.16	0.28
Capital Ratios
Common equity to total assets	11.63%	10.29%	11.15%	10.40%	12.33%
Tangible common equity to tangible assets(1)	9.72	8.18	9.06	8.42	10.11
Leverage ratio	11.18	10.75	10.86	10.29	10.89
Common equity tier 1 capital ratio	11.35	10.08	10.35	10.20	11.39
Tier 1 capital ratio	12.39	11.12	11.39	10.85	12.37
Total capital ratio	14.41	13.17	13.38	13.00	14.70

(1)
Represents a non-GAAP financial measure. See ‘‘Reconciliation and Management Explanation of Non- GAAP Financial Measures” for a reconciliation of Byline’s Non-GAAP measures to the most directly comparable GAAP financial measure.
(2)
Calculation excludes impairment charges and merger-related expenses.
(3)
Represents loans and leases, net of acquisition accounting adjustments, unearned deferred fees and costs and initial indirect costs.
(4)
Represents non-interest expense less amortization of intangible assets divided by net interest income and non-interest income.

GAAP RECONCILIATION AND MANAGEMENT
EXPLANATION OF NON-GAAP FINANCIAL MEASURES

Some of the financial measures included in “Selected Historical Consolidated Financial Information for Byline” are not measures of financial performance in accordance with GAAP. Byline’s management uses the non-GAAP financial measures set forth below in its analysis of Byline’s performance:

•
“Adjusted net income” and “adjusted diluted earnings per share” exclude certain significant items, which include impairment charges on assets held for sale and right-of-use asset (which we refer to as ROU), and merger-related expenses adjusted for applicable income tax. Byline’s management believes the significant items are not indicative of or useful to measure Byline’s operating performance on an ongoing basis.
•
“Total revenue” is the combination of net interest income and non-interest income. Byline’s management believes the metric is an important measure of Byline’s operating performance on an ongoing basis.
•
“Adjusted non-interest expense” is non-interest expense excluding certain significant items, which include impairment charges on assets held for sale and ROU, and merger-related expenses.
•
“Adjusted efficiency ratio” is adjusted non-interest expense less amortization of intangible assets divided by net interest income and non-interest income. Management believes the metric is an important measure of Byline’s operating performance on an ongoing basis.
•
“Adjusted non-interest expense to average assets” is adjusted non-interest expense divided by average assets. Byline’s management believes the metric is an important measure of Byline’s operating performance on an ongoing basis.
•
“Adjusted return on average stockholders’ equity” is adjusted net income divided by average stockholders’ equity. Byline’s management believes the metric is an important measure of Byline’s operating performance on an ongoing basis.
•
“Adjusted return on average assets” is adjusted net income divided by average assets. Byline’s management believes the metric is an important measure of Byline’s operating performance on an ongoing basis.
•
“Non-interest income to total revenues” is non-interest income divided by net interest income plus non- interest income. Byline’s management believes that it is standard practice in the industry to present non-interest income as a percentage of total revenue. Accordingly, Byline’s management believes providing these measures may be useful for peer comparison.
•
“Pre-tax pre-provision net income” is pre-tax income plus the provision for credit losses. Byline’s management believes this metric demonstrates income excluding the tax provision or benefit and the provision for credit losses, and enables investors and others to assess Byline’s ability to generate capital to cover credit losses through a credit cycle.
•
“Adjusted pre-tax pre-provision net income” is pre-tax pre-provision net income excluding certain significant items, which include impairment charges on assets held for sale and ROU, and merger-related expenses. Byline’s management believes the metric is an important measure of Byline’s operating performance on an ongoing basis.

•
“Pre-tax pre-provision return on average assets” is pre-tax income plus the provision for credit losses, divided by average assets. Byline’s management believes this ratio demonstrates profitability excluding the tax provision or benefit and excludes the provision for credit losses.
•
“Adjusted pre-tax pre-provision return on average assets” excludes certain significant items, which include impairment charges on assets held for sale and ROU, and merger-related expenses.
•
“Tangible common equity” is defined as total stockholders’ equity reduced by preferred stock, goodwill and core deposit intangibles and other intangible assets. Byline’s management does not consider servicing assets as an intangible asset for purposes of this calculation.
•
“Tangible assets” is defined as total assets reduced by goodwill and core deposit intangibles and other intangible assets. Byline’s management does not consider servicing assets as an intangible asset for purposes of this calculation.
•
“Tangible book value per common share” is calculated as tangible common equity, which is stockholders’ equity reduced by preferred stock, goodwill and core deposit intangibles and other intangible assets, divided by total shares of common stock outstanding. Byline’s management believes this metric is important due to the relative changes in the book value per share exclusive of changes in intangible assets.
•
“Tangible common equity to tangible assets” is calculated as tangible common equity divided by tangible assets, which is total assets reduced by goodwill and core deposit intangibles and other intangible assets. Byline’s management believes this metric is important to investors and analysts interested in relative changes in the ratio of total stockholders’ equity to total assets, each exclusive of changes in intangible assets.
•
“Tangible net income available to common stockholders” is net income available to common stockholders excluding after-tax intangible asset amortization.
•
“Adjusted tangible net income available to common stockholders” is tangible net income available to common stockholders excluding certain significant items. Byline’s management believes the metric is an important measure of Byline’s operating performance on an ongoing basis.
•
“Return on average tangible common stockholders’ equity” is tangible net income available to common stockholders divided by average tangible common stockholders’ equity. Byline’s management believes the metric is an important measure of Byline’s operating performance on an ongoing basis.
•
“Adjusted return on average tangible common stockholders’ equity” is adjusted tangible net income available to common stockholders divided by average tangible common stockholders’ equity. Byline’s management believes the metric is an important measure of Byline’s operating performance on an ongoing basis.

Byline believes that these non-GAAP financial measures provide useful information to its management and investors that is supplementary to its financial condition, results of operations and cash flows computed in accordance with GAAP; however, Byline acknowledges that its non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP financial measures that Byline and other companies use. Byline’s management also uses these measures for peer comparison.

The following reconciliation tables provide a more detailed analysis of the non-GAAP financial measures discussed herein:

	(Unaudited)
	As of or for the nine months ended September 30,		As of or for the year ended December 31,
(dollars in thousands, except share and per share data)	2024	2023	2023	2022	2021
Net income and earnings per share excluding significant items
Reported Net Income	$90,439	$78,274	$107,878	$87,954	$92,785
Significant items:
Impairment charges on assets held for sale and ROU asset	194	414	2,395	372	16,430
Merger-related expense	411	8,187	9,222	538	—
Tax benefit on significant items	(84)	(1,903)	(2,696)	(118)	(4,462)
Adjusted net income	$90,960	$84,972	$116,799	$88,746	$104,753
Reported Diluted Earnings per Share	$2.07	$1.98	$2.67	$2.34	$2.40
Significant items:
Impairment charges on assets held for sale and ROU asset	—	0.10	0.06	0.01	0.43
Merger-related expense	0.10	0.21	0.23	0.01	—
Tax benefit on significant items	—	(0.05)	(0.07)	—	(0.12)
Adjusted Diluted Earnings per Share	$2.08	$2.15	$2.89	$2.36	$2.71
Adjusted non-interest expense:
Non-interest expense	$161,346	$156,019	$209,603	$184,082	$185,455
Less significant items:
Impairment charges on assets held for sale and ROU asset	194	414	2,395	372	16,430
Merger-related expense	411	8,187	9,222	538	—
Adjusted non-interest expense	$160,741	$147,418	$197,986	$183,172	$169,025
Adjusted non-interest expense excluding amortization of intangible assets:
Adjusted non-interest expense	$160,741	$147,418	$197,986	$183,172	$169,025
Less: Amortization of intangible assets	4,035	4,461	6,011	6,671	7,073
Adjusted non-interest expense excluding amortization of intangible assets	$156,706	$142,957	$191,975	$176,501	$161,952
Pre-tax pre-provision net income:
Pre-tax income	$120,715	$105,711	$145,680	$114,683	$124,212
Add: Provision for credit losses	20,163	24,418	31,653	23,879	973
Pre-tax pre-provision net income	$140,878	$130,129	$177,333	$138,562	$125,185
Adjusted pre-tax pre-provision net income:
Pre-tax pre-provision net income	$140,878	$130,129	$177,333	$138,562	$125,185
Impairment charges on assets held for sale and ROU asset	194	414	2,395	372	16,430
Merger-related expense	411	8,187	9,222	538	—
Adjusted pre-tax pre-provision net income	$141,483	$138,730	$188,950	$139,472	$141,615
Total revenues:
Net interest income	$259,522	$244,336	$330,621	$265,330	$236,387
Add: Non-interest income	42,702	41,812	56,315	57,314	74,253
Total revenues	$302,224	$286,148	$386,936	$322,644	$310,640
Tangible common stockholders’ equity:
Total stockholders’ equity	$1,096,312	$919,945	$990,151	$765,816	$836,382
Less: Preferred stock	—	—	—	—	10,438
Less: Goodwill	181,705	181,705	181,705	148,353	148,353
Less: Core deposit intangibles and other intangibles	17,738	23,323	21,773	10,534	17,205
Tangible common stockholders’ equity	$896,869	$714,917	$786,673	$606,929	$660,386

	(Unaudited)
	As of or for the nine months ended September 30,		As of or for the year ended December 31,
(dollars in thousands, except share and per share data)	2024	2023	2023	2022	2021
Tangible assets:
Total assets	$9,424,316	$8,943,368	$8,881,967	$7,362,941	$6,696,172
Less: Goodwill	181,705	181,705	181,705	148,353	148,353
Less: Core deposit intangibles and other intangibles	17,738	23,323	21,773	10,534	17,205
Tangible assets	$9,224,873	$8,738,340	$8,678,489	$7,204,054	$6,530,614
Average tangible common equity:
Average total stockholders’ equity	$1,022,548	$838,792	$863,092	$776,225	$820,017
Less: Average preferred stock	—	—	—	2,459	10,438
Less: Average goodwill	181,705	158,685	164,487	148,353	148,353
Less: Average core deposit intangibles and other intangibles	19,721	14,121	16,230	13,850	20,689
Average tangible common stockholders’ equity	$821,122	$665,986	$682,375	$611,563	$640,537
Average tangible assets:
Average total assets	$9,182,543	$7,799,187	$8,048,331	$7,018,779	$6,642,131
Less: Average goodwill	181,705	158,685	164,487	148,353	148,353
Less: Average core deposit intangibles and other intangibles	19,721	14,121	16,230	13,850	20,689
Average tangible assets	$8,981,117	$7,626,381	$7,867,614	$6,856,576	$6,473,089
Tangible net income available to common stockholders:
Income available to common stockholders	$90,439	$78,274	$107,878	$87,758	$92,002
Add: After-tax intangible asset amortization	2,959	3,270	4,408	4,890	5,147
Tangible net income available to common stockholders	$93,398	$81,544	$112,286	$92,648	$97,149
Adjusted tangible net income available to common stockholders
Tangible net income available to common stockholders	$93,398	$81,544	$112,286	$92,648	$97,149
Impairment charges on assets held for sale and ROU asset	194	414	2,395	372	16,430
Merger-related expense	411	8,187	9,222	538	—
Tax benefit on significant items	(84)	(1,903)	(2,696)	(118)	(4,462)
Adjusted tangible net income available to common stockholders	$93,919	$88,242	$121,207	$93,440	$109,117
Pre-tax pre-provision return on average assets:
Pre-tax pre-provision net income	$140,878	$130,129	$177,333	$138,562	$125,185
Total average assets	9,182,543	7,799,187	8,048,331	7,018,779	6,642,131
Pre-tax pre-provision return on average assets	2.05%	2.23%	2.20%	1.97%	1.88%
Adjusted pre-tax pre-provision return on average assets:
Adjusted pre-tax pre-provision net income	$141,483	$138,730	$188,950	$139,472	$141,615
Total average assets	9,182,543	7,799,187	8,048,331	7,018,779	6,642,131
Adjusted Pre-tax pre-provision return on average assets	2.06%	2.38%	2.35%	1.99%	2.13%

	(Unaudited)
	As of or for the nine months ended September 30,		As of or for the year ended December 31,
(dollars in thousands, except share and per share data)	2024	2023	2023	2022	2021
Non-interest income to total revenues:
Non-interest income	$42,702	$41,812	$56,315	$57,314	$74,253
Total revenues	302,224	286,148	386,936	322,644	310,640
Non-interest income to total revenues	1.13%	14.61%	14.55%	17.76%	23.90%
Adjusted non-interest expense to average assets:
Adjusted non-interest expense	$160,741	$147,418	$197,986	$183,172	$169,025
Total average assets	9,182,543	7,799,187	8,048,331	7,018,779	6,642,131
Adjusted non-interest expense to average assets	2.34%	2.53%	2.46%	2.61%	2.54%
Adjusted efficiency ratio:
Adjusted non-interest expense excluding amortization of intangible assets	$156,706	$142,957	$191,975	$176,501	$161,952
Total revenues	302,224	286,148	386,936	322,644	310,640
Adjusted efficiency ratio	51.85%	49.96%	49.61%	54.70%	52.14%
Adjusted return on average assets:
Adjusted net income	$90,960	$84,972	$116,799	$88,746	$104,753
Average total assets	9,182,543	7,799,187	8,048,331	7,018,779	6,642,131
Adjusted return on average assets	1.32%	1.46%	1.45%	1.26%	1.58%
Adjusted return on average stockholders’ equity:
Adjusted net income	$90,960	$84,972	$116,799	$88,746	$104,753
Average stockholders’ equity	1,022,548	838,792	863,092	776,225	820,017
Adjusted return on average stockholders’ equity	11.88%	13.54%	13.53%	11.43%	12.77%
Tangible common equity to tangible assets:
Tangible common equity	$896,869	$714,917	$786,673	$606,929	$660,386
Tangible assets	9,224,873	8,738,340	8,678,489	7,204,054	6,530,614
Tangible common equity to tangible assets	9.72%	8.18%	9.06%	8.42%	10.11%
Return on average tangible common stockholders’ equity:
Tangible net income available to common stockholders	$93,398	$81,544	$112,286	$92,648	$97,149
Average tangible common stockholders’ equity	821,122	665,986	682,375	611,563	640,537
Return on average tangible common stockholders’ equity	15.19%	16.37%	16.46%	15.15%	15.17%
Adjusted return on average tangible common stockholders’ equity:
Adjusted tangible net income available to common stockholders	$93,919	$88,242	$121,207	$93,440	$109,117
Average tangible common stockholders’ equity	821,122	665,986	682,375	611,563	640,537
Adjusted return on average tangible common stockholders’ equity	15.28%	17.72%	17.76%	15.28%	17.04%
Tangible book value per share:
Tangible common equity	$896,869	$714,917	$786,673	$606,929	$660,386
Common shares outstanding	44,384,706	43,719,203	43,764,056	37,492,775	37,713,903
Tangible book value per share	$20.21	$16.35	$17.98	$16.19	$17.51

COMPARATIVE MARKET INFORMATION

Byline Information

Byline common stock is traded on the NYSE under the symbol “BY”.

The following table sets forth the closing sale price per share of Byline common stock on September 27, 2024, the trading day prior to the day on which the public announcement of the signing of the merger agreement was made, and on [ ], 2024, the latest practicable date before the date of this proxy statement/ prospectus. The following table also includes the equivalent market value per share of First Security common stock on September 27, 2024 and [ ], 2024, based on 674,012 shares of First Security common stock outstanding as of such dates, determined with an exchange ratio of 2.1794.

	Byline Common Stock		Equivalent Market Value per First Security Common Share(1)
September 27, 2004		$26.16		$57.01
[ ], 2024	$	[ ]	$	[ ]

(1)
The information presented does not reflect the actual value of the merger consideration that will be received by holders of First Security common stock in the merger. The exchange ratio is fixed (subject to potential adjustment, as described in “Description of the Merger Agreement — Merger Consideration”) and therefore the value of the merger consideration at the closing of the merger will be based on the price of Byline common stock on the date the merger is completed. The information presented above solely illustrates the implied value of the merger consideration based on the share price of Byline common stock on the dates set forth above. You should obtain current price quotations for Byline common stock.

First Security Information

There is no established public trading market for shares of First Security common stock and no broker makes a market in the stock.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/ prospectus, including the matters addressed under the caption entitled “Cautionary Statement Regarding Forward-Looking Statements,” and in “Item 1A. Risk Factors” in Byline’s Annual Report on Form 10-K for the year ended December 31, 2023, First Security stockholders should carefully consider the following factors in deciding whether to vote for First Security’s proposals. Please see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Risks Related to the Merger and Byline’s and

First Security’s Businesses upon Completion of the Merger

The value of the merger consideration will fluctuate based on the trading price of Byline common stock, therefore First Security stockholders cannot be certain of the market value of the merger consideration they will receive.

The number of shares of Byline common stock to be issued in the merger will not automatically adjust based on the trading price of Byline common stock, and the market value of those shares at the effective time may vary significantly from the current price of Byline common stock or the price of Byline common stock at the time of the special meeting. Accordingly, at the time of the special meeting, First Security stockholders will not know or be able to calculate the market value of the shares of Byline common stock they might receive upon the completion of the merger.

The market price of Byline common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding Byline’s operations or business prospects, including market sentiment regarding Byline’s entry into the merger agreement. These risks may be affected by, among other things:

•
operating results that vary from the expectations of Byline’s management or of securities analysts and investors;
•
operating and securities price performance of companies that investors consider to be comparable to Byline;
•
announcements of strategic developments, acquisitions, dispositions, financings, and other material events by Byline or its competitors; and
•
changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Stock price changes may also result from a variety of other factors, many of which are outside of the control of Byline and First Security, including changes in the business, operations or prospects of Byline or First Security, regulatory considerations, and general business, market, industry or economic conditions. For more information, see “Description of the Merger Agreement — Merger Consideration” and “Description of the Merger Agreement — Termination.”

The merger consideration may be adjusted only under certain limited circumstances as set forth in the merger agreement. In the event that First Security realizes certain recoveries on identified loans sold by it or First Security Bank prior to closing, provided that First Security’s closing tangible common equity is equal to or greater than the minimum required as set forth in the merger agreement, then the aggregate merger consideration will be increased as set forth in the merger agreement.

The market price of Byline common stock after the merger may be affected by factors different from those affecting the shares of First Security or Byline currently.

Upon completion of the merger, holders of First Security common stock will become holders of Byline common stock. Byline’s business differs from that of First Security. Accordingly, the results of operations of the combined company, and the market price of Byline common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Byline and First Security. For a discussion of the business and market of each of Byline and First Security and of some important factors to consider in connection with the business of each of Byline and First Security, please see “Information About the Companies.”

First Security stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Upon the completion of the merger, each former First Security stockholder will have a percentage ownership of Byline that is smaller than such stockholder’s current percentage ownership of First Security. Based on the number of issued and outstanding shares of Byline common stock and First Security common stock on [ ], 2024, and assuming no adjustment in the number of shares of Byline common stock to be issued as merger consideration pursuant to the merger agreement, stockholders of First Security, as a group, will receive shares in the merger constituting approximately [ ]% of Byline common stock expected to be outstanding immediately after the merger (without giving effect to any Byline common stock held by First Security stockholders prior to the merger). As a result, First Security stockholders, as a group, will have less influence on the board of directors, management and policies of Byline following the merger than they now have on the board of directors, management and policies of First Security.

Byline may fail to realize the anticipated benefits of the merger.

Byline and First Security have operated independently and will continue to do so until the completion of the merger. The success of the merger, including anticipated benefits and cost savings, will depend on, among other things, Byline’s ability to successfully combine the businesses of Byline and First Security, including by minimizing any disruptions to the existing customer relationships and business functions of Byline or First Security, and avoiding any inconsistencies in standards, controls, procedures and policies. If Byline is not able successfully to achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on Byline’s business, financial condition, operating results and prospects.

Among the factors considered by the boards of directors of each of Byline and First Security in connection with their respective approvals of the merger agreement were the anticipated benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all. To review the reasons for the merger in more detail, see “The Merger — Recommendation of the First Security Board of Directors and First Security’s Reasons for the Merger.”

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from bank regulatory agencies and other governmental authorities. In deciding whether to grant regulatory approval, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. An adverse condition or development in either party’s regulatory standing or other factors could prevent or delay the receipt of one or more of the required regulatory approvals. Even if granted, the terms and conditions of the approvals may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. Despite the parties’ commitments to use their reasonable best efforts to obtain regulatory approvals, under the terms of the merger agreement, Byline and First Security will not be required to complete the merger if any such approval imposes a burdensome condition. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were completed successfully within the expected timeframe. Additionally, the completion of the merger is subject to the satisfaction or waiver of certain other closing conditions, including the absence of certain orders, injunctions or decrees by any governmental authority that would prohibit or make illegal the completion of the merger. Please see the section entitled “Description of the Merger Agreement — Conditions to Consummation of the Merger.”

Because of the closing conditions in the merger agreement and the ability of either Byline or First Security to terminate the merger agreement in specific instances, there can be no assurance when or if the merger will be completed.

The merger agreement is subject to a number of conditions that must be satisfied or waived to complete the merger. Those conditions include, among other things, (i) the accuracy of the other party’s representations and warranties, subject to certain materiality standards, including the accuracy of the other party’s representation and warranty of the absence of a material adverse effect on the other party since December 31, 2023, (ii) the other party’s performance in all material respects of its obligations under the merger agreement, (iii) the adoption of the merger agreement and the transactions contemplated thereby by First Security stockholders, (iv) the absence of any proceeding in connection with, or that could prevent, delay, make illegal or interfere with, any of the transactions contemplated by the merger agreement, (v) the receipt of required regulatory approvals, including the approval of certain federal and state banking agencies, (vi) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (vii) the receipt by each party of an opinion from such party’s counsel to the effect that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (viii) the approval for listing on the NYSE of the shares of Byline common stock issuable in the merger.

In addition, Byline’s obligation to complete the merger is subject to appraisal rights having been exercised by the holders of no more than five percent of First Security common stock, receipt by First Security of certain third party consents and the delivery to Byline from First Security of the certificate or certificates representing the shares of common stock of First Security Bank held by First Security. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the required First Security stockholder approval, or Byline or First Security may elect to terminate the merger agreement in certain other circumstances. Please see the section entitled “Description of the Merger Agreement — Termination.”

Termination of the merger agreement could negatively affect First Security.

If the merger agreement is terminated there may be various adverse consequences to First Security. For example, First Security’s business may have been adversely affected by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. In addition, if the merger agreement is terminated and the First Security board seeks another merger or business combination, First Security stockholders cannot be certain that First Security will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Byline has agreed to provide in the merger, or that such other merger or business combination will be completed. Additionally, if the merger agreement is terminated, under certain circumstances First Security may be required to pay Byline a termination fee of $1,653,000. Please see the section entitled “Description of the Merger Agreement — Termination Fee.”

First Security directors and executive officers have interests in the merger different from or in addition to the interests of First Security stockholders generally.

The interests of some of the directors and executive officers of First Security may be different from those of First Security stockholders generally. While the First Security board knew about and considered these interests when making its decision to approve the merger agreement and in recommending that First Security stockholders vote in favor of adopting the merger agreement, First Security stockholders should consider these interests when determining whether to vote to adopt the merger agreement. Please see the section entitled “The Merger — Interests of First Security Directors and Executive Officers in the Merger.”

The merger agreement contains provisions that may discourage other companies from trying to acquire First Security for greater merger consideration.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to First Security that might result in greater value to First Security stockholders than the merger with Byline or may result in a potential competing acquirer proposing to pay a lower per share price to acquire First Security than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on First Security from soliciting, or entering into discussions with any third party regarding, any acquisition proposal or offers for competing transactions, subject to certain exceptions relating to the exercise of fiduciary duties by the First Security board. In addition, First Security may be required to pay Byline a termination fee of $1,653,000 upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. Please see the sections entitled “Description of the Merger Agreement — Termination” and “Description of the Merger Agreement — Termination Fee.”

First Security stockholders have appraisal rights in the merger.

If the merger proposal is approved by First Security stockholders, First Security stockholders who do not vote in favor of the approval of the merger proposal and who properly demand payment of fair cash value of their shares of First Security common stock will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. However, Byline’s obligation to consummate the merger is subject to the condition that the holders of no more than five percent in the aggregate of the outstanding shares of First Security common stock elect to exercise their appraisal rights. Neither First Security nor Byline can predict the number of First Security stockholders who will seek payment of fair cash value of their shares. As a result, if the holders of more than five percent in the aggregate of the outstanding shares of First Security common stock elect to exercise their appraisal rights, the merger may not be completed.

The opinion of First Security’s financial advisor delivered to the First Security board prior to the signing of the merger agreement does not reflect changes in circumstances between the date of the opinion and the completion of the merger.

On September 30, 2024, the First Security board received an opinion from D.A. Davidson, its financial advisor, as to the fairness, as of such date, from a financial point of view, to the holders of First Security’s outstanding common stock of the exchange ratio to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion. D.A. Davidson’s written opinion was delivered to the First Security board on September 30, 2024. Changes in the operations and prospects of First Security or Byline may significantly alter the value of First Security or the price of Byline common stock by the time the merger is completed. The opinion does not speak as of the date of this proxy statement/prospectus or the time the merger will be completed or as of any date other than the date of such opinion.

For a description of the opinion that First Security received from its financial advisor, please refer to the section entitled “The Merger — Opinion of First Security’s Financial Advisor.” A copy of D.A. Davidson’s opinion is also attached to this proxy statement/prospectus as Appendix C.

Byline and First Security will incur transaction and integration costs in connection with the merger.

Each of Byline and First Security has incurred and expects that it will incur nonrecurring costs in connection with consummating the merger. In addition, Byline will incur integration costs following the completion of the merger, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled “— Byline may fail to realize the anticipated benefits of the merger.” Byline and First Security may also incur additional costs to maintain employee morale and to retain key employees. Byline and First Security will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. If the merger is not completed, Byline and First Security would have to recognize these expenses without realizing the expected benefits of the merger.

The shares of Byline common stock to be received by First Security stockholders in the merger will have different rights from the shares of First Security common stock.

Upon completion of the merger, First Security stockholders will receive merger consideration consisting of Byline common stock and, accordingly, will become Byline stockholders. As such, their rights as Byline stockholders will be governed by the DGCL and Byline’s certificate of incorporation and bylaws. The rights associated with First Security common stock are different from the rights associated with Byline common stock. Please see the section entitled “Comparison of Stockholders’ Rights” for a discussion of the different rights associated with Byline common stock.

There is no assurance that Byline will continue paying dividends at the current rate.

Byline’s board of directors has adopted a current dividend practice for the payment of a quarterly cash dividend. This practice can be changed at any time at the discretion of the Byline board of directors, and Byline’s common stockholders have no contractual or other legal right to dividends. In addition, the other risk factors described in this section could materially reduce the cash available from operations of Byline following the merger, and these outcomes could cause capital not to be available when needed in an amount sufficient to support Byline’s current dividend practice. The amount of dividends that Byline may distribute is also subject to restrictions under applicable state law and applicable bank regulatory provisions. If Byline’s board of directors were to adopt a change to Byline’s current dividend practice that resulted in a reduction in the amount of dividends, such change could have a material and adverse effect on the market price of Byline’s common stock.

First Security and Byline will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on First Security and Byline and, consequently, the surviving corporation. These uncertainties may impair First Security’s and Byline’s ability to attract, retain, and motivate key personnel until the merger is completed, and could cause customers and others that deal with First Security or Byline to change existing business relationships with First Security or Byline, respectively. Retention of certain employees by First Security may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with First Security and, ultimately, Byline, the combined company’s business could be harmed. In addition, subject to certain exceptions, First Security has agreed to operate its business in the ordinary course and use commercially reasonable efforts to preserve its business organization, employees and business relationships prior to closing. First Security has also agreed not to take certain extraordinary actions while the merger is pending.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains certain forward-looking information about Byline, First Security, and the combined corporation after the close of the merger, the anticipated benefits and related expenses to be incurred in connection with the merger and the integration of the companies’ businesses, as well as certain information about the businesses and strategies of Byline and First Security that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements and forward looking statements can be identified by use of the words such as “anticipates,” “believes,” “expects,” “can,” “could,” “may,” “predicts,” “potential,” “opportunity,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “seeks,” “intends” and similar words or phrases, as well as the negatives of such words and phrases. Such statements involve inherent risks, uncertainties and contingencies, many of which are difficult to predict and are generally beyond the control of Byline, First Security and the combined corporation. Readers are cautioned that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by Byline with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to:

•
the possibility that any of the anticipated benefits of the proposed transaction between Byline and First Security will not be realized or will not be realized within the expected time period;
•
the risk that integration of the operations of First Security with Byline will be materially delayed or will be more costly or difficult than expected;
•
deposit attrition, customer loss or revenue loss following the merger may occur or be greater than expected;
•
the inability to complete the proposed transaction due to the failure to obtain the First Security stockholder approval;
•
the failure to satisfy other conditions to completion of the proposed transaction, including receipt of required regulatory and other approvals;
•
the failure of the proposed transaction to close for any other reason;
•
the effect of the announcement of the proposed transaction on customer relationships and operating results;
•
the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•
the potential risk of diverting management attention and resources from the operation of Byline’s business towards the completion of the merger and other integration efforts;
•
risks related to Byline’s acquisition strategy, including its ability to identify suitable acquisition candidates, exposure to potential asset and credit quality risks and unknown or contingent liabilities, the time and costs of integrating systems, procedures and personnel, the need for capital to finance such transactions, and possible failures in realizing the anticipated benefits from acquisitions;
•
business and economic conditions, particularly those affecting the financial services industry and those in the market areas of Byline and First Security;

•
the ability of Byline and First Security to successfully manage their respective credit risks and the sufficiency of their respective allowances for credit losses;
•
factors that can affect the performance of Byline and First Security’s respective loan portfolios, including real estate values and liquidity in primary market areas, the financial health of commercial borrowers and the success of construction projects that they finance, including any loans acquired in acquisition transactions;
•
compliance with governmental and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and others relating to banking, consumer protection, securities and tax matters, and the ability to maintain licenses required in connection with SBA and other government lending programs;
•
legislative and regulatory changes;
•
the ability to identify and address cyber-security risks, fraud and systems errors;
•
the ability of Byline to effectively execute its strategic plan and manage its growth;
•
the effects of the accounting treatment for loans acquired in connection with acquisitions;
•
changes in the senior management team and the ability to attract, motivate and retain qualified personnel;
•
monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury, referred to as the Treasury, and the Federal Reserve, and changes in market interest rates;
•
liquidity issues, including fluctuations in the fair value and liquidity of the securities available for sale and the ability to raise additional capital, if necessary;
•
effects of competition from a wide variety of local, regional, national and other providers of financial, banking, investment and insurance services and demand for financial services in the market areas of Byline and First Security;
•
changes in federal or state tax law or policy;
•
the quality or composition of Byline’s and First Security’s loan or investment portfolios and the valuation of those portfolios;
•
demand for loan products and deposit flows; and
•
accounting principles, policies and guidelines.

All forward-looking statements included in this proxy statement/prospectus are based on information available at the time of the proxy statement/prospectus. Projected or estimated numbers are used for illustrative purposes only and are not forecasts, and actual results may differ materially. A number of important factors could cause actual results to differ materially from those indicated in these forward-looking statements, including those factors identified in “Risk Factors” in “Item 1A. Risk Factors” of Byline’s 2023 Annual Report on Form 10-K, which is incorporated by reference herein, as such factors may be updated from time to time in Byline’s filings with the SEC.

Byline and First Security are under no obligation to (and expressly disclaim any such obligation to) update or alter these forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

FIRST SECURITY SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place

The special meeting will be held at [ ] [a.m./p.m.], Central Time, on [ ], [ ], virtually only at [ ]. On or about [ ], First Security commenced mailing of this proxy statement/prospectus and the accompanying proxy card to its stockholders entitled to vote at the special meeting.

Purpose of the Special Meeting

At the special meeting, First Security stockholders will be asked to consider and vote upon the following proposals:

•
Merger Proposal. To approve the merger of First Security with and into Byline, with Byline as the surviving corporation, pursuant to the merger agreement, dated as of September 30, 2024, by and between Byline and First Security, as such agreement may be amended from time to time, a copy of which is attached as Appendix A to this proxy statement/prospectus; and
•
Adjournment Proposal. To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

First Security stockholder approval is required to complete the merger. First Security does not intend to transact any business at the special meeting other than as listed above.

Recommendation of the First Security Board of Directors

After careful consideration, the First Security board has unanimously approved the merger agreement, the merger and the other transactions contemplated thereby, and unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are fair to and in the best interests of First Security and its stockholders.

The First Security board recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal. Please see the section entitled “The Merger — Recommendation of the First Security Board of Directors and First Security’s Reasons for the Merger.”

Record Date and Quorum

The First Security board has fixed the close of business on [ ] as the record date for determining the holders of shares of First Security common stock entitled to receive notice of and to vote at the special meeting.

As of the close of business on the record date, there were [674,012] shares of First Security common stock outstanding and entitled to vote at the special meeting held by approximately [31] stockholders of record. Each share of First Security common stock entitles the holder to one vote on each proposal to be considered at the special meeting.

A majority of shares of First Security capital stock issued and outstanding, and entitled to vote, represented in person or by proxy, constitutes a quorum for transacting business at the special meeting.

Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

As of the close of business on the record date, directors and executive officers of First Security owned and were entitled to vote [303,811] shares of First Security common stock, representing approximately [45.07]% of the shares of First Security common stock outstanding on that date. As of the close of business on the record date, Byline beneficially held [no] shares of First Security common stock.

Arthur Wirtz III, a director of First Security, and Daniel R. Wirtz, First Security’s Chairman and President, entered into a voting agreement with Byline solely in their capacities as record and beneficial holders of First Security common stock. Under this agreement, Mr. Arthur Wirtz and Mr. Daniel Wirtz have agreed, subject to certain exceptions, to vote their shares of First Security common stock: (a) in favor of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger; (b) against any action or agreement which would result in a breach of any term of, or any other obligation of First Security under, the merger agreement or which is reasonably likely to result in any conditions to Byline’s obligations under the merger agreement not being fulfilled; and (c) against any action or agreement which would impede or materially delay or interfere with the transactions contemplated by the merger agreement. The [303,811] shares of First Security common stock subject to the voting agreement represented approximately [45.07]% of First Security’s outstanding shares of common stock as of [ ], the record date for the special meeting. The voting obligations under the voting agreement will automatically terminate upon the earlier of (a) the effective time and (b) the date of termination of the merger agreement in accordance with its terms.

Required Vote

•
Merger Proposal: Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of First Security common stock entitled to vote at the special meeting.
•
Adjournment Proposal: The adjournment proposal requires the affirmative vote of the majority of the shares of First Security common stock duly voted on the adjournment proposal at the special meeting.

Treatment of Abstentions; Failure to Vote

For purposes of the special meeting, an abstention occurs when a First Security stockholder attends the special meeting, either in person or by proxy, but abstains from voting.

Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

•
For the merger proposal, if a First Security stockholder present in person at the special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” the proposal. If a First Security stockholder is not present in person at the special meeting and does not respond by proxy, it will also have the same effect as a vote “AGAINST” the merger proposal.
•
The adjournment proposal requires the affirmative vote of the majority of the shares of First Security common stock duly voted on the adjournment proposal at the special meeting. Accordingly, for purposes of the adjournment proposal, abstentions will not affect the outcome, as they will not be counted as shares duly voted on the adjournment proposal at the special meeting.

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a stockholder authorizes the persons named in the proxy to vote such holder’s shares at the special meeting in the manner such holder directs. A First Security stockholder may vote by proxy or in person at the special meeting.

If your shares of First Security common stock are registered directly in your name, you are considered the stockholder of record with respect to these shares. If you hold your shares in your name as a stockholder of record, you may submit your proxy before the special meeting by mail. You must complete, sign, date and return the proxy card in the provided postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

You may also cast your vote live at the virtual special meeting. Please see “— Attending the Special Meeting and Voting in Person” below for further information.

First Security requests that First Security stockholders vote by completing, dating and signing the accompanying proxy and returning it to First Security as soon as possible in the provided postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of First Security common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card.

If you hold your shares of First Security common stock in your name as a stockholder of record as of the record date, and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of First Security common stock represented by the proxy will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.

Every stockholder’s vote is important. Accordingly, each First Security stockholder should promptly submit a proxy, whether or not the stockholder plans to attend the special meeting.

If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card that you receive.

Revocability of Proxies and Changes to a Stockholder’s Vote

You may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of three ways:

•
first, by sending a notice of revocation stating that you would like to revoke your proxy;
•
second, by sending a completed proxy card bearing a later date than your original proxy card; or
•
third, by attending the virtual special meeting and voting live. Attendance at the virtual special meeting will not in itself constitute the revocation of a proxy.

If you are a First Security stockholder of record as of the record date and you choose to send a written notice of revocation or to mail a new proxy card, you must submit your notice of revocation or your new proxy to:

First Security Bancorp, Inc.

Attn: Wade Wacholz
7315 W. Grand Avenue
Elmwood Park, IL 60707
(312) 475-6419

Attending the Special Meeting and Voting Live

The special meeting will be held at [ ] [a.m./p.m.], Central Time, on [ ], [ ], virtually only at [ ]. All First Security stockholders as of the close of business on the record date, or their duly appointed proxies, may attend the special meeting.

Any representative of a stockholder who wishes to attend the special meeting must present acceptable documentation evidencing their authority, acceptable evidence of ownership by the holder of shares of First Security common stock and an acceptable form of identification.

Appraisal Rights

In connection with the merger, First Security stockholders will have the opportunity to exercise appraisal rights in accordance with the procedures set forth in Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached to this proxy statement/prospectus as Appendix B. A dissenting stockholder who does not vote in favor of the merger proposal and who gives notice in writing to First Security at or prior to the special meeting that such holder dissents from the merger and who follows the other required procedures may receive cash in an amount equal to the fair value of their shares of First Security common stock, as determined in accordance with the applicable provisions of the DGCL, in lieu of the merger consideration provided for under the merger agreement. For additional details and information on how to exercise your appraisal rights, please refer to the section entitled “The Merger — Appraisal Rights” and Appendix B to this proxy statement/prospectus. Failure to follow all of the steps required under Section 262 of the DGCL will result in the loss of your appraisal rights.

Solicitation of Proxies

First Security is soliciting proxies for the special meeting from First Security stockholders on behalf of its board of directors. First Security will bear all of the costs of the proxy solicitation for the special meeting, including the costs of preparing, printing and mailing this proxy statement/prospectus to its stockholders. In addition to solicitations by mail, First Security’s directors, officers and employees may solicit proxies in person or by telephone, email or other electronic methods without additional compensation.

No Other Matters

First Security stockholder approval is required to complete the merger. First Security does not intend to transact any business at the special meeting other than as listed above.

Questions and Additional Information

If you have any questions or need assistance in voting your shares, please call Wade Wacholz at (312) 475-6419.

INFORMATION ABOUT THE COMPANIES

Byline Bancorp, Inc.

Byline is a bank holding company incorporated in the State of Delaware and headquartered in Chicago, Illinois. Byline’s wholly-owned banking subsidiary, Byline Bank, an Illinois state-chartered bank, is a full service commercial bank, and has been a part of the Chicago banking community for over 100 years. Byline Bank offers a broad range of banking products and services to small and medium sized businesses, commercial real estate and financial sponsors and to consumers who generally live or work near its branches. Byline also offers online account opening to consumer and business customers through its website and provide trust and wealth management services to its customers. In addition to its traditional commercial banking business, Byline provides small ticket equipment leasing solutions through Byline Financial Group, a wholly-owned subsidiary of Byline Bank, headquartered in Bannockburn, Illinois, with sales offices in Illinois, and sales representatives in Illinois, Michigan, New Jersey, and New York. Byline also participate in U.S. government guaranteed lending programs and originate U.S. government guaranteed loans. Byline Bank is a leading originator of SBA loans and was the second most active 7(a) and 504 lender in Illinois for the quarter ended June 30, 2024.

As of September 30, 2024, Byline had consolidated total assets of $9.4 billion, total gross loans and leases outstanding of $6.9 billion, total deposits of $7.5 billion, and total stockholders’ equity of $1.1 billion.

Principal Offices and Additional Information

Byline’s principal executive office is located at 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601. Byline’s telephone number is (773) 244-7000, and Byline’s website address is www.bylinebancorp.com. Information on Byline’s website is not a part of this proxy statement/prospectus and is not incorporated herein. Byline common stock is traded on the NYSE under the ticker symbol “BY”.

Additional information about Byline and its subsidiaries may be found in the documents incorporated by reference into this proxy statement/prospectus. Please also see the section entitled “Where You Can Find More Information.”

First Security Bancorp, Inc.

First Security is a one bank holding company headquartered in Elmwood Park, Illinois founded in 1993. First Security is incorporated under the laws of the State of Delaware. First Security is engaged in the banking business through its wholly-owned banking subsidiary, First Security Trust and Savings Bank, an Illinois state-chartered bank that offers commercial and retail banking services at its sole office in Elmwood Park, Illinois. First Security Bank is principally engaged in the business of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to originate commercial, consumer and mortgage loans.

As of September 30, 2024, First Security Bank had total assets of approximately $361.2 million, total loans of approximately $199.7 million and total deposits of approximately $325.5 million.

Principal Office and Additional Information

First Security’s principal executive office is located at 7315 W. Grand Avenue, Elmwood Park, IL 60707, and its telephone number at that location is (708) 453-3131.

First Security common stock is privately held and is not quoted on any stock exchange or market. First Security has not declared or paid any cash dividends with respect to its common stock in the last three years.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between Byline and First Security. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about Byline or First Security. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Byline and First Security make with the SEC, as described in the section entitled “Where You Can Find More Information.”

Terms of the Merger

Transaction Structure

Byline’s and First Security’s boards of directors have approved the merger agreement and the transactions contemplated thereby. The merger agreement provides that First Security will merge with and into Byline, with Byline as the surviving corporation. Immediately following the merger, First Security Bank, will merge with and into Byline Bank, with Byline Bank as the resulting bank as a wholly-owned subsidiary of Byline.

Merger Consideration

In the merger, each share of First Security common stock outstanding immediately prior to the effective time, other than shares, if any, owned by First Security or Byline (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted), or as to which statutory appraisal rights have been properly exercised and perfected, will be converted into the right to receive the merger consideration consisting of shares of Byline’s common stock equal to the quotient (rounded to the nearest ten-thousandth) obtained by dividing (A) 1,468,942 by (B) the number of shares of First Security common stock issued and outstanding immediately prior to the effective time. Based on the number of outstanding shares of First Security common stock as of the date of this proxy statement/prospectus, we expect that the exchange ratio will be equal to 2.1794. In the event that First Security realizes certain recoveries on identified loans sold by it or First Security Bank prior to closing, provided that First Security’s closing tangible common equity (as calculated pursuant to merger agreement and set forth on First Security’s final closing balance sheet) is equal to or greater than the minimum required as set forth in the merger agreement, then the aggregate merger consideration will be increased as set forth in the merger agreement.

For each fractional share of Byline common stock that would otherwise be issued, Byline will pay cash in an amount equal to the fraction of a share (rounded to the nearest cent) of Byline common stock which the holder would otherwise be entitled to receive multiplied by the Byline closing price. No interest will be paid or accrue on the cash payable to holders in lieu of fractional shares.

The value of the merger consideration will fluctuate with the price of Byline common stock, and the value of the shares of Byline common stock that holders of shares of First Security common stock will receive upon consummation of the merger may be different than the value of the shares of Byline common stock that holders of shares of First Security common stock would receive if calculated on the date Byline and First Security announced the merger, on the date that this proxy statement/prospectus is being mailed to First Security stockholders, or on the date of the special meeting of First Security stockholders.

Based on the closing price of Byline common stock as reported on the NYSE of $26.16 as of September 27, 2024, the trading day prior to the day on which the public announcement of the merger was made, and assuming there are no adjustments to the exchange ratio pursuant to the merger agreement, the implied value of the merger consideration was approximately $57.01 per share of First Security common stock and the implied aggregate transaction value on a fully diluted basis was approximately $38.4 million. Based on the closing price of Byline common stock as reported on the NYSE of $[ ] as of [ ], 2024, the last practicable date before the date of this proxy statement/prospectus, and assuming there are no adjustments to the exchange ratio pursuant to the merger agreement, the implied value of the merger consideration was approximately $[ ] per share of First Security common stock and the implied aggregate transaction value on a fully diluted basis was approximately $[ ] million. We urge you to obtain current market quotations for shares of Byline common stock.

Background of the Merger

The First Security board and First Security’s senior management regularly review and discuss First Security’s business strategy, performance, prospects and operations in the context of the economic environment in Chicago and Illinois more generally, developments in the regulation of financial institutions and the competitive landscape. As part of its strategic planning, the First Security board assesses and evaluates various alternatives for maximizing the value of First Security to its stockholders. Alternatives that are assessed and evaluated include remaining independent or acquiring another financial institution, merging with an institution approximately the same size as First Security or merging with a larger institution. As part of this assessment, the First Security board also evaluates potential headwinds to First Security’s continued success as a stand-alone entity, such as economic risk, the potential for increased regulatory burden imposed on banks, factors limiting earnings expansion and the intense competition and ongoing consolidation in the industry.

Beginning in September 2023, representatives of First Security discussed First Security’s current market position, potential strategic alternatives and the processes associated therewith with representatives from D.A. Davidson. On October 27, 2023, First Security executed an engagement letter with D.A. Davidson to conduct an evaluation of potential strategic transactions and transaction partners available to First Security. Over the next several weeks, representatives of First Security worked with D.A. Davidson to consider and prepare a list of First Security’s desired traits for a potential strategic partner, as well as to assess potential deal terms and structures to maximize value to First Security stockholders. In terms of structure, the First Security board was particularly focused on First Security’s stockholders receiving a sufficient amount of stock consideration for the transaction to be structured as a tax-free reorganization.

Representatives of D.A. Davidson met with representatives of First Security in the fall of 2023 to present an illustrative outline of a transaction process, a financial analysis of potential strategic transaction types and an overview of selection metrics for assessing potential partner institutions. Representatives of First Security engaged in significant discussions with representatives of D.A. Davidson throughout the fall of 2023 with respect to First Security’s conclusions regarding ideal strategic acquiror traits and transaction structure.

In consultation with D.A. Davidson, the First Security board and First Security’s senior management discussed and agreed upon the following desired characteristics of a potential strategic partner:

•
a large, public company with strong financial performance and ability to pay a premium for First Security’s common stock;
•
an acquiror with significant operations and focus on the Chicagoland area;
•
an institution willing to offer liquid stock consideration with attractive financial attributes; and
•
an institution with demonstrated financial and regulatory resources to consummate the transaction and subsequent integration process with minimal business disruption to First Security and its customers.

Based on the foregoing list of desired characteristics of a potential strategic partner, representatives of D.A. Davidson initially identified a number of financial institutions that could be contacted to ascertain their level of interest in acquiring First Security. The First Security board discussed and considered the advantages and disadvantages of the identified financial institutions. After considering various factors, including potential business interruptions, confidentiality risks, staffing issues, negative ramifications for customers and acquiror liquidity and market conditions, the First Security board authorized D.A. Davidson to prepare a confidential information memorandum regarding First Security and to contact, on a confidential basis, eleven of the financial institutions identified.

In November 2023, D.A. Davidson reached out to a number of financial institutions regarding their interest in evaluating a possible strategic transaction with First Security. First Security entered into confidentiality agreements with six financial institutions. Non-disclosure agreements were executed with each of these institutions in December 2023. Byline was one of the organizations that entered into a confidentiality agreement to evaluate a possible strategic transaction at that time. On December 20, 2023, representatives from D.A. Davidson and First Security met with principals from Byline to discuss First Security’s business model and strategic goals with respect to pursuing a potential merger transaction.

In late January 2024, D.A. Davidson made available certain preliminary information regarding First Security and First Security Bank to all of the institutions that executed a confidentiality agreement to evaluate a possible transaction. This preliminary information included a Confidential Information Memorandum and access to a virtual data room which contained certain preliminary diligence files for prospective transaction counterparties to review.

During the ensuing weeks, the institutions that had executed confidentiality agreements conducted preliminary due diligence on First Security and First Security Bank to determine whether to submit a non-binding indication of interest and pursue further negotiations regarding a potential acquisition of First Security. Of the six institutions that executed confidentiality agreements, two institutions, including Byline, expressed interest in presenting a non-binding indication of interest to proceed with a potential strategic transaction. On February 21, 2024, after reviewing such preliminary information, Byline senior executives met with representatives of D.A. Davidson and certain principals of First Security, including First Security’s Chairman Daniel R. Wirtz. This meeting served as an introductory meeting for the parties, and enabled the parties to discuss the drivers and motivations behind a potential transaction as well as to discuss, at a high level, potential terms and conditions of a transaction.

On March 3, 2024, Byline formally requested Stephens Inc. to serve as its exclusive financial advisor to evaluate a possible transaction with First Security. In addition, Byline engaged Vedder Price P.C. to serve as its legal advisor on the transaction. After reviewing the Confidential Information Memorandum and certain other preliminary information regarding First Security and First Security Bank provided as part of the due diligence process, on March 14, 2024, Byline submitted a preliminary indication of interest regarding a possible transaction between First Security and Byline. Following additional discussions with the second potential acquiring institution, that party confirmed that it would not be able to provide an indication of interest within the timeline requested by First Security.

On March 25, 2024, D.A. Davidson met with representatives of the First Security board to evaluate the preliminary indication of interest provided by Byline. D.A. Davidson prepared a summary and analysis of the indication of interest and Byline’s common stock, including price, trading volume, analyst estimates and current dividend yield. The First Security board reviewed this analysis and carefully evaluated the relative advantages and any disadvantages of the proposal. The First Security board discussed the advantages of pursuing a transaction with Byline as a partner, including the consideration being offered, the structure of the proposed transaction, the strong liquidity in Byline’s public trading market, Byline’s geographic footprint and dedication to the Chicagoland area and the belief that Byline’s culture would be a good fit for First Security customers and employees.

After a detailed discussion, the First Security board determined that Byline was an attractive strategic partner and the indication of interest presented by Byline provided high potential long-term value to First Security’s stockholders, while also providing for ongoing continuity of a high level of service to First Security’s customers. The First Security board determined that it was in the best interest of First Security and its stockholders to continue engaging in negotiations with Byline based on the indication of interest.

On April 18, 2024, First Security provided a revised indication of interest containing certain proposed revisions to Byline’s preliminary indication of interest. Between April 18, 2024 and April 30, 2024, representatives of D.A. Davidson and First Security negotiated the terms of the indication of interest with Byline. On April 29, 2024, representatives of D.A. Davidson met with the First Security board to review and further discuss the revised indication of interest and negotiated terms agreed to with Byline. After discussions between the parties and their legal advisors regarding the terms of the indication of interest, on April 30, 2024 the parties entered into a non-binding indication of interest, which included a binding 60 day exclusivity provision.

This final indication of interest provided for, among other things, First Security common stockholders to receive 2.3989 shares of Byline common stock for each share of First Security common stock owned by First Security stockholders. In addition, the indication of interest provided that Byline would redeem First Security’s issued and outstanding shares of Series A-1 Nonvoting Preferred Stock, and that the shares of First Security Bank owned by certain minority shareholders would be cashed out or exchanged for shares of First Security common stock immediately prior to closing of the transaction, such that First Security Bank would be a wholly owned subsidiary of First Security prior to closing.

After executing the final indication of interest, Byline was granted access to additional due diligence materials regarding First Security and First Security Bank. Over the next month, Byline and First Security’s management and transaction teams engaged in continued discussions regarding the possible strategic transaction. The parties also instructed their financial and legal advisors to engage in discussions to further evaluate a transaction and to begin the process of drafting a definitive merger agreement that would incorporate the terms of the final indication of interest as well as other, customary transaction terms.

During June and July of 2024, the parties continued with a comprehensive due diligence process. On June 24, 2024, Byline and First Security agreed to extend the exclusivity period contemplated by the indication of interest through July 31, 2024.

In late July 2024, based on Byline’s comprehensive due diligence findings, particularly related to four loan relationships on First Security’s balance sheet, Byline discussed a downward adjustment to the exchange ratio with First Security and its financial advisor. In addition, Byline also introduced a loan recovery concept as a method for First Security to recover all, or a portion, of the lost consideration through the resolution of these identified credits, if resolved prior to the closing of the potential transaction.

Specifically, on July 24, 2024, Byline proposed a revised exchange ratio of 2.1504 shares of Byline common stock for each share of First Security common stock. In addition, Byline proposed that, in the event that First Security realizes certain recoveries on one or more of the subject loan relationships prior to closing of the proposed transaction, the exchange ratio would be adjusted upward. Byline’s proposal provided that in no event would recoveries on these loan relationships result in the exchange ratio exceeding the original 2.3989 shares of Byline common stock proposed in the indication of interest for each share of First Security common stock.

On July 26, 2024, Byline’s legal counsel, Vedder Price P.C., shared an initial draft of the merger agreement with First Security’s legal counsel, Barack Ferrazzano Kirschbaum & Nagelberg LLP.

Through August and September of 2024, the parties continued to negotiate the material terms of the proposed transaction, including the aforementioned revisions to the exchange ratio. The parties also exchanged drafts of the merger agreement and certain related ancillary documents, including the form of voting agreement, and First Security prepared and distributed a set of disclosure schedules listing certain supplemental information and exceptions to its representations and warranties contained in the merger agreement. The parties negotiated, among other items, the representations and warranties that would be made by First Security and Byline, First Security’s loan recovery amount(s), certain closing requirements, including without limitation, the requirement that First Security’s closing equity equal or exceed a minimum equity level, termination rights, the mechanism to resolve First Security Bank’s minority shareholder interest, and other standard terms and conditions. The parties continued conducting comprehensive due diligence on one another through this period. Representatives of First Security and its advisors reviewed recent publicly available information concerning Byline, and engaged in discussions regarding the financial and regulatory position of Byline as a strategic transaction partner.

In September 2024, pursuant to a confidentiality agreement entered into by First Security with the minority shareholders of First Security Bank, certain principals of First Security engaged with the minority shareholders to negotiate a transaction which would result in First Security owning 100% of the issued and outstanding common stock of First Security Bank.

On or about September 24, 2024, First Security reached an agreement in principle with the minority shareholders of First Security Bank, pursuant to which the minority shareholders of First Security Bank agreed to exchange their shares of First Security Bank common stock, on a one-for-one basis, for shares of First Security common stock.

On September 26, 2024, after further due diligence, Byline removed one impaired credit from the original list of specifically-identified impaired credits against which recovery could generate an upward adjustment to the exchange ratio. In response, Byline revised its proposed exchange ratio of 2.1504 shares of Byline common stock for each share of First Security common stock upward to 2.1794 shares of Byline common stock for each share of First Security common stock, subject to potential upward adjustment based on recoveries with respect to the three remaining identified impaired credits. On that same day, First Security agreed to the revised exchange ratio of 2.1794 shares of Byline common stock for each share of First Security common stock, including the methodology for potential upward adjustment of the exchange ratio.

Over the next several days, the parties and their respective legal and financial advisors finalized the terms of the definitive merger agreement, related disclosure schedules, bank merger agreement and voting agreement.

On September 30, 2024, the Byline board held a meeting to consider the terms of the merger agreement and the proposed acquisition of First Security. At the board meeting, members of the Byline board and members of Byline’s senior management discussed the strategic and business rationale of consummating an acquisition of First Security, and the related merger of First Security Bank with and into Byline Bank, including the factors set forth in more detail in the section titled “— Byline’s Reasons for the Merger.” Members of Byline’s senior management also reported to the Byline board on the results of their due diligence review of First Security and First Security Bank. Also at this meeting, the Byline board reviewed the financial terms of the proposed transaction and other material terms and conditions of the transaction.

Following these discussions with Byline’s senior management, and after further deliberations among members of the Byline board, the Byline board determined that the merger agreement and the transactions contemplated thereby, including, without limitation, the merger of First Security with and into Byline and the merger of First Security Bank with and into Byline Bank, were advisable and in the best interests of Byline and its stockholders, and the directors voted unanimously to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger and the bank merger.

In addition, the board of directors of Byline Bank also met on September 30, 2024 to review and approve the bank merger agreement between Byline Bank and First Security Bank pursuant to which First Security Bank will be merged with and into Byline Bank, with Byline Bank as the resulting bank. The Byline Bank board of directors unanimously approved and adopted the bank merger agreement and the bank merger.

Also on September 30, 2024, the First Security board held a special meeting to consider the proposed merger with Byline, including the exchange ratio to be received by First Security stockholders. Each of First Security’s directors, as well as representatives of D.A. Davidson and Barack Ferrazzano Kirschbaum & Nagelberg LLP, were present at the meeting. At the meeting, representatives of Barack Ferrazzano Kirschbaum & Nagelberg LLP discussed in detail with the First Security board the fiduciary and legal obligations applicable to directors when considering a sale or merger of First Security. They reviewed the merger agreement and proposed merger transaction with the First Security board in more detail, as well as the terms of the voting agreement.

During the meeting, D.A. Davidson reviewed the financial aspects of the proposed merger. Based on the closing price of Byline common stock as reported on the NYSE of $26.16 as of September 27, 2024, the trading day prior to the special meeting of the First Security board, and assuming no adjustments to the exchange ratio, the implied value of the merger consideration was approximately $57.01 per share of First Security common stock and the implied aggregate transaction value on a fully diluted basis was approximately $38.4 million. The First Security board also carefully considered the other transaction terms which had been negotiated over the past several months. At the conclusion of their presentation, the representatives of D.A. Davidson rendered to the First Security board an oral opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by D.A. Davidson as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of First Security common stock.

After discussion and after considering the proposed terms of the transaction documents, and after taking into account the strategic rationale, financial terms, consideration to be received by First Security stockholders, integration risk and business rationale of consummating a merger with Byline, including the factors described in the section titled “— Recommendation of the First Security Board of Directors and First Security’s Reasons for the Merger,” the First Security board, having determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, were fair to and in the best interests of First Security and its stockholders, unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby. The First Security board authorized senior management to finalize and execute the documents, including the merger agreement and the bank merger agreement. The First Security board further directed that the merger agreement be submitted to holders of First Security’s common stock for approval, and recommended that holders of First Security common stock vote in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby.

The First Security Bank board also held a special meeting on September 30, 2024 to review and approve the bank merger agreement. The First Security Bank board of directors unanimously approved and adopted the bank merger agreement and the bank merger at this special meeting.

On September 30, 2024, after market close, the merger agreement and related documents were signed by the parties and Byline announced the transaction via a press release.

Recommendation of the First Security Board of Directors and First Security’s Reasons for the Merger

After careful consideration, the First Security board, at a meeting held on September 30, 2024, unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of First Security and its stockholders and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the First Security board recommends that First Security stockholders vote “FOR” the merger proposal at the First Security special meeting.

In reaching its decision, the First Security board, with advice from its financial and legal advisors, considered a number of factors, including the following:

•
First Security’s goal of finding a larger partner with a similar culture and commitment to customers;
•
the First Security board’s knowledge of First Security’s business, results of operations, financial condition, competitive position and future prospects, and the business, results of operations, financial condition, competitive position and future prospects of Byline, taking into account the results of First Security’s due diligence review of Byline and information provided by First Security’s financial advisor;

•
the First Security board’s knowledge of the current environment in the financial services industry, including national, regional and local economic conditions and trends with respect to bank mergers and acquisitions and pricing for such transactions;
•
the opportunity for First Security stockholders to have increased liquidity upon receipt of Byline common stock in exchange for their First Security common stock, because First Security is a private company with no public trading market for its shares whereas Byline common stock is listed on the NYSE under the symbol “BY”;
•
the fact that the Byline common stock would allow First Security stockholders who receive Byline common stock to participate in the future performance of the combined First Security and Byline businesses and potential synergies resulting from the merger, and the potential future value to First Security stockholders represented by the consideration;
•
the ability of First Security stockholders who receive Byline common stock as merger consideration to receive future dividend payments with respect to Byline common stock, if any, and First Security’s historic nonpayment of dividends on First Security common stock;
•
the expectation that receipt by the First Security stockholders of the merger consideration will not be a taxable event, and any tax liability will be deferred until a First Security stockholder otherwise engages in a taxable transaction with respect to the Byline common stock received;
•
the First Security board’s belief that the merger would have a positive effect on First Security Bank’s depositors and customers and the communities it serves, as a result of the combined company’s ability to provide additional and expanded products and services to these customers, and that this would have a positive impact on the future operating results of the combined company;
•
the potential strategic alternatives available to First Security, the possibility of remaining a stand-alone entity, in light of the increased regulatory, IT, accounting and administrative expenses;
•
First Security’s and Byline’s respective sizes, businesses, operations, financial condition, asset quality, earnings and prospects, including the strong regulatory capital ratios of Byline Bank;
•
the complementary aspects of Byline’s and First Security’s businesses, including customer focus, geographic coverage, business orientation and operations, Byline’s strengths in specialty and SBA lending, Byline Bank’s strong deposit market share and Byline Bank’s strengths in relationship- based commercial lending;
•
the First Security board’s view, based on consultation with its financial advisor, that the exchange ratio represents a premium to the implied value of the First Security common stock;
•
the financial analyses presented by D.A. Davidson to the First Security board and the verbal opinion of D.A. Davidson (which was subsequently confirmed in writing by delivery of D.A. Davidson’s written opinion dated September 30, 2024) to the effect that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the exchange ratio was fair, from a financial point of view, to the holders of First Security common stock in the merger. For more information, see the section titled “— Opinion of First Security’s Financial Advisor” in this proxy statement/prospectus;
•
that the exchange ratio is subject to possible upward adjustment in the event that First Security realizes certain recoveries on identified loans sold by it or First Security Bank prior to closing, provided that First Security’s closing tangible common equity is at or above certain thresholds set forth in the merger agreement;

•
the experience and successful track record of Byline’s management team in acquiring and integrating financial institutions;
•
the fact that the First Security board was not aware of facts or circumstances as of the date of its recommendation suggesting the merger would fail to be approved by the relevant bank regulatory authorities in a timely manner, or that the relevant bank regulatory authorities would seek to impose a burdensome condition on their respective approvals of the transactions contemplated by the merger agreement;
•
the right of the First Security stockholders to exercise appraisal rights (as more fully described in section titled “The Merger — Appraisal Rights” in this proxy statement/prospectus);
•
the financial and other terms of the merger agreement, which were the product of arms-length negotiations between the parties; and
•
the fact that the First Security board is permitted to change its recommendation that First Security stockholders approve the merger agreement in certain circumstances.

In addition, the First Security board considered a number of risks with respect to the merger, including the following:

•
the risk that certain of the conditions to the consummation of the merger set forth in the merger agreement are not satisfied in a timely manner, or at all;
•
the risks associated with the operation of the combined company, including the challenges both of integrating First Security’s business, operations and employees with those of Byline, and of achieving the anticipated synergies and cost savings associated with the merger;
•
the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working on completing the merger, including the restrictions on the conduct of First Security’s business prior to completion of the merger;
•
the fixed exchange ratio structure, such that if the market price of Byline common stock decreases in value prior to completion of the merger, the aggregate value of the merger consideration to be received by First Security’s stockholders in the merger will also decrease in value;
•
the fact that the merger agreement requires First Security to pay a termination fee of $1,653,000 to Byline if the merger agreement is terminated under certain circumstances;
•
except under certain circumstances, the fact that First Security cannot solicit competing acquisition proposals under the terms of the merger agreement;
•
the fact that the merger agreement includes certain restrictions on the conduct of First Security’s business prior to the completion of the merger, which could delay or prevent First Security from undertaking business opportunities that may arise pending the completion of the merger;
•
the fact that the directors and certain officers of First Security have interests in the merger that are different from or in addition to those of First Security stockholders generally, including Byline’s agreement to indemnify First Security directors and officers against certain claims and liabilities and certain agreements that provide for severance payments upon termination in connection with a change in control;

•
the possibility of litigation challenging the merger or the decision of the First Security board to approve the merger agreement and the merger; and
•
the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger.

The reasons set forth above are not intended to be exhaustive, but a summary of the material factors considered by the First Security board in approving the merger agreement. Although each member of the First Security board individually considered these and other factors, the First Security board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The First Security board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of First Security and its stockholders. The First Security board realized that there can be no assurance about future results, including results expected or considered in the factors listed above. The First Security board concluded, however, based on its analysis and on discussions with senior management and its financial and legal advisors, that the potential positive factors outweighed the potential risks of entering into the merger agreement.

The foregoing discussion of the information and factors considered by the First Security board is forward- looking in nature and this information should be read in light of the factors described under the section titled “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.

Opinion of First Security’s Financial Advisor

First Security retained D.A. Davidson to act as financial advisor to the First Security board in connection with First Security’s consideration of a possible business combination. First Security selected D.A. Davidson to act as its financial advisor because D.A. Davidson is a nationally recognized investment banking firm. In the ordinary course of its investment banking business, D.A. Davidson is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On October 27, 2023, First Security entered into an engagement agreement with D.A. Davidson on an exclusive basis to render financial advisory and investment banking services to First Security in connection with First Security’s review of its financial and strategic alternatives, through sale or merger with another entity. As part of its engagement, D.A. Davidson agreed to assist First Security in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between First Security and another person, corporation, or business entity. D.A. Davidson also agreed to provide the First Security board with an opinion as to the fairness, from a financial point of view, to the holders of the First Security common stock of the exchange ratio to be paid to such holders in the merger. First Security engaged D.A. Davidson because D.A. Davidson is a nationally recognized investment banking firm with substantial experience in transaction similar to the merger and is familiar with First Security and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On September 30, 2024, the First Security board held a meeting to evaluate the merger. At this meeting, D.A. Davidson reviewed the financial aspects of the merger and rendered an opinion to the First Security board that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the exchange ratio was fair, from a financial point of view, to the holders of First Security common stock.

The full text of D.A. Davidson’s written opinion, dated September 30, 2024, is attached as Appendix C to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. This description of D.A. Davidson’s opinion is qualified in its entirety by reference to the full text of such opinion. First Security’s stockholders are urged to read the opinion in its entirety.

D.A. Davidson’s opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the First Security board and addresses only the fairness, from a financial point of view, to the holders of First Security common stock of the exchange ratio to be paid to such holders in the merger. The opinion does not address, and D.A. Davidson expresses no view or opinion with respect to, (i) the underlying business decision of First Security to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transaction or strategies that may be or may have been available to or contemplated by First Security or the First Security board, or (iii) any legal, regulatory, accounting, tax or similar matters relating to First Security, its stockholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger, except for the exchange ratio. First Security and Byline determined the exchange ratio through a negotiated process. The opinion does not express any view as to the amount or nature of the compensation to any of First Security’s or Byline’s officers, directors or employees, or any class of such persons, relative to the exchange ratio, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by D.A. Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

D.A. Davidson has reviewed the registration statement on Form S-4 of which this proxy statement/prospectus is a part and consented to the inclusion of its opinion to the First Security board as Appendix C to this proxy statement/prospectus and to the references to D.A. Davidson and its opinion contained herein. A copy of the consent of D.A. Davidson is attached as Exhibit 99.1 to the registration statement on Form S-4.

In connection with rendering its opinion, D.A. Davidson reviewed, among other things, the following:

•
a draft of the merger agreement, dated September 28, 2024 (which we refer to as the draft merger agreement);
•
certain publicly available business and financial information about First Security and Byline and the industry in which each operates, public filings by Byline including Byline’s Annual Reports on Form 10-K, quarterly reports on Form 10-Q, press releases and certain publicly available research analysts’ reports for Byline;
•
certain internal projections and other financial and operating data concerning the business, operations, and prospects of First Security prepared by or at the direction of management of First Security, as approved for D.A. Davidson’s use by First Security;
•
information relating to certain strategic, financial, tax, and operational benefits, including the estimated amount and timing of the cost savings and related expenses and synergies, expected to result from the merger;
•
the past and current business, operations, financial condition, and prospects of First Security, and other matters D.A. Davidson deemed relevant;
•
the market, trading and operating characteristics of selected public companies and selected public bank holding companies in particular, in each case as D.A. Davidson deemed relevant;
•
the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available and that D.A. Davidson deemed relevant;
•
the current and historical market prices and trading activity of Byline common stock with that of certain other publicly traded companies that D.A. Davidson deemed relevant;

•
the pro forma financial effects of the merger, taking into consideration the amounts and timing of merger costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the merger;
•
the valuation derived by discounting future cash flows and a terminal value of First Security’s and Byline’s businesses based upon First Security’s financial forecasts, as approved for D.A. Davidson’s use by First Security, and based upon Byline’s financial forecasts, prepared by or at the direction of management of Byline, at discount rates that D.A. Davidson deemed appropriate; and
•
other such financial studies, analyses, investigations, economic and market information that D.A. Davidson considered relevant including discussions with management and other representatives and advisors of First Security concerning the business, financial condition, results of operations and prospects of First Security and Byline.

In arriving at its opinion, D.A. Davidson has, with First Security’s consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for D.A. Davidson. D.A. Davidson has not independently verified (nor has it assumed responsibility for independently verifying) such information or its accuracy or completeness. D.A. Davidson has relied on the assurances of management of First Security that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. D.A. Davidson has not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of First Security. In addition, D.A. Davidson has not assumed any obligation to conduct, nor have it conducted, any physical inspection of the properties or facilities of First Security, and have not been provided with any reports of such physical inspections. D.A. Davidson has assumed that there has been no material change in First Security’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to D.A. Davidson.

With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with D.A. Davidson, D.A. Davidson has been advised by management of First Security, and have assumed with First Security’s consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of First Security as to the future financial performance of First Security and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. D.A. Davidson assumes no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. D.A. Davidson has relied on the assurances of management of First Security that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.

D.A. Davidson does not specialize in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and it did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Security or Byline or any of their respective subsidiaries. D.A. Davidson has not reviewed any individual loan or credit files relating to First Security or Byline. D.A. Davidson has assumed, with First Security’s consent, that the respective allowances for loan and lease losses for both First Security and Byline are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson did not make an independent evaluation of the quality of First Security’s or Byline’s deposit base, nor has it independently evaluated potential deposit concentrations or the deposit composition of First Security or Byline. D.A. Davidson did not make an independent evaluation of the quality of First Security’s or Byline’s investment securities portfolio, nor has it independently evaluated potential concentrations in the investment securities portfolio of First Security or Byline.

D.A. Davidson has assumed that all of the representations and warranties contained in the draft merger agreement and all related agreements are true and correct in all respects material to its analysis, and that the merger will be consummated in accordance with the terms of the draft merger agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to D.A. Davidson’s analysis. D.A. Davidson also has assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the merger will be obtained without any material adverse effect on First Security or the contemplated benefits of the merger. Further, D.A. Davidson assumed that the executed merger agreement would not differ in any material respect from the draft merger agreement, dated September 28, 2024, reviewed by D.A. Davidson.

D.A. Davidson has assumed in all respects material to its analysis that First Security and Byline will remain as a going concern for all periods relevant to D.A. Davidson’s analysis. D.A. Davidson expresses no opinion regarding the liquidation value of First Security and Byline or any other entity.

D.A. Davidson’s opinion is limited to the fairness, from a financial point of view, of the exchange ratio to be paid to the holders of First Security common stock in the merger. D.A. Davidson does not express any view on, and D.A. Davidson’s opinion does not address, any other term or aspect of the merger agreement or merger (including, without limitation, the form or structure of the merger) or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into in connection with the merger, or as to the underlying business decision by First Security to engage in the merger. Furthermore, D.A. Davidson expresses no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of First Security or Byline, or any class of such persons, relative to the exchange ratio to be paid to the holders of First Security common stock in the merger, or with respect to the fairness of any such compensation. D.A. Davidson’s opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

D.A. Davidson expresses no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, D.A. Davidson’s opinion does not address any legal, regulatory, tax or accounting matters, as to which D.A. Davidson understands that First Security obtained such advice as it deemed necessary from qualified professionals.

D.A. Davidson expresses no opinion as to the actual value of Byline common stock when issued in the merger or the prices at which Byline common stock will trade following announcement of the merger or at any future time.

D.A. Davidson has not evaluated the solvency or fair value of First Security or Byline under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of First Security or Byline. D.A. Davidson is not expressing any opinion as to the impact of the merger on the solvency or viability of First Security or Byline or the ability of First Security or Byline to pay their respective obligations when they come due.

Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on pricing and market data as of September 26, 2024, and is not necessarily indicative of market conditions after such date. Unless otherwise indicated, financial information is as of June 30, 2024. Note all dollars are in thousands, except per share values, unless otherwise noted.

Summary of Implied Merger Consideration

D.A. Davidson reviewed a summary of the merger consideration including stock consideration for common stockholders, the exchange ratio, shares to be issued to First Security common stockholders, pro forma ownership amounts for First Security and Byline, and estimated preferred stock redemption proceeds.

Implied Valuation Multiples for First Security based on the Exchange Ratio

D.A. Davidson reviewed the financial terms of the merger. As described in the merger agreement, each share of First Security common stock outstanding immediately prior to the effective time, other than shares, if any, owned by First Security or Byline (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted), or as to which statutory appraisal rights have been properly exercised and perfected, will be converted into and constitute the right to receive the following “Per Common Share Consideration:” such number of fully paid and non-assessable shares of Byline common stock equal to the quotient (rounded to the nearest ten-thousandth) obtained by dividing (A) 1,468,942 by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the effective time; provided, however, that in the event First Security has less than 674,012 shares of common stock issued and outstanding at closing, then the exchange ratio will be equal to 2.1794. The exchange ratio is subject to adjustments pursuant to Section 3.1(a)(2) of the merger agreement. The terms and conditions of the merger are more fully described in the merger agreement. Based upon financial information as of or for the 12 month period ended June 30, 2024, the closing price of Byline common stock on September 26, 2024, and other financial and market information described below, D.A. Davidson calculated the following transaction ratios:

Transaction Ratios
Aggregate
Transaction Price / Book Value (6/30/2024) (1)	130.7%
Transaction Price / Tangible Book Value (6/30/2024) (1)	130.7%
Transaction Price / Core 8% Tangible Book Value (6/30/2024)	132.0%
Transaction Price / Earnings (LTM)	7.7x
Transaction Price / Earnings (2024E) (2)	10.5x
Core Deposit Premium (6/30/2024)	3.1%
Pay-to-Trade (Price / Tangible Book Value)	93.1%
Pay-to-Trade (Price / LTM Earnings)	80.0%

(1)
Includes the impact of minority interest conversion and excludes impact of preferred stock redemption
(2)
Projections for First Security based on a combination of First Security and Byline/Stephens estimates in ‘24, as discussed with and confirmed by senior management

Sensitivity Analysis on Byline Stock Price – Merger Consideration

D.A. Davidson analyzed the sensitivity of First Security’s Per Common Share Consideration based on movement in Byline’s stock price of +/- 20.00% versus Byline’s closing stock price of $26.17 as of September 26, 2024. Assuming Byline’s stock price of $26.17, First Security’s Per Common Share Consideration was $57.03, or $38.4 million on an aggregate basis. Assuming Byline’s stock price increased by 20.00%, First Security’s Per Common Share Consideration increased to $68.44, or $46.1 million on an aggregate basis. Conversely, assuming Byline’s stock price decreased by 20.00%, First Security’s Per Common Share Consideration decreased to $45.63, or $30.8 million on an aggregate basis. Additionally, D.A. Davidson analyzed the sensitivity of First Security’s Per Common Share Consideration based on Byline’s 52-week high stock price, 52-week low stock price, and various volume weighted average prices.

Implied First Security Per Common Share Consideration

D.A. Davidson analyzed the implied First Security Per Common Share Consideration based on Byline’s reported trading stock prices and the exchange ratio over the last 12 months.

Historical Market Performance of Byline

D.A. Davidson reviewed the historical trading prices of Byline’s common stock and certain stock indices, including the S&P 500, S&P U.S. BMI Banks and the NASDAQ Bank indices over the last 12 months, five years, and since Byline’s IPO. D.A. Davidson compared the stock price performance of Byline with the performance of the S&P 500, S&P U.S. BMI Banks and the NASDAQ Bank indices as follows:

Market Performance - Last Twelve Months
	Beginning Index Value on 9/26/2023	Ending Index Value on 9/26/2024
Byline	100.0%	133.6%
S&P 500	100.0%	134.4%
S&P U.S. BMI Banks(1)	100.0%	141.4%
NASDAQ Bank	100.0%	138.3%

Market Performance - Last 5 Years
	Beginning Index Value on 9/26/2019	Ending Index Value on 9/26/2024
Byline	100.0%	145.7%
S&P 500	100.0%	193.0%
S&P U.S. BMI Banks(1)	100.0%	124.2%
NASDAQ Bank	100.0%	114.2%

Market Performance - Since IPO
	Beginning Index Value on 6/29/2017	Ending Index Value on 9/26/2024
Byline	100.0%	130.5%
S&P 500	100.0%	237.1%
S&P U.S. BMI Banks(1)	100.0%	133.2%
NASDAQ Bank	100.0%	110.3%

(1)
S&P U.S. BMI Banks Index (includes all Major Exchange (NYSE, NYSE American, NASDAQ) Banks and Thrifts in S&P's coverage universe)

Trading Volume Analysis of Byline

D.A. Davidson reviewed the average daily trading volume and average daily dollar volume of Byline over the last week, month, three months and one-year periods ($ amounts in thousands):

Trading Volume - Byline
	Shares	Volume
One Week	201,019	$5,261
One Month	144,660	$3,786
Three Month	183,045	$4,790
One Year	123,571	$3,234

Stock Price and Volume History of Byline

D.A. Davidson reviewed Byline closing stock prices, one day stock price changes and trading volume for the prior 60 trading days.

Byline Dividends

D.A. Davidson reviewed Byline’s dividend yield over the last 12 months, dividend payout ratio and dividends per share over the last five quarters and over the next three quarters using publicly available analyst estimates. In addition, D.A. Davidson analyzed the amount of pro forma dividends per share First Security’s common stockholders will receive per current First Security common share owned on a quarterly and annual basis using the exchange ratio.

Byline Comparable Companies Analysis

D.A. Davidson used publicly available information to compare selected financial and market trading information for Byline and a group of 12 financial institutions selected by D.A. Davidson which: (i) were headquartered in the Midwestern United States including: Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota and Wisconsin; (ii) had their common stock listed on the NASDAQ and NYSE; (iii) had assets between $7.5 billion and $12.5 billion; and (iv) were not pending merger targets. These 12 financial institutions were as follows:

First Busey Corporation	Nicolet Bankshares Inc.
Park National Corporation	Stock Yards Bancorp Inc.
Capitol Federal Financial Inc	Horizon Bancorp Inc.
Peoples Bancorp Inc.	Midland States Bancorp Inc.
1st Source Corporation	First Mid Bancshares
QCR Holdings Inc.	Pathward Financial Inc.

The analysis compared the financial condition and market performance of Byline and the 12 financial institutions identified above based on publicly available financial information for Byline and the 12 financial institutions as of and for the 12 months ended June 30, 2024. The market trading information for Byline and the 12 financial institutions identified above is as of September 26, 2024. The analysis also compared the 2024 and 2025 earnings per share multiples for Byline and the 12 financial institutions identified above based on publicly available analyst earnings estimates for Byline and its peers. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after June 30, 2024. The table below shows the results of this analysis.

Financial Condition and Performance
		Comparable Companies
	Byline	Median	Average	Low	High
Total Assets (in millions)	$9,634	$8,715	$8,844	$7,530	$11,971
Loan / Deposit Ratio	93.8%	91.5%	92.1%	71.7%	129.8%
Non-Performing Assets / Total Assets	0.60%	0.25%	0.41%	0.06%	1.57%
Tangible Common Equity Ratio	8.73%	8.36%	8.44%	6.09%	10.91%
Net Interest Margin (LTM)	4.14%	3.28%	3.48%	1.62%	6.30%
Cost of Deposits (LTM)	2.44%	1.85%	1.85%	0.21%	3.00%
Non-Interest Income / Assets (LTM)	0.61%	1.07%	1.23%	0.19%	3.91%
Efficiency Ratio (LTM)	50.2%	58.1%	59.4%	52.8%	67.0%
Return on Average Equity (LTM)	12.20%	11.11%	9.44%	-11.00%	24.50%
Return on Average Assets (LTM)	1.33%	1.27%	1.00%	-1.17%	2.26%

Market Performance Multiples
			Comparable Companies
	Byline		Median		Average		Low		High
Market Capitalization (in millions)	$1,158.3		$1,321.4		$1,291.8		$475.0		$2,689.7
Price Change (LTM)	33.6%		41.8%		39.7%		8.3%		76.4%
Price Change (YTD)	11.1%		7.9%		7.6%		-19.4%		25.4%
Price / LTM EPS	9.7	x	11.8	x	12.8	x	8.4	x	19.9	x
Price / EPS 2024E	9.7	x	11.3	x	12.5	x	9.0	x	18.5	x
Price / EPS 2025E	10.1	x	10.9	x	11.9	x	8.3	x	20.7	x
Price / Tangible Book Value	140.5%		156.5%		180.4%		75.8%		369.2%
Price / Core 8% Tangible Book Value	144.2%		161.3%		182.0%		67.2%		319.8%
Core Deposit Premium	5.32%		6.61%		8.10%		-5.22%		21.32%
Dividend Yield (Most Recent Quarter)	1.38%		2.48%		2.96%		0.31%		5.89%
Average Daily Volume (in thousands)*	$4,790		$5,254		$5,990		$2,594		$12,214

Note: Income statement as of last twelve months and balance sheet as of most recent quarter. NPA/Assets includes troubled debt restructuring (TDRs)

Note: Operating data for peers does not include impact from acquisitions pending as of or completed after the most recent quarter

Note: Future period P / E multiples based on street estimates

* Total value of average daily volume based on current stock price

D.A. Davidson used publicly available information to compare selected financial and market trading information for Byline and a group of 21 financial institutions selected by D.A. Davidson which: (i) were community and regional banks with operations in the greater Chicago MSA; (ii) had their common stock listed on the NASDAQ and NYSE; (iii) had assets between $1.0 billion and $60.0 billion; and (iv) were not pending merger targets. These 21 financial institutions were as follows:

Wintrust Financial Corporation	Midland States Bancorp Inc.
Old National Bancorp	Hanmi Financial Corporation
Associated Banc-Corp	First Mid Bancshares
Cathay General Bancorp	Triumph Financial Inc.
Customers Bancorp Inc	Old Second Bancorp Inc.
First Merchants Corporation	HBT Financial Inc.
First Financial Bancorporation	RBB Bancorp
Hope Bancorp, Inc.	Capital Bancorp Inc.
First Busey Corporation	Finward Bancorp
1st Source Corporation	BankFinancial Corporation
Horizon Bancorp Inc.

The analysis compared the financial condition and market performance of Byline and the 21 financial institutions identified above based on publicly available financial information for Byline and the 21 financial institutions as of and for the 12 months ended June 30, 2024. The market trading information for Byline and the 21 financial institutions identified above is as of September 26, 2024. The analysis also compared the 2024 and 2025 earnings per share multiples for Byline and the 21 financial institutions identified above based on publicly available analyst earnings estimates for Byline and its peers. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after June 30, 2024. The table below shows the results of this analysis.

Financial Condition and Performance
		Comparable Companies
	Byline	Median	Average	Low	High
Total Assets (in millions)	$9,634	$7,913	$15,740	$1,478	$59,782
Loan / Deposit Ratio	93.8%	90.6%	89.5%	75.0%	100.8%
Non-Performing Assets / Total Assets	0.60%	0.39%	0.57%	0.06%	1.57%
Tangible Common Equity Ratio	8.73%	8.29%	8.70%	6.03%	11.49%
Net Interest Margin (LTM)	4.14%	3.27%	3.62%	2.50%	7.36%
Cost of Deposits (LTM)	2.44%	2.21%	2.19%	0.61%	3.42%
Non-Interest Income / Assets (LTM)	0.61%	0.65%	0.71%	0.19%	1.26%
Efficiency Ratio (LTM)	50.2%	57.6%	60.8%	46.6%	88.2%
Return on Average Equity (LTM)	12.20%	9.44%	9.26%	2.67%	15.84%
Return on Average Assets (LTM)	1.33%	0.97%	0.97%	0.24%	1.51%

Market Performance Multiples
			Comparable Companies
	Byline		Median		Average		Low		High
Market Capitalization (in millions)	$1,158.3		$1,419.0		$1,711.8		$136.8		$6,612.0
Price Change (LTM)	33.6%		33.6%		33.3%		8.3%		75.6%
Price Change (YTD)	11.1%		3.6%		3.2%		-22.2%		25.6%
Price / LTM EPS	9.7	x	11.1	x	11.4	x	6.0	x	18.3	x
Price / EPS 2024E	9.7	x	10.7	x	11.0	x	7.1	x	16.9	x
Price / EPS 2025E	10.1	x	9.9	x	12.4	x	6.0	x	37.7	x
Price / Tangible Book Value	140.5%		130.2%		136.2%		79.2%		313.7%
Price / Core 8% Tangible Book Value	144.2%		138.0%		140.5%		75.8%		385.1%
Core Deposit Premium	5.32%		4.40%		4.16%		-3.56%		29.07%
Dividend Yield (Most Recent Quarter)	1.38%		3.33%		3.25%		1.28%		5.51%
Average Daily Volume (in thousands)*	$4,790		$5,494		$10,654		$103		$45,319

Note: Income statement as of last twelve months and balance sheet as of most recent quarter. NPA/Assets includes troubled debt restructuring (TDRs)

Note: Operating data for peers does not include impact from acquisitions pending as of or completed after the most recent quarter

Note: Future period P / E multiples based on street estimates

* Total value of average daily volume based on current stock price

Company Comparable Companies Analysis

D.A. Davidson used publicly available information to compare selected financial and market trading information for a group of 35 financial institutions selected by D.A. Davidson which: (i) were headquartered in the Midwestern United States including: Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota and Wisconsin; (ii) had their common stock listed on the NASDAQ, NYSE or OTC; (iii) had assets between $100.0 million and $500.0 million; and (iv) were not pending merger targets. These 35 financial institutions were as follows:

The Baraboo Bancorporation	FNB Inc.
CNB Corporation	VWF Bancorp
Century Financial Corporation	NSTS Bancorp
Central Plains Bancshares	Logansport Financial Corporation
First Robinson Financial Corporation	Huron Valley Bancorp Inc.
Central Bank Corporation	Farmers & Merchants Bancshares, Inc.
AMB Financial Corporation	Mid-Southern Bancorp Inc.
The First Citizens National Bank of Upper Sandusky	Marathon Bancorp
Ottawa Bancorp Inc.	WCF Bancorp Inc.
Union Financial Corporation	PFS Bancorp Inc.
Hocking Valley Bancshares	Great American Bancorp
Home Loan Financial Corporation	Empire Bancshares Inc.

McHenry Bancorp	Mercer Bancorp Inc.
Third Century Bancorp	Town Center Bank
Community Investors Bancorp	Diamond Bancshares Inc.
FFBW, Inc.	First Niles Financial Inc.
First Bancshares Inc. (Bellevue, OH)	CCSB Financial Corporation
F&M Bancorp

The analysis compared the financial condition and market performance of First Security and the 35 financial institutions identified above based on publicly available financial information for First Security and the 35 financial institutions as of and for the 12 months ended June 30, 2024. The market trading information for the 35 financial institutions identified above is as of September 26, 2024. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after June 30, 2024. The table below shows the results of this analysis.

Financial Condition and Performance
	First Security	Comparable Companies
		Median	Average	Low	High
Total Assets (in millions)	$355	$292	$296	$148	$493
Loan / Deposit Ratio	62.5%	81.9%	82.2%	51.3%	121.6%
Non-Performing Assets / Total Assets	0.18%	0.12%	0.29%	0.00%	1.69%
Tangible Common Equity Ratio	8.29%	9.15%	10.17%	1.64%	28.77%
Net Interest Margin (LTM)	2.86%	3.05%	3.24%	2.15%	5.11%
Cost of Deposits (LTM)	2.25%	1.53%	1.56%	0.03%	2.93%
Non-Interest Income / Assets (LTM)	0.12%	0.43%	0.60%	0.10%	2.61%
Efficiency Ratio (LTM)	57.7%	80.7%	79.6%	49.3%	119.5%
Return on Average Equity (LTM)	17.58%	6.88%	8.60%	-5.89%	60.22%
Return on Average Assets (LTM)	1.27%	0.54%	0.54%	-1.77%	1.82%

Market Performance Multiples
Comparable Companies
Median	Average	Low	High
Market Capitalization (in millions)	$19.6	$25.0	$6.7	$66.8
Price Change (LTM)	7.5%	12.5%	-22.1%	70.7%
Price Change (YTD)	6.1%	8.8%	-21.7%	39.3%
Price / LTM EPS	9.6	x	10.5	x	5.2	x	18.4	x
Price / Tangible Book Value	85.0%	90.4%	44.9%	287.0%
Price / Core 8% Tangible Book Value	88.4%	91.3%	46.3%	183.2%
Core Deposit Premium	-2.45%	-2.78%	-15.49%	7.29%
Dividend Yield (Most Recent Quarter)	3.02%	3.46%	1.27%	6.37%
Average Daily Volume (in thousands)*	$5	$9	$-	$68

Note: Income statement as of last twelve months and balance sheet as of most recent quarter. NPA/Assets includes troubled debt restructuring (TDRs)

Note: Operating data for peers does not include impact from acquisitions pending as of or completed after the most recent quarter

Note: First Security financials include the impact of minority interest conversion and excludes impact of preferred stock redemption

* Total value of average daily volume based on current stock price

Precedent Transactions Analysis

D.A. Davidson reviewed three sets of precedent transactions and acquisitions. The sets of transactions and acquisitions included: (1) “Nationwide (AOCI),” (2) “Nationwide” and (3) “Chicago MSA.”

“Nationwide AOCI” included 14 transactions where:

•
The selling company was a bank headquartered in the United States;
•
The transaction was announced since the beginning of 2023;

•
The selling company’s total assets were below $1.0 billion and AOCI / Total Equity (Excl. AOCI) was in excess of -10.00%;
•
The transaction was not a merger of equals;
•
The acquiring company was not an investor group; and
•
The transaction’s pricing information was publicly available.

“Nationwide” included nine transactions where:

•
The selling company was a bank headquartered in the United States;
•
The transaction was announced since the beginning of 2023;
•
The selling company’s total assets were below 1.0 billion and loan to deposit ratio was less than 75.0%;
•
The transaction was not a merger of equals;
•
The acquiring company was not an investor group; and,
•
The transaction’s pricing information was publicly available.

“Chicago MSA” included 30 transactions where:

•
The selling company was a bank headquartered in the Chicago MSA;
•
The transaction was announced in the last decade;
•
The selling company’s total assets were below 2.5 billion;
•
The transaction was not a merger of equals;
•
The acquiring company was not an investor group; and,
•
The transaction’s pricing information was publicly available.

The following tables set forth the transactions included in “Nationwide AOCI,” “Nationwide” and “Chicago MSA” and are sorted by announcement date:

Nationwide AOCI

Announcement Date	Acquirer	Target

8/14/2024*	SB Financial Group, Inc.	Marblehead Bancorp
7/24/2024*	ACNB Corporation	Traditions Bancorp, Inc.
4/17/2024	Skyline Bankshares, Inc.	Johnson County Bank
3/25/2024*	First National Corporation	Touchstone Bankshares, Inc.
2/28/2024	Southern States Bancshares, Inc.	CBB Bancorp
2/01/2024	Dogwood State Bank	Community First Bancorporation
1/25/2024*	Beacon Credit Union	Mid-Southern Savings Bank, F.S.B

12/06/2023	Equity Bancshares, Inc.	Rockhold Bancorp
11/13/2023	First Financial Corporation	Simply Bank
9/27/2023	MidWestOne Financial Group, Inc.	Denver Bankshares, Inc.
8/31/2023	NexTier Incorporated	Mars Bancorp, Inc.
8/30/2023	PB Financial Corporation	Coastal Bank & Trust
8/08/2023	Glacier Bancorp, Inc.	Community Financial Group, Inc.
4/27/2023	Bancorp 34, Inc.	CBOA Financial, Inc.

*Indicates the transaction was pending as of September 26, 2024

Nationwide

Announcement Date	Acquirer	Target

8/14/2024*	SB Financial Group, Inc.	Marblehead Bancorp
4/22/2024	Equity Bancshares, Inc.	KansasLand Bancshares, Inc.
4/17/2024	Skyline Bankshares, Inc.	Johnson County Bank
2/28/2024	Southern States Bancshares, Inc.	CBB Bancorp
2/02/2024	Lincoln County Bancorp, Inc.	Kahoka State Bank
1/25/2024*	Beacon Credit Union	Mid-Southern Savings Bank, F.S.B
12/06/2023	Equity Bancshares, Inc.	Rockhold Bancorp
8/31/2023	NexTier Incorporated	Mars Bancorp, Inc.
4/21/2023	CrossFirst Bankshares, Inc.	Canyon Bancorporation, Inc.

*Indicates the transaction was pending as of September 26, 2024

Chicago MSA

Announcement Date	Acquirer	Target
11/27/2023	First Busey Corporation	Merchants and Manufacturers Bank Corporation
11/30/2022	Byline Bancorp, Inc.	Inland Bancorp, Inc.
7/29/2021	Finward Bancorp	Royal Financial, Inc.
1/19/2021	First Busey Corporation	Cummins-American Corporation
9/06/2019	RBB Bancorp	PGB Holdings, Inc.
7/25/2019	Wintrust Financial Corporation	SBC, Incorporated
7/16/2019	Corporate America Family Credit Union	Ben Franklin Financial, Inc.
6/05/2019	Wintrust Financial Corporation	STC Bancshares Corporation
2/20/2019	Wintrust Financial Corporation	Rush-Oak Corporation
12/06/2018	First Midwest Bancorp, Inc.	Bridgeview Bancorp, Inc.
10/18/2018	Blackhawk Bancorp, Inc.	First McHenry Corporation
10/17/2018	Byline Bancorp, Inc.	Oak Park River Forest Bankshares, Inc.
7/31/2018	NorthWest Indiana Bancorp	AJS Bancorp, Inc.
6/07/2018	First Midwest Bancorp, Inc.	Northern States Financial Corporation
5/02/2018	Wintrust Financial Corporation	Chicago Shore Corporation
2/21/2018	NorthWest Indiana Bancorp	First Personal Financial Corporation

12/26/2017	Old Second Bancorp, Inc.	Greater Chicago Financial Corporation
11/27/2017	Byline Bancorp, Inc.	First Evanston Bancorp, Inc.
2/06/2017	First Busey Corporation	First Community Financial Partners, Inc.
7/06/2016	Wintrust Financial Corporation	First Community Financial Corporation
6/28/2016	First Midwest Bancorp, Inc.	Standard Bancshares, Inc.
3/14/2016	First Community Financial Partners, Inc.	Mazon State Bank
1/15/2016	Royal Financial, Inc.	Park Bancorp, Inc.
11/12/2015	First Midwest Bancorp, Inc.	NI Bancshares Corporation
9/21/2015	First Midwest Bancorp, Inc.	Peoples Bancorp, Inc.
4/02/2015	Wintrust Financial Corporation	Suburban Illinois Bancorp, Inc.
3/30/2015	Wintrust Financial Corporation	North Bank
3/02/2015	Wintrust Financial Corporation	Community Financial Shares, Inc.
11/14/2014	Royal Financial, Inc.	PNA Bank
7/08/2014	First Midwest Bancorp, Inc.	Great Lakes Financial Resources, Inc.

For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:

•
Transaction price compared to tangible book value, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;
•
Transaction price compared to core eight percent tangible book value, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;
•
Transaction price compared to net income for the last 12 months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction; and
•
Core deposit premium, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

As illustrated in the following table, D.A. Davidson compared the merger multiples to the multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the data for the comparable transaction groups as of the last 12 months ended prior to the transaction announcement and First Security data for the last 12 months ended June 30, 2024.

Financial Condition and Performance
	First Security	Nationwide (AOCI)				Nationwide				Chicago MSA
		Median	Average	Low	High	Median	Average	Low	High	Median	Average	Low	High
Total Assets (in millions)	$354.8	$408.9	$448.5	$57.2	$858.6	$210.7	$227.1	$54.5	$520.8	$336.6	$528.8	$84.6	$2,455.0
Return on Average Assets (LTM)	1.27%	0.65%	0.68%	-0.32%	1.50%	0.60%	0.43%	-0.84%	1.50%	0.62%	0.55%	-1.24%	1.61%
Return on Average Equity (LTM)	17.58%	8.30%	9.76%	3.76%	24.31%	5.94%	5.35%	-16.54%	24.31%	5.61%	5.11%	-44.25%	31.95%
AOCI / Total Equity Excl. AOCI	-21.17%	-16.16%	-19.52%	-37.50%	-11.71%	-	-	-	-	-	-	-	-
Tangible Common Equity Ratio	8.29%	7.55%	7.52%	0.49%	13.03%	7.51%	7.13%	0.49%	13.03%	8.78%	8.98%	2.04%	16.52%
Core Deposits / Deposits	90.0%	90.6%	90.3%	76.0%	99.3%	92.3%	91.3%	76.0%	99.3%	90.3%	89.0%	71.3%	99.6%
Loans / Deposits	62.5%	79.9%	73.9%	35.6%	98.4%	68.1%	59.1%	35.6%	73.8%	82.1%	74.9%	27.7%	101.8%
Non-Interest Income / Assets (LTM)	0.12%	0.39%	0.44%	0.13%	0.76%	0.38%	0.34%	0.04%	0.48%	0.49%	0.78%	-0.09%	8.28%
Efficiency Ratio (LTM)	57.7%	74.2%	74.3%	50.9%	106.1%	74.3%	83.4%	50.9%	149.6%	76.7%	79.0%	56.7%	142.0%
Non-Performing Assets / Total Assets	0.18%	0.09%	0.25%	0.00%	0.80%	0.47%	0.55%	0.00%	2.32%	1.69%	2.36%	0.00%	13.54%
Loan Loan Reserves / Non-Performing Assets	322.4%	109.0%	137.3%	74.4%	278.0%	83.5%	96.6%	57.1%	168.3%	47.9%	92.2%	7.1%	524.8%

Transaction Multiples
	First Security		Nationwide (AOCI)								Nationwide								Chicago MSA
			Median		Average		Low		High		Median		Average		Low		High		Median		Average		Low		High
Transaction Price / Tangible Book Value	130.7%		128.4%		130.0%		97.4%		173.1%		125.7%		103.9%		6.5%		155.9%		136.7%		157.9%		6.9%		677.6%
Transaction Price / Core 8% Tangible Book Value	132.0%		128.1%		130.2%		97.7%		178.9%		119.9%		114.1%		59.0%		178.9%		147.3%		151.4%		50.2%		238.7%
Transaction Price / LTM Earnings	7.7	x	16.4	x	16.2	x	5.8	x	29.1	x	18.8	x	16.2	x	5.8	x	24.2	x	19.3	x	18.9	x	7.9	x	29.6	x
Core Deposit Premium	3.1%		2.8%		3.8%		-0.4%		10.3%		2.2%		2.4%		-4.7%		10.3%		5.4%		5.5%		-7.6%		18.4%

Note: Operating financials for target company based on quarter-end prior to announcement; performance ratios measured over last twelve-month period

Note: First Security financials & valuation multiples include the impact of minority interest conversion and excludes impact of preferred stock redemption

Note: NPA/Assets includes troubled debt restructuring (TDRs)

* Indicates transaction is pending

Net Present Value Analysis for Standalone Byline

D.A. Davidson performed an analysis that estimated the net present value per share of Byline common stock under various circumstances. The analysis assumed Byline performed in accordance with Byline’s and its financial advisor’s estimates for the years ending December 31, 2024, December 31, 2025, December 31, 2026, December 31, 2027, December 31, 2028, and December 31, 2029. To approximate the terminal value of Byline common stock at December 31, 2029, D.A. Davidson applied price to earnings multiples ranging from 8.5x to 14.5x and multiples of tangible book value ranging from 105.0% to 165.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 5.59% to 17.59% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Byline common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the September 30, 2024 First Security board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Byline common stock of $12.53 to $36.04 when applying the price to earnings multiples to the financial forecasts and $16.46 to $44.53 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	8.5	x	9.5	x	10.5	x	11.5	x	12.5	x	13.5	x	14.5	x
5.59%	$22.04		$24.37		$26.71		$29.04		$31.38		$33.71		$36.04
7.59%	$19.96		$22.06		$24.17		$26.28		$28.38		$30.49		$32.59
9.59%	$18.11		$20.02		$21.92		$23.82		$25.72		$27.62		$29.53
11.59%	$16.47		$18.19		$19.92		$21.64		$23.36		$25.08		$26.80
13.59%	$15.01		$16.57		$18.13		$19.69		$21.25		$22.82		$24.38
15.59%	$13.70		$15.12		$16.54		$17.96		$19.37		$20.79		$22.21
17.59%	$12.53		$13.82		$15.11		$16.40		$17.69		$18.98		$20.27

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	105.0%	115.0%	125.0%	135.0%	145.0%	155.0%	165.0%
5.59%	$29.14	$31.71	$34.27	$36.84	$39.40	$41.97	$44.53
7.59%	$26.36	$28.68	$30.99	$33.31	$35.62	$37.93	$40.25
9.59%	$23.90	$25.99	$28.08	$30.17	$32.26	$34.35	$36.44
11.59%	$21.71	$23.60	$25.50	$27.39	$29.28	$31.17	$33.07
13.59%	$19.76	$21.47	$23.19	$24.91	$26.62	$28.34	$30.06
15.59%	$18.02	$19.57	$21.13	$22.69	$24.25	$25.81	$27.37
17.59%	$16.46	$17.87	$19.29	$20.71	$22.13	$23.55	$24.97

Net Present Value Analysis for Standalone Company

D.A. Davidson performed an analysis that estimated the net present value per share of First Security common stock under various circumstances. The analysis assumed: (i) First Security performed in accordance with First Security’s, Byline’s and Byline’s financial advisor’s financial projections for the year ending December 31, 2024; and (ii) First Security performed in accordance with Byline’s and its financial advisor’s assumptions as discussed with and confirmed by First Security senior management for the years ending December 31, 2025, December 31, 2026, December 31, 2027, December 31, 2028, and December 31, 2029. To approximate the terminal value of First Security common stock at December 31, 2029, D.A. Davidson applied price to earnings multiples ranging from 12.0x to 18.0x and multiples of tangible book value ranging from 100.0% to 160.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 8.90% to 20.90% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Security common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the September 30, 2024 First Security board meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of First Security common stock of $16.82 to $44.87 when applying the price to earnings multiples to the financial forecasts and $28.90 to $82.24 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	12.0	x	13.0	x	14.0	x	15.0	x	16.0	x	17.0	x	18.0	x
8.90%	$29.91		$32.41		$34.90		$37.39		$39.88		$42.38		$44.87
10.90%	$27.06		$29.32		$31.57		$33.83		$36.08		$38.34		$40.59
12.90%	$24.52		$26.57		$28.61		$30.65		$32.70		$34.74		$36.79
14.90%	$22.26		$24.12		$25.97		$27.83		$29.68		$31.54		$33.40
16.90%	$20.25		$21.93		$23.62		$25.31		$26.99		$28.68		$30.37
18.90%	$18.44		$19.98		$21.51		$23.05		$24.59		$26.12		$27.66
20.90%	$16.82		$18.22		$19.62		$21.03		$22.43		$23.83		$25.23

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	100.0%	110.0%	120.0%	130.0%	140.0%	150.0%	160.0%
8.90%	$51.40	$56.54	$61.68	$66.82	$71.96	$77.10	$82.24
10.90%	$46.50	$51.15	$55.80	$60.45	$65.10	$69.75	$74.40
12.90%	$42.14	$46.35	$50.57	$54.78	$59.00	$63.21	$67.42
14.90%	$38.26	$42.08	$45.91	$49.73	$53.56	$57.38	$61.21
16.90%	$34.79	$38.27	$41.75	$45.22	$48.70	$52.18	$55.66
18.90%	$31.69	$34.85	$38.02	$41.19	$44.36	$47.53	$50.70
20.90%	$28.90	$31.79	$34.68	$37.58	$40.47	$43.36	$46.25

Contribution Analysis

D.A. Davidson analyzed the relative contribution of First Security and Byline to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) First Security’s reported net income for the 12 months ended June 30, 2024 and First Security’s estimated net income for the 12 months ended December 31, 2024, December 31, 2025, and December 31, 2026 based on a combination of First Security’s, Byline’s and Byline’s financial advisor’s financial projections; (ii) Byline’s reported net income for the 12 months ended June 30, 2024 and Byline’s estimated net income for the 12 months ended December 31, 2024, December 31, 2025, and December 31, 2026 based on Byline’s and Byline’s financial advisor’s estimates; (iii) total assets; (iv) gross loans; (v) loan loss reserve; (vi) total deposits; (vii) non-interest bearing demand deposits; (viii) non-maturity deposits; (ix) shareholders’ equity (excludes the impact of minority interest conversion and preferred stock redemption); (x) tangible common equity (excludes the impact of minority interest conversion and preferred stock redemption); (xi) tangible common equity (excluding accumulated other comprehensive income and the impact of minority interest conversion and preferred stock redemption); and (xii) tangible common equity (includes the impact of minority interest conversion and preferred stock redemption). The relative contribution analysis did not give effect to the impact of any synergies as a result of the merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of First Security’s or Byline’s common stockholders in the combined company based on the exchange ratio:

Contribution Analysis
	Byline Stand-alone	Byline % of Total	First Security Stand-alone	First Security % of Total

Income Statement - Historical
Net Income (LTM)	$117,937	96.0%	$4,973	4.0%

Income Statement - Projections
Net Income (2024E)	$117,800	97.0%	$3,657	3.0%
Net Income (2025E)	$114,800	97.7%	$2,677	2.3%
Net Income (2026E)	$119,762	97.9%	$2,603	2.1%

Balance Sheet
Total Assets (3)	$9,633,815	96.4%	$354,767	3.6%
Gross Loans, Incl. Loans HFS	$6,904,564	97.2%	$201,448	2.8%
Loan Loss Reserve	$99,730	98.0%	$2,057	2.0%
Total Deposits	$7,347,181	95.8%	$322,197	4.2%
Non-Interest Bearing Demand Deposits	$1,762,891	94.5%	$101,782	5.5%
Non-CDs	$5,307,300	94.6%	$304,195	5.4%
Shareholders' Equity (3)	$1,033,014	97.1%	$31,082	2.9%
Tangible Common Equity (6/30/2024) (3)	$832,226	96.6%	$29,185	3.4%
Tangible Common Equity, Excluding AOCI (6/30/2024) (3)	$943,695	95.9%	$40,566	4.1%
Tangible Common Equity (6/30/2024) (4)	$832,226	96.6%	$28,876	3.4%
Average Contribution		96.5%		3.5%
Median Contribution		96.6%		3.4%

Pro Forma Ownership
Pro Forma Ownership Split (at 2.1794x Exchange Ratio)		96.8%		3.2%

(1)
Projections for First Security based on a combination of First Security and Byline/Stephens estimates in ‘24 and Byline/Stephens assumptions in ‘25-'26 as discussed with and confirmed by senior management
(2)
Standalone financial projections for Byline based on Byline/Stephens assumptions in 2024-2026
(3)
Excludes the impact of minority interest conversion and preferred stock redemption
(4)
Includes the impact of minority interest conversion and preferred stock redemption

Financial Impact Analysis

D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of First Security and Byline. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Byline. In the course of this analysis, D.A. Davidson assumed Byline performed in accordance with Byline’s and Byline’s financial advisor’s estimates for the years ending December 31, 2024, December 31, 2025, December 31, 2026, December 31, 2027, December 31, 2028, and December 31, 2029. First Security financials based on a combination of First Security’s, Byline’s and Byline’s financial advisor’s financial projections for the year ending December 31, 2024, and Byline’s and Byline’s financial advisor’s assumptions as discussed with and confirmed by First Security senior management for the years ending December 31, 2025, December 31, 2026, December 31, 2027, December 31, 2028, and December 31, 2029. This analysis indicated that the merger is expected to be accretive to Byline’s estimated earnings per share beginning in 2025, after excluding non-recurring merger-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Byline and that Byline would maintain capital ratios in excess of those required for Byline to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by First Security and Byline prior to and following the merger will vary from the projected results, and the variations may be material.

D.A. Davidson prepared its analyses for purposes of providing its opinion to First Security’s board as to the fairness, from a financial point of view, to the holders of First Security common stock of the exchange ratio to be paid to such holders in the merger and to assist First Security’s board in analyzing the merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of First Security, Byline or D.A. Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

D.A. Davidson’s opinion was one of many factors considered by First Security’s board in its evaluation of the merger and should not be viewed as determinative of the views of First Security’s board or management with respect to the merger or the exchange ratio.

D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and other transactions. D.A. Davidson acted as financial advisor to First Security in connection with, and participated in certain parts of the negotiations leading to the merger. D.A. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to First Security, Byline and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of First Security and Byline for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Please be advised that during the two years preceding the date of this letter, neither D.A. Davidson nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with First Security or Byline.

First Security selected D.A. Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement executed on October 27, 2023, First Security engaged D.A. Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, First Security agreed to pay D.A. Davidson a cash fee of $100,000 concurrently with the rendering of its opinion. The Company will pay to D.A. Davidson at the time of closing of the merger a contingent cash fee equal to 1.00% of the aggregate consideration. First Security has also agreed to reimburse D.A. Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. D.A. Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

Neither Moss Adams LLP (Byline’s independent registered public accounting firm), nor any other independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information contained in this section and, accordingly, Moss Adams LLP does not express an opinion or any other form of assurance with respect thereto or its achievability and assumes no responsibility for the prospective financial information and disclaims any association with the prospective financial information. The report of Moss Adams LLP incorporated by reference in this proxy statement/prospectus, as appropriate, relates to Byline’s consolidated financial statements for the periods indicated in the report and does not extend to the prospective financial information and should not be read to do so.

Byline’s Reasons for the Merger

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Byline board consulted with Byline senior management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•
each of Byline’s, First Security’s, and the combined company’s business, operations, financial condition, asset quality, earnings and prospects, including the belief that First Security’s financial condition, asset quality and underwriting procedures are sound, that First Security’s business, operations would complement those of Byline;
•
the opportunity to add a low-cost core deposit portfolio that would provide additional funding and liquidity to Byline;
•
the opportunities for growth through the ability to offer Byline Bank’s broader range of products and services to First Security’s customers;
•
anticipated efficiencies to come from integrating First Security’s operations into Byline’s existing operations;
•
the financial terms of the transaction, including the expectation that the transaction would be accretive to Byline’s earnings per share in the first full year with the expected cost savings, provide manageable tangible book value dilution at closing inclusive of transaction expenses, allow Byline to continue to maintain strong capital levels post-closing, and that the exchange ratio is not subject to automatic adjustment as a result of changes in the market value of Byline common stock, limiting the risk of further dilution to Byline’s existing stockholders if the trading price of Byline common stock were to decrease;
•
management’s experience and successful track record with acquiring and integrating financial institutions;
•
the view that First Security’s relationship-oriented commercial banking business would be complementary, and is compatible with Byline and its subsidiaries;
•
its review and discussions with Byline’s management, legal counsel and tax advisors concerning the due diligence investigation of First Security conducted by Byline;
•
the opportunity to build a greater recognition and awareness of the Byline brand; and
•
the belief that the merger would be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

In addition, the Byline board considered a number of risks with respect to the merger, including the following:

•
that the exchange ratio is not subject to adjustment as a result of changes in the market value of Byline common stock, and the resulting risk that the value of the merger consideration payable to First Security common stockholders could increase if the trading price of Byline common stock were to increase;
•
the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating First Security’s business, operations and workforce with those of Byline, including the transaction costs that would be incurred in connection with the transaction;

•
the potential risk of diverting management attention and resources from the operation of Byline’s business towards the completion of the merger and other integration efforts;
•
that Byline would not be entitled to indemnification for certain losses it could incur in connection with the transaction;
•
uncertainties regarding developments in accounting, federal and state income tax and bank regulatory policy; and
•
the other risks identified under “Risk Factors” and “Cautionary Statement Regarding Forward- Looking Statements.”

The foregoing discussion of the information and factors considered by the Byline board is not intended to be exhaustive, but includes the material factors considered by the Byline. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Byline board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Byline board considered all these factors as a whole and overall considered the factors to be favorable to, and to support its determination to approve, entering into the merger agreement.

This explanation of Byline’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The Byline board realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding enhanced business prospects, anticipated cost savings and earnings accretion/dilution. The Byline board concluded, however, that the potential positive factors outweighed the potential risks of completing the transaction.

Management and Board of Directors of Byline After the Merger

The directors and officers of Byline immediately prior to the effective time will be the directors and officers of Byline after the consummation of the merger and will serve until such time as their successors are duly elected and qualified.

Interests of First Security Directors and Executive Officers in the Merger

The transactions contemplated by the merger agreement also include certain other agreements relating to employment matters of certain directors and executive officers of First Security previously entered into.

In considering the recommendation of the First Security board, First Security stockholders should be aware that the directors and executive officers of First Security have certain interests in the merger that may be different from, or in addition to, the interests of First Security stockholders generally. The First Security board was aware of these interests and considered them, among other matters, in making its recommendation that First Security stockholders vote to approve the merger proposal. These interests are described in further detail below.

Existing Change in Control Agreements

Certain executive officers of First Security Bank previously entered into change in control agreements with First Security Bank.

Specifically, Drew Dammeier, director, Treasurer and VP of First Security and President of First Security Bank; Thomas Schnell, SVP – Operations & Cashier of First Security Bank; and Glen Hoch, director and VP – Strategic Directions of First Security and director and SVP – Business Development of First Security Bank, each entered into a change in control agreement with First Security Bank pursuant to which they will receive sales bonuses of $25,000, $25,000, and $50,000, respectively, upon the closing of the merger.

In addition, in the event that each of Messrs. Dammeier’s, Schnell’s and Hoch’s employment terminates without “cause” or for “good reason” (as each term is defined in each executive’s respective change in control agreement) within six months (or, for Mr. Dammeier, within 12 months) following the consummation of the merger, pursuant to the change in control agreements, each executive would be entitled to receive, subject to his timely execution of a waiver and release of claims, (i) an amount equal to the sum of (A) two times (or, for Mr. Schnell, one-and-a-half times) the executive’s base salary and (B) one times executive’s 2023 bonus (or, for Mr. Hoch, two times his 2022 bonus) paid over a period of 24 months (or, for Mr. Schnell, 18 months) in equal installments, (ii) the payment of COBRA premiums for up to 18 months, and (iii) executive-level outplacement services for a period of up to one year. At the executives’ current compensation levels, the maximum total value of the payments that Messrs. Dammeier, Schnell, and Hoch could receive pursuant to each executive’s change in control agreement in connection with a termination without “cause” or for “good reason” within six months following the consummation of the merger is $876,600, $591,400, and $746,060, respectively. Such maximum amounts will increase to the extent that the executives’ base salaries increase prior to their termination of employment. Each executive is projected to receive a 3% to 4% increase in base salary in 2025.

The change in control agreements for Messrs. Dammeier and Hoch also require that each executive comply with non-competition and non-solicitation covenants during the two year period following each executive’s termination of employment. Mr. Schnell’s change in control agreement requires that he comply with a non-competition covenant for a period of 12 months and a non-solicitation covenant for a period of 18 months following his termination of employment.

Indemnification; Directors’ and Officers’ Insurance

Following the effective time, to the extent permitted by applicable law and to the same extent as provided by First Security under its charter documents at the time of the merger agreement, Byline has agreed to indemnify, hold harmless, and advance expenses to the current and former directors and officers of First Security and its subsidiaries for actions taken by them in their position as a director or officer of First Security or its subsidiaries prior to the effective time.

Pursuant to the terms of the merger agreement, First Security has agreed to purchase and Byline has agreed to maintain, for six years following the effective time, insurance coverage under the current directors’ and officers’ liability insurance policy maintained by First Security for actions or omissions occurring on or prior to the effective time; provided, however that if the aggregate premiums for such coverage exceed 250% of the premiums First Security paid for its current directors’ and officers’ insurance policy, First Security will only be required to obtain and Byline will only maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a total cost equal to such 250% amount.

Regulatory Approvals Required for the Merger

Consummation of the merger is subject to several federal and state regulatory agency filings and approvals. The merger and the bank merger cannot be completed unless and until Byline and Byline Bank, on the one hand, and First Security and First Security Bank, on the other hand, have received all necessary prior approvals or waivers from the applicable bank regulatory authorities and any applicable waiting periods have expired.

Neither Byline nor First Security is aware of any material governmental approvals or actions that are required for completion of the merger or bank merger other than those described below. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. However, there can be no assurance that any additional approvals or actions will be obtained.

Federal Reserve. Byline is registered as a bank holding company under the Bank Holding Company Act of 1956 (which we refer to as the BHC Act). First Security also is a registered bank holding company under the BHC Act. As a result, the merger is subject to prior approval of the Federal Reserve under the BHC Act, unless a waiver from the prior approval requirement is available pursuant to Regulation Y under the BHC Act. In accordance with Regulation Y, on November 4, 2024, Byline submitted a request to the Federal Reserve Bank of Chicago for a waiver from the requirement under Section 3 of the BHC Act for prior approval of the Federal Reserve.

FDIC. The bank merger is subject to the prior approval of the FDIC under the Bank Merger Act of 1960, as amended (which we refer to as the Bank Merger Act). On November 4, 2024, Byline Bank and First Security Bank filed an Interagency Bank Merger Act Application for approval of the bank merger with the FDIC. In reviewing that application, the FDIC is required to consider the following:

•
competitive factors, such as whether the bank merger will result in a monopoly or whether the benefits of the bank merger to the public in meeting the needs and convenience of the community clearly outweigh the bank merger’s anticompetitive effects or restraints on trade; and
•
banking and community factors, which include an evaluation of:
•
the financial and managerial resources of Byline Bank, including its subsidiaries, and of First Security Bank, and the effect of the proposed transaction on these resources;
•
management expertise;
•
internal control and risk management systems;
•
the capital of First Security Bank;
•
the convenience and needs of the communities to be served; and
•
the effectiveness of First Security Bank and Byline Bank in combating money laundering activities.

The application process included publication and opportunity for comment by the public. The FDIC is required to consider any properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act.

Mergers approved by the FDIC under the Bank Merger Act, with certain exceptions, may not be consummated until 30 days after the date of approval, during which time the U.S. Department of Justice may challenge such merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With approval of the FDIC and the Department of Justice, that waiting period may be, and customarily is, reduced to no less than 15 days.

IDFPR. The bank merger is also subject to the prior approval of the IDFPR. On November 4, 2024, Byline Bank submitted to the IDFPR a copy of the Interagency Bank Merger Act Application filed with the FDIC and such other information as required by the IDFPR.

The approval of a merger application by a regulatory authority only means that the regulatory criteria for approval have been satisfied. The process of obtaining regulatory approval does not include a review of the adequacy of the merger consideration. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Accounting Treatment

For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of First Security as of the effective time will be recorded at their respective fair values and added to those of Byline. Any excess of purchase consideration over the fair values is recorded as goodwill. Consolidated financial statements of Byline issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of First Security.

Public Trading Markets

Byline common stock is listed on the NYSE under the symbol “BY”. The Byline common stock issuable in the merger will be listed on the NYSE. There is no established public trading market for shares of First Security common stock and no broker makes a market in the stock.

Exchange of Shares in the Merger

Byline has engaged Broadridge Corporate Issuer Solutions, LLC (which we refer to as Broadridge) to act as its exchange agent to handle the exchange of First Security common stock for the merger consideration. Within 10 business days after the effective time, the exchange agent will send to each holder of record of First Security common stock a letter of transmittal for use in the exchange with instructions explaining how to surrender First Security common stock certificates and/or book entry shares to the exchange agent. Holders of First Security common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates. As soon as reasonably practicable after its receipt of properly completed and signed letters of transmittal and accompanying First Security stock certificates, if any, Byline’s exchange agent will issue shares of Byline common stock representing the merger consideration, together with cash in lieu of any fractional shares, in each case subject to any required withholding taxes. No interest will be paid on any cash payment. Until the certificates representing First Security common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the shares of Byline common stock into which such shares of First Security common stock have been converted. When the certificates are surrendered to Byline’s exchange agent, any unpaid dividends or other distributions will be paid without interest, subject to any required withholding taxes. In no event will Byline, the exchange agent, or any other person be liable to any former holder of shares of First Security common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Holders of First Security common stock should follow the instructions in the letter of transmittal for sending their stock certificates to the exchange agent.

Appraisal Rights

If the merger is consummated, First Security stockholders and beneficial owners of shares of First Security common stock who continuously hold shares of First Security common stock through the effective time, who do not vote in favor of the adoption and approval of the merger agreement, who properly demand appraisal of their shares in accordance with the DGCL and who otherwise comply with the statutory requirements of Section 262 of the DGCL will be entitled to seek appraisal of their shares in connection with the merger under Section 262 of the DGCL. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement/prospectus as Appendix B and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that First Security stockholders or beneficial owners of shares of First Security common stock exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder,” “holder of shares of First Security common stock” or “First Security stockholder” are to the record holder of shares of First Security common stock unless otherwise expressly noted herein, all such references to a “beneficial owner” mean a person who is the beneficial owner of shares of First Security common stock held either in voting trust or by a nominee on behalf of such person unless otherwise explicitly noted herein (and the word “person” means any individual, corporation, partnership, unincorporated association or other entity) and all references in this section to “surviving corporation” mean United.

Under Section 262, if the merger is completed, holders and beneficial owners of shares of First Security common stock who: (i) submit a written demand for appraisal of their shares and do not withdraw their demand, fail to perfect or otherwise lose their appraisal rights, in each case in accordance with Section 262; (ii) do not vote in favor of the adoption and approval of the merger agreement; (iii) continuously are the record holders of such shares of First Security common stock through the effective time; (iv) who are entitled to demand appraisal rights under Section 262 and (v) otherwise exactly follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of First Security common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. However, after an appraisal petition has been filed, Section 262 provides that the Delaware Court of Chancery will dismiss appraisal proceedings as to all First Security stockholders and beneficial owners of shares of First Security common stock who have asserted appraisal rights, unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds one percent of the outstanding shares of First Security common stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate merger consideration in respect of the shares of First Security common stock for which appraisal rights have been pursued and perfected exceeds $1 million or the “ownership thresholds.” Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the merger through the date the judgment is paid at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the surviving corporation may voluntarily pay to each First Security stockholder and beneficial owners of shares of First Security common stock entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger is to be submitted for approval at a meeting of First Security stockholders, such as the special meeting, First Security, not less than 20 days prior to the special meeting, must notify each of the First Security stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available, and include in the notice either a copy of Section 262 or information directing the First Security stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement/prospectus constitutes First Security’s notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement/prospectus as Appendix B. In connection with the merger, any First Security stockholder or beneficial owners of shares of First Security common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review this discussion and Appendix B carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A First Security stockholder or beneficial owners of shares of First Security common stock who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, the process of dissenting and exercising appraisal rights requires compliance with technical prerequisites, and because of the complexity of the procedures for exercising the right to seek appraisal of shares of First Security common stock, if a First Security stockholder or beneficial owners of shares of First Security common stock considers exercising such rights, such First Security stockholder or beneficial owners of shares of First Security common stock should seek the advice of legal counsel.

First Security stockholders or beneficial owners of shares of First Security common stock wishing to exercise the right to seek an appraisal of their shares of First Security common stock must do ALL of the following:

•
in the case of a First Security stockholder, such person must not vote, or abstain from voting, in favor of the proposal to adopt and approve the merger agreement;
•
the First Security stockholder or beneficial owner of shares of First Security common stock must deliver to First Security a written demand for appraisal before the vote on the merger agreement at the special meeting, which written demand must reasonably inform First Security of the identity of the First Security stockholder or beneficial owner of shares of First Security common stock and that the First Security stockholder or beneficial owner of shares of First Security common stock intends to demand appraisal of his, her or its shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262;
•
the First Security stockholder or beneficial owner of shares of First Security common stock must continuously hold or beneficially own, as applicable, the shares of common stock from the date of making the demand through the effective time (a First Security stockholder or beneficial owner of shares of First Security common stock will lose appraisal rights if he, she or it transfers the shares before the effective time); and
•
the First Security stockholder or beneficial owner of shares of First Security common stock must otherwise comply with the procedures of Section 262, including filing a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares owned by such stockholder or beneficial owner within 120 days after the effective time. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds articulated in Section 262(g) must be met.

Filing Written Demand

Any First Security stockholder or beneficial owner of shares of First Security common stock wishing to exercise appraisal rights must deliver to First Security, before the vote on the adoption and approval of the merger agreement at the special meeting at which the proposal to adopt and approve the merger agreement will be submitted to First Security stockholders, a written demand for the appraisal of the First Security stockholder’s common shares.

In the case of a First Security stockholder, such First Security stockholder must not vote or submit a proxy in favor of the adoption and approval of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement, and will constitute a waiver of the First Security stockholder’s or beneficial owner of shares of First Security common stock’s appraisal rights. Therefore, a First Security stockholder or beneficial owner of shares of First Security common stock who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption and approval of the merger agreement or abstain from voting, or otherwise fail to vote, on the adoption and approval of the merger agreement.

Neither voting against the adoption of the merger agreement nor abstaining from voting or failing to vote on the merger proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. A proxy or vote against the adoption of the merger agreement will not constitute a demand. A First Security stockholder’s or beneficial owner of shares of First Security common stock’s failure to make the written demand prior to the taking of the vote on the adoption and approval of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

A demand for appraisal made by a First Security stockholder or beneficial owner of shares of First Security common stock must be executed by or on behalf of the holder of record or the beneficial owner, as applicable, and must reasonably inform First Security of the identity of such holder or beneficial owner. A written demand for appraisal must state that the person intends thereby to demand appraisal of the person’s shares in connection with the merger.

All demands for appraisal pursuant to Section 262 should be in writing and should be mailed or delivered to:

First Security Bancorp, Inc.

Attn: Wade Wacholz

7315 W. Grand Avenue

Elmwood Park, IL 60707

At any time within 60 days after the effective time, any First Security stockholder or beneficial owner of shares of First Security common stock who has delivered a written demand to First Security and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement by delivering to First Security a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any First Security stockholder or beneficial owner of shares of First Security common stock without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any First Security stockholder or beneficial owner of shares of First Security common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such First Security stockholder’s or beneficial owner’s demand for appraisal and to accept the merger consideration within 60 days after the effective time of the merger.

Notice by the Surviving Corporation

If the merger is completed, within 10 days after the effective time, the surviving corporation will notify each First Security stockholder or beneficial owner of shares of First Security common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the merger proposal, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, the surviving corporation or any First Security stockholder or beneficial owner of shares of First Security common stock who has complied with Section 262 and is entitled to seek appraisal under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by First Security stockholder or beneficial owner of shares of First Security common stock, demanding a determination of the fair value of the shares held by all dissenting First Security stockholders or beneficial owners of shares of First Security common stock entitled to appraisal rights who did not vote their shares in favor of the merger proposal and properly demanded appraisal of such shares. The surviving corporation is under no obligation, and has no present intention, to file a petition, and First Security stockholders or beneficial owners of shares of First Security common stock should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of First Security common stock. Accordingly, any First Security stockholders or beneficial owners of shares of First Security common stock who desire to have shares of First Security common stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of First Security common stock within the time and in the manner prescribed in Section 262. The failure of a First Security stockholder or beneficial owner of shares of First Security common stock to file such a petition within the period specified in Section 262 could nullify the First Security stockholder’s or beneficial owner of shares of First Security common stock’s previous written demand for appraisal.

Within 120 days after the effective time, any person who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of First Security common stock not voted in favor of the adoption and approval of the merger agreement and with respect to which First Security has received demands for appraisal, and the aggregate number of holders of such shares holding or owning such. The surviving corporation must mail such statement to the requesting First Security stockholder or beneficial owner of shares of First Security common stock within 10 days after receipt by the surviving corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a First Security stockholder or beneficial owner of shares of First Security common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all First Security stockholders or beneficial owners of shares of First Security common stock who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the First Security stockholders or beneficial owners of shares of First Security common stock shown on such verified list at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the surviving corporation. After notice to First Security stockholders or beneficial owners of shares of First Security common stock as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those First Security stockholders or beneficial owners of shares of First Security common stock who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the First Security stockholders or beneficial owners of shares of First Security common stock who demanded appraisal of their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any First Security stockholder or beneficial owner of shares of First Security common stock fails to comply with that direction, the Delaware Court of Chancery may dismiss that First Security stockholder or beneficial owner of shares of First Security common stock from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all First Security stockholders or beneficial owners of shares of First Security common stock who assert appraisal rights unless one of the ownership thresholds is met.

Determination of Fair Value

After determining the holders entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to First Security stockholders or beneficial owners of shares of First Security common stock seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of First Security common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the surviving corporation pursuant to subsection (h) of Section 262 that have the effect of limiting the sum on which interest accrues as described below). In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the surviving corporation may pay to each First Security stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the mergers.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.

In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the mergers and not the product of speculation, may be considered.”

First Security stockholders and beneficial owners of shares of First Security common stock considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the merger consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and First Security stockholders and beneficial owners of shares of First Security common stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither First Security nor Byline as the surviving corporation anticipates offering more than the merger consideration to any First Security stockholder or beneficial owner of shares of First Security common stock exercising appraisal rights, and each of First Security and Byline reserve the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of First Security common stock is less than the merger consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to First Security stockholders or beneficial owners of shares of First Security common stock seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a First Security stockholder or beneficial owner of shares of First Security common stock, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a First Security stockholder or a beneficial owner of shares of First Security common stock in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any First Security stockholder or beneficial owner of shares of First Security common stock who demands appraisal of his, her or its shares of First Security common stock under Section 262 fails to perfect, withdraws or otherwise loses, such holder’s right to appraisal, the First Security stockholder’s or beneficial owner of shares of First Security common stock’s shares of First Security common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration, without interest, upon delivery by such holder of a properly completed and duly executed letter of transmittal to the exchange agent and transfer of the shares of First Security common stock. A First Security stockholder or beneficial owner of shares of First Security common stock will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time, if neither of the ownership thresholds described above is met or if the First Security stockholder or beneficial owner of shares of First Security common stock properly delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.

From and after the effective time, no First Security stockholder or beneficial owner of shares of First Security common stock who has demanded appraisal rights will be entitled to vote such shares of First Security common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the First Security stockholder’s or the beneficial owner of shares of First Security common stock’s, if any, payable to First Security stockholders or beneficial owners of shares of First Security common stock as of a time prior to the effective time of the merger. If no petition for an appraisal is filed, if neither of the ownership thresholds described above is met, or if the First Security stockholder or beneficial owner of shares of First Security common stock delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time or thereafter with the written approval of the surviving corporation, then the right of such First Security stockholder or beneficial owner of shares of First Security common stock to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any First Security stockholder or beneficial owner of shares of First Security common stock without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing will not affect the right of any First Security stockholder or beneficial owner of shares of First Security common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such First Security stockholder’s or beneficial owner of shares of First Security common stock’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time of the merger.

FIRST SECURITY STOCKHOLDERS WHO VOTE SHARES IN FAVOR OF THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a First Security stockholder’s statutory appraisal rights. Consequently, any First Security stockholder or beneficial owner of shares of First Security common stock wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

DESCRIPTION OF THE MERGER AGREEMENT

The following is a summary of selected provisions of the merger agreement. While Byline and First Security believe this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety into, and a copy of which is attached as Appendix A to, this proxy statement/prospectus. The parties urge you to read the merger agreement in its entirety.

•
Explanatory Note

The merger agreement and the summary of its terms in this proxy statement/prospectus have been included only to provide you with information about the terms and conditions of the merger agreement. The representations, warranties and covenants contained in the merger agreement are made by Byline and First Security only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by Byline and First Security in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk between the parties to the merger agreement rather than to establish matters as facts. Stockholders are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by Byline or First Security. The representations and warranties contained in the merger agreement do not survive the effective time.

Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of Byline or First Security.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Byline or First Security or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/ prospectus or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.” Byline will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

•
The Merger

Upon the terms and subject to the conditions of the merger agreement, First Security will merge with and into Byline, with Byline as the surviving corporation. Immediately following the merger, First Security Bank will merge with and into Byline Bank, with Byline Bank as the resulting bank as a wholly-owned subsidiary of Byline. The separate existence of First Security will cease, with all its rights, privileges, immunities, power and franchises.

•
Effects of the Merger

As a result of the merger, the shares of First Security common stock will no longer be outstanding and will automatically be cancelled and retired and cease to exist. First Security stockholders will only participate in Byline’s future earnings and potential growth through their ownership of Byline common stock. All of the other incidents of direct ownership of shares of First Security common stock, such as the right to vote on certain decisions with respect to First Security, to elect directors to the First Security board and to receive dividends and distributions from First Security, will be extinguished upon completion of the merger. All of the property, rights, privileges and powers of Byline Bank and First Security Bank will vest in the resulting bank, and all obligations, liabilities, debts, restrictions, disabilities and duties of Byline Bank and First Security Bank will become the obligations, liabilities, debts, restrictions, disabilities and duties of the resulting bank.

Closing and Effective Time of the Merger

The merger agreement provides that the merger will be consummated no later than five business days after the satisfaction or waiver of all the closing conditions, except for those conditions that by their nature are to be satisfied at the closing (but subject to the fulfillment or waiver of those conditions), including the receipt of all regulatory and stockholder approvals and after the expiration of all regulatory waiting periods, unless another date, time or place is agreed to in writing by Byline and First Security. The merger will become effective at the time a certificate of merger is executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. Subject to the satisfaction or waiver of the closing conditions, the parties are seeking to consummate the merger by the end of the second quarter of 2025. However, it is possible that factors outside the control of Byline and First Security could result in the merger being completed at a later time or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger.

If the merger is not completed by the outside date, the merger agreement may be terminated by either Byline or First Security, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of, or materially contributed to, the failure of the merger to be completed before such date.

For a description of the transaction structure and merger consideration, please see the section entitled “The Merger — Terms of the Merger.”

•
Byline’s Governing Documents, Directors and Officers Following the Closing
•
Governing Documents

Byline’s certificate of incorporation and bylaws as they exist immediately before the effective time will be the certificate of incorporation and bylaws of the surviving corporation after the merger and bank merger, in each case until thereafter changed or amended as provided therein or by applicable law.

Directors and Officers

The directors and officers of Byline immediately prior to the effective time will be the directors and officers of Byline after the consummation of the merger and will serve until such time as their successors are duly elected and qualified. The directors and officers of Byline Bank immediately prior to the effective time of the bank merger will be the directors and officers of Byline Bank after the consummation of the merger and will serve until such time as their successors are duly elected and qualified.

•
Merger Consideration
•
Conversion of First Security Common Stock

At the effective time, each share of First Security common stock outstanding immediately prior to the effective time, other than shares, if any, owned by First Security or Byline (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted), or as to which statutory appraisal rights have been properly exercised and perfected, will be converted into the right to receive the merger consideration consisting of the number of shares of Byline’s common stock, par value $0.01 per share, equal to the quotient (rounded to the nearest ten-thousandth) obtained by dividing (A) 1,468,942 by (B) the number of shares of First Security common stock issued and outstanding immediately prior to the effective time of the merger; provided, however, that in the event First Security has less than 674,012 shares of common stock issued and outstanding at closing, then the exchange ratio will be equal to 2.1794, subject to further adjustments to the exchange ratio as set forth in the merger agreement and as described below. Based on the number of outstanding shares of First Security common stock as of the date of this proxy statement/prospectus, we expect that the exchange ratio will be equal to 2.1794.

Not later than 10 days before the expected closing date, First Security will deliver to Byline the First Security estimated closing balance sheet. After First Security’s delivery of the First Security estimated closing balance sheet, Byline and First Security will work together in good faith to agree on the First Security final closing balance sheet. Each of the First Security estimated closing balance sheet and the First Security final closing balance sheet will contain a calculation of First Security’s closing tangible common equity.

In the event that First Security realizes certain recoveries on identified loans sold by it or First Security Bank prior to closing, provided that First Security’s closing tangible common equity (as calculated pursuant to merger agreement and set forth on First Security’s final closing balance sheet) is equal to or greater than the minimum required as set forth in the merger agreement, then the aggregate merger consideration will be increased as set forth in the merger agreement.

•
Cancellation of Excluded Shares and Dissenting Shares

At the effective time, (i) any shares of First Security common stock beneficially owned by Byline (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in First Security’s treasury and (ii) any dissenting shares (subject to the procedures for dissenting shares described herein) will automatically be cancelled and retired and will cease to exist and no consideration will be issued in exchange therefor.

•
Dissenting Shares

To the extent appraisal rights under Section 262 of the DGCL are applicable to the merger, no dissenting shares will be converted into or represent a right to receive the consideration for such shares set forth in merger agreement. Instead, holders of dissenting shares will be entitled to receive in cash the value of the shares held by such holder to the extent granted under Section 262 of the DGCL. If a holder of dissenting shares thereafter effectively withdraws or loses such appraisal rights with respect to such shares then, as of the occurrence of such withdrawal or loss, each such share will be deemed as of the effective time to have been converted into and represent only the right to receive the consideration for such shares set forth in the merger agreement.

For more information regarding appraisal rights, please see the section entitled “The Merger — Appraisal Rights.”

•
Rights as Stockholders of First Security

At the effective time, holders of shares of First Security common stock will cease to be, and will have no further rights as, stockholders of First Security other than to receive the merger consideration and any dividends or distributions to which they are entitled under the merger agreement.

•
Exchange Procedures

Byline has engaged Broadridge to act as its exchange agent to handle the exchange of First Security common stock for the merger consideration. Within 10 business days after the effective time, the exchange agent will send to each holder of record of First Security common stock a letter of transmittal for use in the exchange with instructions explaining how to surrender First Security common stock certificates and/or book entry shares to the exchange agent. Holders of First Security common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates.

As soon as reasonably practicable after its receipt of properly completed and signed letters of transmittal and accompanying First Security stock certificates, if any, Byline’s exchange agent will issue shares of Byline common stock representing the merger consideration, together with cash in lieu of any fractional shares, in each case subject to any required withholding taxes. No interest will be paid on any cash payment. Until the certificates representing First Security common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the shares of Byline common stock into which such shares of First Security common stock have been converted. When the certificates are surrendered to Byline’s exchange agent, any unpaid dividends or other distribution will be paid without interest, subject to any required withholding taxes. In no event will Byline, the exchange agent, or any other person be liable to any former holder of shares of First Security common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

•
Holders of First Security common stock should follow the instructions in the letter of transmittal for sending their stock certificates to the exchange agent.
•
Distributions with Respect to Unexchanged Shares

All shares of Byline common stock to be issued pursuant to the merger will be deemed issued and outstanding as of the effective time and if a dividend or other distribution is declared by Byline in respect of the Byline common stock, the record date for which is at or after the effective time, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the merger agreement. No dividends or other distributions in respect of Byline common stock will be paid to any holder of any unsurrendered certificate or book-entry shares representing shares of First Security common stock until such certificate (or affidavit of loss in lieu thereof) or book-entry shares are surrendered for exchange in accordance with the merger agreement. Subject to applicable laws, following surrender of any such certificate (or affidavit of loss in lieu thereof) or book-entry shares, there will be issued and/or paid to the holder of a certificate or evidence of shares in book-entry form, as applicable, representing whole shares of Byline common stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the effective time theretofore payable with respect to such whole shares of Byline common stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Byline common stock with a record date after the effective time but with a payment date subsequent to surrender, in each case subject to any required withholding taxes.

•
Fractional Shares of Byline Common Stock

No fractional shares of Byline common stock will be issued to any stockholder of First Security upon completion of the merger. For each fractional share of Byline common stock that would otherwise be issued, Byline will pay cash in an amount equal to the fraction of a share (rounded to the nearest cent) of Byline common stock which the holder would otherwise be entitled to receive multiplied by the Byline closing price, subject to any required withholding taxes. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

•
Representations and Warranties

The merger agreement contains representations and warranties on the part of First Security as to, among other things:

•
organization, standing and authority;
•
First Security securities and capitalization;
•
subsidiaries and equity holdings;
•
power and authority;

•
consents and approvals;
•
no defaults;
•
takeover laws and provisions;
•
financial advisors;
•
financial reports and regulatory filings, accuracy and compliance with GAAP of financial reports and filings with regulatory authorities;
•
absence of certain changes or events since December 31, 2023;
•
absence of material litigation;
•
compliance with laws;
•
regulatory matters;
•
proper and accurate maintenance of books and records;
•
internal controls and policies and procedures;
•
intellectual property;
•
tax matters;
•
environmental matters;
•
labor matters;
•
benefit arrangements;
•
properties;
•
material contracts;
•
material interests of certain persons;
•
insurance coverage;
•
First Security’s trust business;
•
loans;
•
interest rate risk management instruments;
•
sufficiency of assets;
•
mortgage banking activities; and
•
reorganization.

The merger agreement also contains representations and warranties on the part of Byline as to, among other things:

•
organization, standing and authority;
•
Byline securities and capitalization;
•
subsidiaries and equity holdings;
•
power and authority;
•
consents and approvals;
•
no defaults;
•
financial advisors;
•
financial reports and regulatory filings, accuracy and compliance with GAAP of financial reports and filings with regulatory authorities;
•
absence of certain changes or events since December 31, 2023;
•
absence of litigation;
•
compliance with laws;
•
regulatory matters;
•
available funds;
•
ownership of First Security common stock;
•
environmental matters;
•
ERISA matters; and
•
reorganization.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to Byline or First Security, as the case may be, means any effect, circumstance, occurrence or change that (i) would materially impair the ability of the party to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby on a timely basis or (ii) would reasonably be expected to have a material adverse effect on the capital, financial condition, results of operations or business of First Security and its subsidiaries, taken as a whole, or Byline and its subsidiaries, taken as a whole, excluding, for purposes of clause (ii) only, the following effects, circumstances, occurrences or changes, but only to the extent, with respect to certain of the following, that the effect of such change is not materially different than on comparable banking organizations organized and operated in the United States or any state therein:

•
changes in banking and other laws of general applicability or changes in the interpretation thereof by governmental authorities;

•
changes in GAAP or regulatory accounting requirements applicable to banking organizations generally;
•
changes in the credit markets or prevailing interest rates or other general economic conditions generally affecting banking organizations operating in the United States or any state therein;
•
changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism);
•
volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters;
•
actions or omissions of a party to the merger agreement that are expressly required by the merger agreement or taken upon the written request of the other party to the merger agreement in contemplation of the transactions contemplated thereby;
•
the public disclosure of the merger agreement or the transactions contemplated thereby or the consummation thereof, including the effects thereof on relationships with customers and employees; or
•
failure to meet internal earnings projections or financial forecasts (but not including the underlying causes of such failure).

The representations and warranties in the merger agreement do not survive the effective time and, as described below under the section entitled “Termination of the Merger Agreement,” if the merger agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of Byline or First Security, or otherwise under the merger agreement, unless Byline or First Security willfully breached the merger agreement.

•
Conduct of Business Prior to the Completion of the Merger
•
Conduct of Business of First Security

Under the merger agreement, First Security has agreed to certain operating limitations on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, First Security and its subsidiaries are required to conduct its business in the ordinary and usual course of business consistent with past practice, use commercially reasonable efforts to maintain and preserve intact its business organization and assets and maintain its business relationships.

The following is a summary of the more significant operating limitations imposed upon First Security, subject to certain exceptions set forth in the merger agreement and disclosure schedules. First Security may not (and neither it nor its subsidiaries may agree to take, make any commitment to take or adopt any resolutions in support of any action to), without Byline’s prior written consent:

•
conduct its business other than in the ordinary course consistent with past practices;
•
enter into any new line of business or materially change its lending, credit, investment, underwriting, risk, asset liability management or other banking, operating or other policies procedures or practices;
•
close, sell, consolidate or relocate or materially alter any of its branches or other significant offices or facilities;

•
materially alter any of its policies or practices with respect to rates, fees, interest, charges, levels or types of services or products available to customers;
•
other than in the ordinary course of business consistent with past practice, book any “brokered deposits” other than at market rates having a maturity longer than one year;
•
other than in the ordinary course of business consistent with past practice, purchase any securities other than short-term securities, with a maturity of two years or less, issued by the Treasury or any U.S. governmental agency;
•
make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;
•
except as previously disclosed to Byline, enter into, terminate, amend, modify, extend or renew any material contracts;
•
except in the ordinary course of business consistent with past practice, (a) make, renew, amend, extend the term of, extend the maturity of or grant the forbearance of any loan involving a total credit relationship of more than $500,000 with any single borrower and its affiliates or related parties, or (b) other than in compliance with the credit policies and procedures made available to Byline, enter into, renew or amend any interest rate instrument;
•
except as previously disclosed to Byline, issue, sell, grant, transfer or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional rights with respect to its stock;
•
grant any stock options, stock appreciation rights, performance shares, restricted stock or other equity-based awards or interests, or grant any person any rights to acquire any shares of its capital stock;
•
make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its stock (except for cash dividends to First Security by its subsidiaries to fund First Security’s operations or to pay expense related to the merger) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any shares of its stock;
•
except as contemplated by the merger agreement, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its loans, securities, assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice;
•
acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in the ordinary course of business consistent with past practice) all or any portion of the loans, securities, real property, equity, business, deposits or properties of any other person or make a capital contribution to any other person other than a wholly-owned subsidiary of First Security, unless otherwise stated in the merger agreement;
•
amend the charter, certificate of incorporation and/or by-laws of First Security or First Security Bank;
•
implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a governmental authority;
•
make, change or revoke any material tax election, file any amended tax return or fail to file any tax return that becomes due, enter into any closing agreement, waive or extend any statute of limitations, settle any material tax claim or assessment, surrender any right to claim a material refund of taxes, or take any action with respect to taxes that is outside the ordinary course of business or inconsistent with past practice unless required by applicable law;
•
settle any action, suit, claim or proceeding against First Security, except for an action, suit, claim or proceeding (i) that is settled in the ordinary course of business in an amount or for consideration not in excess of $150,000 individually, or $250,000 in the aggregate, or (ii) that would not impose any continuing liability or material restriction on the business of First Security or First Security’s subsidiaries;
•
(i) enter into, terminate, amend, modify, extend or renew any employment, consulting, severance, restrictive covenant, change in control, retention, stay bonus or similar contract or agreement; (ii) except as required by law or the merger agreement, grant any salary or wage increase or increase any compensation opportunity, including incentive, retention or bonus payments with any director, officer, employee or consultant, or increase the compensation of any director of First Security or any of its subsidiaries, except in each case (A) to pay (and accrue) annual bonuses in the ordinary course of business consistent with past practices up to the aggregate amount previously disclosed or (B) to grant annual salary, wage or fee increases in the ordinary course of business consistent with past practices in an amount as previously disclosed; (iii) hire any employee or engage any consultant with an annual salary or wage rate or consulting fees in excess of $150,000; or (iv) terminate the employment of any executive officer other than for cause;
•
(i) enter into, terminate, establish or adopt any First Security benefit arrangement or any arrangement that would have been a First Security benefit arrangement had it been entered into prior to the merger agreement, amend or modify any First Security benefit arrangement or make new grants, awards or increase any benefits under any First Security benefit arrangement, or (ii) except as previously disclosed, take any action to accelerate the vesting (or lapsing of restrictions), payment, exercisability or funding of or in any other way secure the payment of compensation or benefits under any First Security benefit arrangement, including stock options, restricted stock, performance shares, stock appreciation rights, equity-based awards or interests or other compensation or benefits payable thereunder, or (iii) add any new participants to any benefit arrangement (or, with respect to any of the preceding, communicate any intention to take such action), except (a) to satisfy previously disclosed contractual obligations existing as of September 30, 2024, (b) in the ordinary course of business consistent with past practices under the existing terms of such benefit arrangement, or (c) as required by applicable law or by merger agreement;
•
make any material written communications to the officers or employees of First Security or any of its subsidiaries, or any oral communications presented to a significant portion of the employees of First Security or any of its subsidiaries, pertaining to compensation or benefit matters that are materially affected by the transactions contemplated by the merger agreement;
•
(i) engage in or conduct any building, demolition, remodeling or material modifications or alterations to any of its business premises unless required by applicable law, in an emergency situation or reasonably necessary to maintain its business premises, or (ii) fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition;
•
acquire or otherwise become the owner of any real property, including any real property and related assets and rights designated as “other real estate owned” by First Security Bank, by way of foreclosure or in satisfaction of a debt previously contracted without first (i) obtaining an appropriate Phase I environmental site assessment and (ii) consulting Byline;
•
other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than deposits taken by First Security Bank), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a subsidiary of First Security); or
•
merge or consolidate First Security or any of its significant subsidiaries, including First Security Bank, with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its significant subsidiaries.
•
Conduct of Business of Byline

Under the merger agreement, Byline has agreed to certain operating limitations on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, Byline and its subsidiaries are required to conduct its business in the ordinary and usual course of business consistent with past practice, use commercially reasonable efforts to maintain and preserve intact its business organization and assets and maintain its business relationships.

The following is a summary of the more significant operating limitations imposed upon Byline, subject to certain exceptions set forth in the merger agreement. Byline may not (and neither it nor its subsidiaries may agree to take, make any commitment to take or adopt any resolutions in support of any action to), without First Security’s prior written consent:

•
amend its certificate of incorporation or bylaws in a manner that would materially and adversely affect the holders of capital stock of First Security (upon their acquisition of Byline common stock) relative to the other holders of Byline common stock;
•
adjust, split, combine or reclassify any capital stock of Byline; or
•
completely liquidate or dissolve Byline or Byline Bank.
•
Certain Covenants of the Parties

In addition to the operating limitations noted above, the merger agreement contains certain other covenants and agreements, including, among other things, the following:

•
First Security agreed to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining required stockholder approvals.
•
First Security agreed to not withhold, withdraw, qualify or adversely modify the First Security board’s recommendation to First Security stockholders that they vote in favor of adopting the merger agreement, unless it determines in good faith that to continue to recommend the adoption of the merger agreement to First Security stockholders would be inconsistent with its fiduciary duties.
•
Byline and First Security agreed to use reasonable best efforts to file the requisite applications with the FDIC and IDFPR within 45 days of execution of the merger agreement, which applications were filed on November 4, 2024, and take all other appropriate actions necessary to obtain the regulatory approvals required for the merger. In addition, Byline agreed to file a waiver request from the prior approval requirements of the Federal Reserve.
•
Byline has agreed to take all actions required to obtain approval to list the shares of Byline common stock issuable under the merger agreement on the NYSE.
•
Byline and First Security each agreed to coordinate any public statement regarding the transactions contemplated by the merger agreement to the media.

•
Byline has agreed to provide indemnification to the current and former directors, officers and employees of First Security and its subsidiaries, and First Security has agreed to pay the premium for the extension of First Security’s directors’ and officers’ liability insurance, subject to certain limitations.
•
First Security has agreed to use its best efforts to cause the disposition (as defined in the merger agreement) of the travel agency business conducted by First Security Bank involving the scheduling of reservations, itineraries, trips and similar bookings relating to travel activities of customers of First Security Bank as promptly as possible, but in no event later than the closing date.
•
First Security agreed to deliver to Byline, no later than 10 days before the expected closing date, (1) the First Security estimated closing balance sheet, which is (A) prepared in good faith based on all available information at such time pursuant to GAAP, the merger agreement and the First Security disclosure schedules, and (B) includes a calculation of First Security closing tangible common equity as of the expected closing date, and (2) reasonable supporting documentation for the First Security estimated closing balance sheet.
•
After delivery of the First Security estimated closing balance sheet, First Security and Byline agreed that the parties will work together in good faith to agree by the expected closing date on the First Security final closing balance sheet.
•
Byline and First Security each agreed to use their respective commercially reasonable efforts in good faith to satisfy the conditions required to close the merger and to complete the merger as soon as practicable and not to intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of the merger agreement.
•
Regulatory Matters

Consummation of the merger is subject to several federal and state regulatory agency filings and approvals. The merger cannot be completed unless and until Byline and Byline Bank, on the one hand, and First Security and First Security Bank, on the other hand, have received all necessary prior approvals or waivers from the applicable bank regulatory authorities and any applicable waiting periods have expired. Neither Byline nor First Security is aware of any material governmental approvals or actions that are required for completion of the merger or bank merger other than those described below. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. However, there can be no assurance that any additional approvals or actions will be obtained.

Federal Reserve. Byline is registered as a bank holding company under the BHC Act. First Security also is a registered bank holding company under the BHC Act. As a result, the merger is subject to prior approval of the Federal Reserve under the BHC Act, unless an exemption from the prior approval requirement is available pursuant to Regulation Y under the BHC Act. In accordance with Regulation Y, on November 4, 2024, Byline submitted a request to the Federal Reserve Bank of Chicago for a waiver from the requirement under Section 3 of the BHC Act for prior approval of the Federal Reserve.

FDIC. The bank merger is subject to the prior approval of the FDIC under the Bank Merger Act. On November 4, 2024, Byline Bank and First Security Bank filed an Interagency Bank Merger Act Application for approval of the bank merger with the FDIC. In reviewing that application, the FDIC is required to consider the following:

•
competitive factors, such as whether the bank merger will result in a monopoly or whether the benefits of the bank merger to the public in meeting the needs and convenience of the community clearly outweigh the bank merger’s anticompetitive effects or restraints on trade; and

•
banking and community factors, which include an evaluation of:
•
the financial and managerial resources of Byline Bank, including its subsidiaries, and of First Security Bank, and the effect of the proposed transaction on these resources;
•
management expertise;
•
internal control and risk management systems;
•
the capital of First Security Bank;
•
the convenience and needs of the communities to be served; and
•
the effectiveness of First Security Bank and Byline Bank in combating money laundering activities.

The application process included publication and opportunity for comment by the public. The FDIC was required to consider any properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act.

Mergers approved by the FDIC under the Bank Merger Act, with certain exceptions, may not be consummated until 30 days after the date of approval, during which time the U.S. Department of Justice may challenge such merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With approval of the FDIC and the Department of Justice, that waiting period may be, and customarily is, reduced to no less than 15 days.

IDFPR. The bank merger is subject to the prior approval of the IDFPR. On November 4, 2024, Byline Bank submitted to the IDFPR a copy of the Interagency Bank Merger Act Application filed with the FDIC and such other information as required by the IDFPR.

The approval of a merger application by a regulatory authority only means that the regulatory criteria for approval have been satisfied. The process of obtaining regulatory approval does not include a review of the adequacy of the merger consideration. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

•
Stockholder Approval

First Security has agreed to convene a meeting of its stockholders as soon as practicable after the registration statement, of which this proxy statement/prospectus is a part, is declared effective, and will in any event use reasonable best efforts to convene such meeting no later than 45 calendar days after the registration statement is declared effective, to consider and vote upon the approval of the merger proposal.

Subject to certain limited exceptions, the First Security board will recommend to First Security stockholders that they approve the merger proposal. Unless the merger agreement is terminated in accordance with its terms, First Security will convene such meeting regardless of whether or not (i) the First Security board has changed its recommendation that First Security stockholders approve the merger proposal or (ii) an acquisition proposal from a third party has been made (discussed in more detail below).

•
Employee Matters

Byline has agreed to provide, or cause to be provided, to each of the current employees of First Security and its subsidiaries as of immediately prior to the effective time who continue employment with Byline or any of its subsidiaries following the effective time, with (i) base compensation that is consistent with the base compensation provided to similarly situated employees of Byline, (ii) bonus opportunities that are consistent with the bonus opportunities provided to similarly situated employees of Byline and (iii) employee benefits that are consistent with the employee benefits provided to similarly situated employees of Byline.

For a period of one year following the effective time, Byline has agreed to provide, or cause to be provided, severance benefits to employees of First Security and its subsidiaries who are employed as of immediately prior to the effective time as set forth in the First Security disclosure schedules to the merger agreement.

Byline has agreed to provide employees of First Security and its subsidiaries who continue employment with Byline or any of its subsidiaries following the effective time credit for their years of service with First Security for purposes of eligibility to participate, vesting and benefit accruals for vacation and paid time off under any employee benefit plans that such employees may be eligible to participate in after the closing to the same extent recognized by First Security and its subsidiaries immediately prior to the closing, except to the extent that this would result in the duplication of benefits for the same period of service.

Byline has agreed to (i) allow each employee of First Security and its subsidiaries who continue employment with Byline or any of its subsidiaries to be immediately eligible to participate, without any waiting time, in any and all benefits arrangements of Byline and its subsidiaries, (ii) waive preexisting conditions, waiting periods and actively at work requirements under such plans, and (iii) provide each employee of First Security and its subsidiaries who continue employment with Byline or any of its subsidiaries with full credit under medical, dental and health plans for any coinsurance, deductible and maximum out-of-pocket expenses incurred by such employees (and their covered dependents) under comparable plans of First Security or any of its subsidiaries during the portion of the applicable plan year prior to such employee’s participation in any medical, dental or health plans of Byline after the closing.

•
Indemnification and Directors’ and Officers’ Insurance

Following the effective time, to the extent permitted by applicable law and to the same extent as provided by First Security under its charter documents at the time of the merger agreement, Byline has agreed to indemnify, hold harmless, and advance expenses to the current and former directors and officers of First Security and its subsidiaries for actions taken by them in their position as a director or officer of First Security or its subsidiaries prior to the effective time.

Pursuant to the terms of the merger agreement, First Security has agreed to purchase and Byline has agreed to maintain, for six years following the effective time, insurance coverage under the current directors’ and officers’ liability insurance policy maintained by First Security for actions or omissions occurring on or prior to the effective time; provided, however that if the aggregate premiums for such coverage exceed 250% of the premiums First Security paid for its current directors’ and officers’ insurance policy, First Security will only be required to obtain and Byline will only maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a total cost equal to such 250% amount.

•
Acquisition Proposals

Except as described below, First Security has agreed in the merger agreement that it will not and will cause its subsidiaries and affiliates not to: initiate, solicit, knowingly encourage or knowingly facilitate in any way inquiries or proposals with respect to an acquisition proposal, or engage in any negotiations concerning, or provide any confidential nonpublic information to, or have any discussions with, any person relating to an acquisition proposal. First Security also agreed to cease immediately and cause to be immediately terminated any activities, discussions and negotiations with any person (other than Byline) with respect to any acquisition proposal.

Notwithstanding the foregoing limitations, if First Security receives an unsolicited bona fide acquisition proposal, and the First Security board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the acquisition proposal constitutes a superior proposal or is reasonably expected to lead to a superior proposal, and if the First Security board concludes in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that failing to take such actions would result in a violation of its fiduciary duties, then First Security will: (i) furnish information with respect to it to such person making such acquisition proposal pursuant to a confidentiality agreement with terms no less favorable to it then the terms contained in the confidentiality agreement between First Security and Byline; or (ii) terminate the merger agreement to concurrently enter into an agreement with respect to such acquisition proposal after, to the extent requested by Byline, engaging in good faith negotiations with Byline so that the transactions contemplated by the merger agreement can be completed. Upon receipt of any acquisition proposal, First Security must provide Byline prompt notice thereof and keep Byline apprised of any related developments on a prompt basis.

Under the merger agreement, “superior proposal” means a bona fide written acquisition proposal containing terms that the First Security board determines in good faith to be more favorable to First Security stockholders from a financial point of view than the merger and the transactions contemplated thereby, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood and timing of the consummation of the proposed transaction and (iii) after taking into account all relevant legal, financial, regulatory and other aspects of such proposal.

The merger agreement provides that, unless the merger agreement is contemporaneously terminated in accordance with its terms, the First Security board will not cause or permit First Security to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to above) relating to any acquisition proposal.

If Byline terminates the merger agreement because First Security breaches its covenant not to solicit an acquisition proposal from a third-party or if First Security terminates the merger agreement to enter into an agreement for a superior proposal, First Security will pay to Byline a termination fee equal to approximately $1,653,000. See “— Termination Fee.”

•
Redemption of First Security Preferred Stock

As of September 30, 2024, First Security had 16,800 shares of its Series A-1 Nonvoting Preferred Stock issued and outstanding. Pursuant to the terms of the merger agreement, at or prior to the effective time, all of the issued and outstanding shares of First Security Series A-1 Nonvoting Preferred Stock will be redeemed in accordance with the terms of its Certificate of Designation, Preferences and Rights.

•
Conditions to Consummation of the Merger

The respective obligation of each party to consummate the merger is subject to the fulfillment or written waiver at or prior to the closing of each of the following conditions:

•
adoption of the merger agreement and approval of the merger proposal by First Security stockholders;
•
the receipt of regulatory approvals and the expiration of any applicable waiting periods;
•
the shares of Byline common stock to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance;
•
the registration statement, of which this proxy statement/prospectus is a part, concerning the Byline common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time; and
•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement.

First Security’s obligation to consummate the merger is also subject to the fulfillment or written waiver of each of the following conditions:

•
the accuracy of representations and warranties of Byline in the merger agreement, subject to certain materiality standards;
•
performance by Byline in all material respects of its obligations under the merger agreement; and
•
receipt by First Security of an opinion of its counsel, in form and substance reasonably acceptable to First Security, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions described in such opinion, and on the basis of certificates and representations of officers of First Security and Byline reasonably satisfactory in form and substance to counsel, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and First Security and Byline will each be a party to such “reorganization” within the meaning of Section 368(b) of the Code.

Byline’s obligation to consummate the merger is also subject to the fulfillment or written waiver of each of the following conditions:

•
the accuracy of representations and warranties of First Security in the merger agreement, subject to certain materiality standards, including First Security’s representation and warranty that no material adverse effect with respect to First Security has occurred since December 31, 2023;
•
performance by First Security in all material respects of its obligations under the merger agreement;
•
receipt by Byline of an opinion of its counsel, in form and substance reasonably acceptable to Byline, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions described in such opinion, and on the basis of certificates and representations of officers of First Security and Byline reasonably satisfactory in form and substance to counsel, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and First Security and Byline will each be a party to such “reorganization” within the meaning of Section 368(b) of the Code;
•
the holders of no more than five percent in the aggregate of the outstanding shares of First Security common stock electing to exercise their appraisal rights;
•
receipt by First Security of certain third party consents;
•
First Security’s consolidated total tangible common stockholder’s equity will be greater than or equal to the minimum required as set forth in the merger agreement;
•
completion of the travel department disposition as described in the merger agreement;
•
First Security will have acquired the shares of common stock of First Security Bank that First Security does not currently own in a transaction in which First Security exchanges shares of First Security common stock or pays cash for such shares of common stock of First Security Bank, on terms and conditions that are acceptable to Byline;
•
the delivery to Byline from First Security of the certificate or certificates representing the shares of common stock of First Security Bank held by First Security; and

•
First Security will have delivered to Byline a properly executed statement that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date, in a form and substance reasonably acceptable to Byline.
•
Termination of the Merger Agreement

Byline and First Security may mutually agree in writing to terminate the merger agreement at any time prior to the effective time. Subject to certain conditions described in the merger agreement, either Byline or First Security may also terminate the merger agreement if:

•
First Security stockholders do not adopt the merger agreement by the conclusion of the special meeting;
•
any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement and such denial has become final and non-appealable, or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority and such regulatory authority would not accept the re-filing of such application, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of the denial or withdrawal of regulatory approval; or
•
the merger is not completed by the outside date, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of, or materially contributed to, the failure of the merger to be completed before such date.

In addition, Byline or First Security may terminate the merger agreement if there is a breach of any of the covenants, agreements, representations or warranties of First Security or Byline, as applicable, such that the applicable conditions to Byline’s obligation or First Security’s obligation, as applicable, to close the merger set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of the outside date or 30 days after notice to the breaching party.

Byline may also terminate the merger agreement prior to the adoption of the merger agreement by the First Security stockholders, if:

•
First Security makes or publicly proposes to withhold, modify or publicly propose to withhold, withdraw or modify, the First Security board’s recommendation;
•
First Security recommends to its stockholders an acquisition transaction other than the merger;
•
First Security breaches its obligations under the merger agreement to convene the special meeting in accordance with its obligations under the merger agreement prior to the outside date;
•
First Security enters into a definitive agreement with respect to an acquisition proposal other than the merger; or
•
First Security materially breaches its “no-shop” obligations under the merger agreement.

First Security may also terminate the merger agreement after receiving an unsolicited bona fide acquisition proposal and concluding in good faith (after consultation with outside legal counsel and financial advisor) that (A) such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal and (B) the failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under applicable law.

Any termination of the merger agreement will not relieve the breaching party from liability resulting from any willful breach by that party of the merger agreement.

•
Termination Fee

First Security has agreed to pay to Byline a cash termination fee in an amount equal to approximately $1,653,000 in the following circumstances:

•
First Security terminates the merger agreement after receiving an unsolicited bona fide acquisition proposal and concluding in good faith (after consultation with outside legal counsel and financial advisor) that (A) such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal and (B) the failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under applicable law;
•
Byline terminates the merger agreement prior to the adoption of the merger agreement by the First Security stockholders because (1) First Security (a) makes or publicly proposes to withhold, withdraw or modify the board’s recommendation, (b) recommends to its stockholders an acquisition transaction other than the merger, (c) fails to convene a stockholder meeting to approve the merger agreement in accordance with its obligations under the merger agreement prior to the outside date or (d) enters into a definitive agreement with respect to an acquisition proposal or (2) First Security materially breaches its “no shop” covenants set forth in the merger agreement; or
•
a bona fide acquisition proposal is publicly announced or otherwise made known to the First Security board prior to the event giving rise to termination of the merger agreement and (a) the merger agreement is terminated (1) by either Byline or First Security because the merger agreement is not approved by the requisite votes of First Security stockholders by the conclusion of the special meeting, (2) by Byline because First Security has breached a representation, warranty, covenant or agreement or (3) by Byline because closing has not occurred by the outside date and all conditions to First Security’s obligation to close the merger have been satisfied (other than the adoption of the merger agreement by the First Security stockholders and the receipt of the applicable tax opinion from its counsel) and (b) prior to the 12 month anniversary of such termination, First Security consummates, or enters into a definitive agreement to consummate, an acquisition transaction.
•
Waiver and Amendment of the Merger Agreement

The merger agreement may be amended in writing by the parties.

•
Expenses

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

•
Voting Agreement

On September 30, 2024, Arthur Wirtz III, a director of First Security, and Daniel R. Wirtz, First Security’s Chairman and President, entered into a voting agreement with Byline solely in their capacities as record and beneficial holders of First Security common stock. Under this agreement, Mr. Arthur Wirtz and Mr. Daniel Wirtz have agreed, subject to certain exceptions, to vote their shares of First Security common stock:

•
in favor of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger;

•
against any action or agreement which would result in a breach of any term of, or any other obligation of First Security under the merger agreement or which is reasonably likely to result in any conditions to Byline’s obligations under the merger agreement not being fulfilled; and
•
against any action or agreement which would impede or materially delay or interfere with the transactions contemplated by the merger agreement.

The [303,811] shares of First Security common stock subject to the voting agreement represented approximately [45.07]% of First Security’s outstanding shares of common stock as of [ ], the record date for the special meeting. The voting obligations under the voting agreement will automatically terminate upon the earlier of (a) the effective time and (b) the date of termination of the merger agreement in accordance with its terms.

MATERIAL U.S. FEDERAL INCOME TAX
CONSEQUENCES OF THE MERGER

The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of First Security common stock. The summary is based upon the Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax. In addition, the discussion does not address any alternative minimum tax consequences of the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those U.S. holders of First Security common stock that hold their First Security common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of First Security common stock in light of their individual circumstances or to holders of First Security common stock that are subject to special rules, such as a beneficial owner of First Security stock that is not a “U.S. holder”; financial institutions; qualified insurance plans; qualified retirement plans and individual retirement accounts; S corporations or other pass-through entities (or entities or arrangements classified as pass-through entities for U.S. federal income tax purposes), or investors in pass-through entities; persons liable for the alternative minimum tax; insurance companies; tax-exempt organizations; brokers or dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold First Security common stock as part of a straddle, hedge, constructive sale or conversion or other integrated transaction; persons with “applicable financial statements” within the meaning of Section 451(b) of the Code; regulated investment companies; real estate investment trusts; persons whose “functional currency” is not the U.S. dollar; and holders who acquired their shares of First Security common stock through the exercise of an employee stock option, as a restricted stock award or otherwise as compensation or through a tax-qualified retirement plan.

If a partnership (or other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds First Security common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of First Security common stock, and any partners in such partnership, should consult their own tax advisors about the tax consequences of the merger to them.

The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and for each of First Security and Byline to be considered a party to such reorganization within the meaning of Section 368(b) of the Code. It is a condition to First Security’s obligation to complete the merger that First Security receive an opinion from Barack Ferrazzano Kirschbaum & Nagelberg LLP (or such other law firm acceptable to First Security and Byline), dated the closing date of the merger, and it is a condition to Byline’s obligation to complete the merger that Byline receive an opinion from Vedder Price P.C. (or such other law firm acceptable to Byline and First Security), dated the closing date of the merger, each substantially to the same effect as the opinions described in the preceding sentence. These conditions are waivable, and Byline and First Security undertake to recirculate appropriate soliciting materials and resolicit the votes of First Security stockholders if either of these conditions is waived and the change in U.S. federal income tax consequences is material. These opinions will be based upon representation letters provided by Byline and First Security and upon customary factual assumptions. Neither Byline nor First Security has sought, and neither of them will seek, any ruling from the IRS regarding any matters relating to the merger, and the opinions described above will not be binding on the IRS or any court. Consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth above or below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of Byline or First Security. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including without limitation the applicability and effect of the federal alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

•
Federal Income Tax Consequences of the Merger

Based upon the terms of the merger agreement and the facts and representations contained in the representation letters received from First Security and Byline in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, it is the opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP and Vedder Price P.C. that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, no gain or loss will be recognized by Byline or First Security as a result of the merger and the material U.S. federal income tax consequences of the merger to U.S. holders will be as follows:

•
Gain (but not loss) will be recognized by U.S. holders of First Security common stock who receive shares of Byline common stock in exchange for shares of First Security common stock pursuant to the merger, in an amount equal to the excess, if any, of the fair market value of Byline common stock received in the merger over such U.S. holder’s adjusted tax basis in the shares of First Security common stock surrendered by such U.S. holder in the merger.
•
Generally, a U.S. holder’s aggregate tax basis in the Byline common stock received by such U.S. holder in the merger in exchange for its First Security common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “— Cash in Lieu of Fractional Shares of Byline Common Stock,” will equal such U.S. holder’s aggregate tax basis in the First Security common stock surrendered in the merger, increased by the amount of taxable gain (whether such gain is classified as capital gain or dividend income, as discussed below), if any, recognized by such U.S. holder in the merger (other than with respect to cash received in lieu of fractional shares of Byline common stock).
•
The holding period for the shares of Byline common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “— Cash in Lieu of Fractional Shares of Byline Common Stock,” generally will include the holding period for the shares of First Security common stock exchanged therefor.

In the case of any U.S. holder who acquired different blocks of First Security common stock at different times or at different prices, any gain will be determined separately for each identifiable block of shares exchanged in the merger. U.S. holder should consult its tax advisor prior to the exchange regarding the manner in which Byline common stock received in the exchange should be allocated among different blocks of First Security common stock and with regard to identifying the basis or holding periods of the particular shares of Byline common stock received in the merger.

Any capital gain generally will be long-term capital gain if the U.S. holder held the shares of First Security common stock for more than one year at the effective time of the merger. For U.S. holders of shares of First Security common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gain.

In some cases, including without limitation, if a holder actually or constructively owns Byline common stock other than Byline common stock received pursuant to the merger, gain recognized pursuant to the merger could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, holders of First Security common stock should consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.

•
Cash in Lieu of Fractional Shares of Byline Common Stock

A U.S. holder who receives cash instead of a fractional share of Byline common stock will be treated as having received the fractional share of Byline common stock pursuant to the merger and then as having exchanged the fractional share of Byline common stock for cash in a redemption by Byline. As a result, such U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the tax basis allocated to such fractional share of Byline common stock (as described above). Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the First Security common stock exchanged by such U.S. holder is greater than one year as of the effective time. For U.S. holders of shares of First Security common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gain. The deductibility of capital losses is subject to limitations. See the above discussion regarding blocks of stock that were purchased at different times or at different prices.

•
Medicare Net Investment Income Tax

In addition to regular U.S. federal income tax, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income (or adjusted gross income, in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). For this purpose, net investment income generally includes dividend income and net gain recognized with respect to a disposition of shares of First Security common stock pursuant to the merger, unless such dividend income or net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, please consult your tax advisors regarding the applicability of this tax with respect to your disposition of shares of First Security common stock pursuant to the merger.

•
Backup Withholding and Information Reporting

Payments of cash to a U.S. holder of First Security common stock pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding (currently at a rate of 24%) unless the holder provides proof of an applicable exemption satisfactory to Byline and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder of First Security common stock, as a result of having received Byline common stock in the merger, will be required to retain records pertaining to the merger. In addition, each U.S. holder of First Security common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth certain information, including the parties to the merger, the date of the merger and such holder’s basis in the First Security common stock surrendered. A “significant holder” is a holder of First Security common stock who, immediately before the merger, owned at least one percent of the vote or value of the outstanding stock of First Security or securities of First Security with a basis for federal income tax purposes of at least $1 million.

•
Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act (which we refer to as FATCA), a holder of First Security common stock could be subject to a 30% U.S. withholding tax on gross proceeds from its exchange of stock for cash received pursuant to the merger if it holds its stock through a foreign financial institution that has not entered into an agreement with the U.S. government to report certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or that has been designated as a “nonparticipating foreign financial institution” if it is subject to an intergovernmental agreement between the United States and a foreign country, or if other conditions are met. The adoption of, or implementation of, an intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations, may modify these requirements. The IRS has released proposed regulations that, if finalized in their proposed form, would generally eliminate the obligation to withhold on gross proceeds from the sale or other disposition of property that produces U.S. source interest or dividends. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Holders of First Security common stock should consult their own tax advisors on how these rules may apply to cash payments made in exchange for their stock pursuant to the merger in light of their own individual circumstances.

The discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and foreign tax consequences, including without limitation tax return reporting, the applicability and effect of the Medicare net investment income tax, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

COMPARISON OF STOCKHOLDERS’ RIGHTS

•
General

First Security is incorporated under the laws of the State of Delaware, and the rights of First Security stockholders are governed by Delaware law, First Security’s certificate of incorporation, as amended, and First Security’s bylaws, as amended. As a result of the merger, First Security stockholders will receive shares of Byline common stock and will become Byline stockholders. Byline is also incorporated under the laws of the State of Delaware, and the rights of Byline stockholders are governed by the laws of the State of Delaware, Byline’s certificate of incorporation and Byline’s bylaws. Thus, following the merger, the rights of First Security stockholders who become Byline stockholders in the merger will no longer be governed by First Security’s certificate of incorporation and bylaws and instead will be governed by Byline’s certificate of incorporation and Byline’s bylaws.

•
Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of First Security stockholders under First Security’s certificate of incorporation and bylaws (left column) and the rights of Byline stockholders under Byline’s certificate of incorporation and bylaws (right column). While the parties believe that the summary table includes the material differences between the rights of First Security stockholders and those of Byline stockholders, this summary does not include a complete description of all the differences between the rights of the stockholders.

Copies of the full text of Byline’s certificate of incorporation and bylaws currently in effect are available, without charge, by following the instructions in the section entitled “Where You Can Find More Information.”

First Security	Byline
Authorized Capital Stock

The total number of shares of all classes of stock which First Security has the authority to issue is 2.2 million, of which 2 million shares are designated as common stock, $0.01 par value per share, and 200 thousand shares are designated as preferred stock, $100.00 par value per share.

The total number of shares of all classes of stock which Byline has the authority to issue is 175 million, of which 150 million shares are designated as common stock, and 25 million shares are designated as preferred stock.

As of [ ], 2024, the last practicable date before the date of this proxy statement/prospectus, there were issued and outstanding [674,012] shares of First Security common stock and [16,800] shares of preferred stock.

As of [ ], 2024, the last practicable date before the date of this proxy statement/prospectus, there were [ ] shares of Byline common stock and no shares of Byline preferred stock outstanding

First Security	Byline
Dividends

Holders of First Security common stock are equally entitled to receive ratably such dividends as may be declared from time to time by the First Security board out of legally available funds.

The rate of dividends payable on First Security Series A-1 Nonvoting Preferred Stock is in the ratio of 5.00 per share for each $1.00 per share of any dividend payable on First Security common stock. Dividends on First Security Series A-1 Nonvoting Preferred Stock are non-cumulative.

Holders of Byline common stock are equally entitled to receive ratably such dividends as may be declared from time to time by the Byline board out of legally available funds.

The ability of the First Security board to declare and pay dividends on First Security common stock is subject to the laws of the State of Delaware, applicable federal and state banking laws and regulations, and the terms of any senior securities (including any preferred stock) First Security may then have outstanding.

The ability of the Byline board to declare and pay dividends on Byline common stock is subject to the laws of the State of Delaware, applicable federal and state banking laws and regulations, and the terms of any senior securities (including any preferred stock) Byline may then have outstanding.

First Security	Byline
Number of Directors

The number of directors of First Security cannot be less than 5 or more than 15. The number of directors can be determined from time to time by resolution of the First Security board or by the First Security stockholders at the annual meeting.

The number of directors of Byline may be designated from time to time by resolution of the Byline board.
The First Security board is not classified — directors serve one-year terms and are elected annually.	The Byline board is not classified — directors serve one-year terms and are elected annually.

First Security	Byline
Election of Directors

Each director holds office until his or her successor is elected and qualified or until his or her resignation or removal. Directors are elected annually by the affirmative vote of the majority of the shares of First Security common stock duly voted at the annual meeting.

Each director holds office until his or her successor is elected and qualified or until his or her resignation or removal. Directors are elected annually by a plurality of the shares present in person or represented by proxy and entitled to vote.

First Security stockholders do not have cumulative voting rights.	Byline stockholders do not have cumulative voting rights.

First Security	Byline
Removal of Directors

No director of First Security shall be removed except for cause and by an affirmative vote of a majority of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose. At least 20 days prior to such meeting, written notice shall be sent to the director(s) whose removal will be considered at the meeting.

Any director may resign at any time after giving notice to the Byline board or the Chief Executive Officer, the President, or the Secretary of Byline.

More than three consecutive absences from regular meetings of the board, unless exempted by resolution of the boars, shall automatically constitute a resignation, effective when such resignation is accepted by the board.

Any director or the entire Byline board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

First Security	Byline
Filling Vacancies on the Board of Directors
Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office or by the sole remaining director.	Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office or by the sole remaining director.

Whenever the holders of any class of stock are entitled to elect one or more directors by Byline’s certificate of incorporation, vacancies and newly created directorships of such class may be filled by a majority of the directors elected by such class then in office, or by the sole remaining director.

First Security	Byline
Call of Special Meetings of Directors

Special meetings may be called by the Chairman, the President or a majority of the First Security board then in office on not less than 48 hours’ notice (if by mail) or 24 hours’ notice (if by telephone or by telegram) to each director.

Special meetings of the Byline board may be called by the Chairman, the Chief Executive Officer, the President, an Executive Vice President or by any two directors.

First Security	Byline
Limitation on Director Liability

No director of First Security shall be personally liable to First Security or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to First Security or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

To the fullest extent authorized by the DGCL, a director of Byline will not be liable to Byline or its stockholders for monetary damages for breach of a director’s fiduciary duty as a director, except to the extent that such exemption from or limitation of liability is not permitted under the DGCL.

First Security	Byline
Indemnification of Directors and Officers

To the extent permitted by the DGCL, First Security shall indemnify any person who was or is a party or is threatened to be made a party, to various types of legal actions or proceedings instituted by third parties (other than an action by or in right of First Security), by reason of the fact that such person is or was a director, officer, employee or agent of First Security, or is or was serving at the request of First Security as a director, officer, employee or agent of another business entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such legal actions, but only if such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of First Security, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

To the fullest extent permitted by the DGCL, Byline is authorized to provide indemnification of its directors, officers, employees and agents.

With respect to an action by or in right of First Security, First Security shall indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action or suit by reason of the fact that such person is or was a director, officer, employee or agent of First Security, or is or was serving at the request of First Security as a director, officer, employee or agent of another business entity, against expenses (including attorneys’ fees), actually and reasonably incurred in connection with the defense or settlement of such action or suit, but only if such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of First Security.

First Security’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

No claim for indemnification will be paid by Byline unless Byline determines the indemnitee acted in good faith and reasonably believed to act in the best interest of Byline.

First Security	Byline
Call of Special Meeting of Stockholders

Special meetings of First Security stockholders may be called at any time by the Chairman or the President and shall be called by the Chairman or the President at the request in writing of a majority of First Security’s board stating the place, date and hour of the meeting, and the purpose(s) of the proposed meeting.

Special meetings of Byline stockholders may be called at any time by the Chairperson of the Byline board, the Chief Executive Officer, the President, an Executive Vice President of Byline or the Byline board. Special meetings may be held at any time and place, within or without the State of Delaware, including by means of remote communication.

Notice will be provided not less than 20 nor more than 60 days before the meeting to each stockholder entitled to vote at such special meeting.	Written notice will be given not less than 10 nor more than 60 days before the date of the meeting.

First Security	Byline
Quorum of Stockholders

Except as otherwise provided by applicable law or First Security’s certificate of incorporation, the presence, in person or by proxy, of stockholders holding a majority of the issued and outstanding stock of First Security entitled to vote will constitute a quorum at all meetings of the stockholders.

At each meeting, except where otherwise provided by law or Byline’s certificate of incorporation or bylaws, the holders of a majority of the outstanding shares of stock entitled to vote on a matter at the meeting, present in person or represented by proxy, will constitute a quorum.

Where a separate vote by class or classes is required for any matter, the holders of a majority of the outstanding shares of the class or classes, present in person or represented by proxy, will constitute a quorum.

First Security	Byline
Required Vote for Certain Matters
Directors are elected annually by the affirmative vote of the majority of the shares of First Security common stock duly voted at the annual meeting.	Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

In all other matters, unless otherwise provided by law or Byline’s certificate of incorporation or bylaws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

Where a separate vote by class or classes is required for any matter, the affirmative vote of the holders of a majority of the shares of the class or classes, present in person or represented by proxy, will be the act of the class or classes. Byline stockholders are not permitted to act by written consent.

First Security	Byline
Amendments to Certificate of Incorporation and Bylaws

First Security’s bylaws may be altered, amended or repealed by a majority of the First Security board at any regular or special meeting of the board or by an affirmative vote of the holders of a majority of First Security’s common stock issued and outstanding and entitled to vote at any annual or special meeting of the stockholders.

Byline’s bylaws may be amended or repealed, and new bylaws adopted, by the Byline board, but the stockholders entitled to vote may adopt additional bylaws or amend or repeal any bylaws whether or not adopted by them.

First Security’s certificate of incorporation may be amended by the affirmative vote of two-thirds of the First Security board called expressly for such purpose, and thereafter approved by an affirmative vote of the holders of a majority of the total votes eligible to be cast by First Security’s common stockholders at a duly constituted meeting of stockholders called expressly for such purpose.

To amend the certificate of incorporation, the DGCL generally requires board approval and the affirmative vote of the holders of a majority of the outstanding stock entitled to vote.

First Security	Byline
Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals
First Security does not have an advance notice of stockholder nominees clause in its bylaws.

Written notice of any nomination or other proposal must be timely and any proposal, other than a director nomination, must constitute a proper matter for stockholder action. To be timely, the stockholder notice must be delivered to the Secretary of Byline not less than 90 nor more than 120 days prior to the first anniversary of the annual meeting for the preceding year. Byline’s 2022 annual meeting occurred on June 7, 2022.

First Security	Byline
Forum Selection Clause
First Security does not have a forum selection clause in its bylaws.	Byline’s bylaws provide that Delaware will be the sole and exclusive forum for certain types of legal actions unless Byline consents in writing to the selection of an alternative forum.

DESCRIPTION OF BYLINE’S CAPITAL STOCK

The following description of Byline’s capital stock is a summary of the material terms of Byline’s certificate of incorporation and bylaws.

General

Byline’s authorized capital stock consists of 150,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. As of [ ], 2024, the last practicable date before the date of this proxy statement/prospectus, there were [ ] shares of Byline common stock and no shares of Byline preferred stock issued and outstanding. The authorized but unissued shares of Byline’s capital stock will be available for future issuance without stockholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange. All of Byline’s issued and outstanding shares of capital stock are validly issued, fully paid and non-assessable.

Common Stock

Subject to the rights and preferences granted to holders of Byline’s preferred stock then outstanding, and except with respect to voting rights, conversion rights and certain distributions of Byline’s capital stock, holders of Byline common stock rank equally with respect to distributions and have identical rights, preferences, privileges and restrictions, including the right to attend meetings and receive any information distributed by Byline with respect to such meetings.

Dividends. Holders of Byline common stock are equally entitled to receive ratably such dividends as may be declared from time to time by the Byline board out of legally available funds. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of common stock, shares of common stock shall only be entitled to receive shares of common stock. The ability of the Byline board to declare and pay dividends on Byline common stock is subject to the laws of the State of Delaware, applicable federal and state banking laws and regulations, and the terms of any senior securities (including preferred stock) Byline may then have outstanding. Byline’s principal source of income is dividends that are declared and paid by Byline Bank on its capital stock. Therefore, Byline’s ability to pay dividends is dependent upon the receipt of dividends from Byline Bank.

Voting rights. Each holder of Byline common stock is entitled to one vote for each share of record held on all matters submitted to a vote of stockholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of Byline preferred stock. Holders of Byline common stock are not entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Liquidation rights. In the event of Byline’s liquidation, dissolution or winding up, holders of Byline common stock are entitled to share ratably in all of Byline’s assets remaining after payment of liabilities, including, but not limited to, the liquidation preference of any then outstanding preferred stock. Because Byline is a bank holding company, Byline’s rights and the rights of Byline’s creditors and stockholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of Byline’s subsidiary’s creditors, except to the extent that Byline may be a creditor with recognized claims against Byline’s subsidiary.

Preemptive and other rights. Holders of Byline common stock are not entitled to any preemptive, subscription or redemption rights, and no sinking fund will be applicable to Byline common stock.

Preferred Stock; Depositary Shares

Byline’s certificate of incorporation authorizes the Byline board to issue up to 25,000,000 shares of preferred stock, in one or more series. Unless required by law or any stock exchange, the authorized but unissued shares of preferred stock will be available for issuance without further action by Byline stockholders. The Byline board is authorized to divide the preferred stock into series and, with respect to each series, to fix and determine the designation, terms, preferences, limitations and relative rights thereof, including dividend rights, dividend rates, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the total number of shares of preferred stock authorized under Byline’s certificate of incorporation) or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares. Without stockholder approval, Byline could issue preferred stock that could impede or discourage an acquisition attempt or other transaction that some, or a majority, of Byline stockholders may believe is in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

Byline does not have any preferred stock outstanding as of the date of this proxy statement/prospectus.

Authorized but Unissued Capital Stock

The DGCL does not generally require stockholder approval for the issuance of authorized shares.

These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. However, the listing requirements of the NYSE, which would apply so long as the common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Byline board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Byline by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Byline’s management and possibly deprive Byline stockholders of opportunities they may believe are in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

ANTI-TAKEOVER PROVISIONS IN THE CERTIFICATE OF INCORPORATION AND BYLAWS

Business Combination Statute. Byline has elected to opt out of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions.

Federal banking law. The ability of a third party to acquire Byline’s stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The BHC Act requires any “bank holding company” to obtain the approval of the Federal Reserve before acquiring, directly or indirectly, more than five percent of Byline’s outstanding common stock. Any “company” (as defined in the BHC Act) other than a bank holding company is required to obtain the approval of the Federal Reserve before acquiring “control” of Byline. “Control” generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to elect a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over management and policies. A person, other than an individual or a qualified family partnership, that controls Byline for purposes of the BHC Act is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of Byline’s outstanding common stock (or any other class of Byline’s voting securities).

Requirements for advance notification of stockholder nominations and proposals. Byline’s bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors. These procedures provide that notice of such stockholder proposal must be timely given in writing to Byline’s corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at Byline’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information required to be provided by Byline’s bylaws.

Limits on written consents. Byline’s certificate of incorporation provides that any action to be taken by the stockholders that the stockholders are required or permitted to take must be effected at a duly called annual or special meeting of stockholders. Byline’s stockholders are not permitted to take action by written consent.

Annual meetings; limits on special meetings. Byline held its 2024 annual meeting of stockholders virtually through a live webcast on June 4, 2024. Subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders may be called only by (i) the Byline board, (ii) the Chairperson of the Byline board, (iii) the Chief Executive Officer of Byline, (iv) the President of Byline, or (v) an Executive Vice President of Byline.

Amending Byline’s Certificate of Incorporation and Bylaws

Byline’s certificate of incorporation may be amended or altered in any manner provided by the DGCL. Byline’s bylaws may be adopted, amended, altered or repealed by stockholders only upon the affirmative vote of holders of a majority of the shares of Byline common stock present in person or represented by proxy at the meeting and entitled to vote thereon. Additionally, Byline’s certificate of incorporation provides that Byline’s bylaws may be amended, altered or repealed by the Byline board by a majority vote.

Sole and Exclusive Forum

Byline’s bylaws provide that, unless Byline consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on Byline’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Byline’s directors, officers, employees or agents to Byline or Byline stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, Byline’s certificate of incorporation or Byline’s bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine. Any person purchasing or otherwise acquiring any interest in any shares of Byline capital stock shall be deemed to have notice of and to have consented to this provision of Byline’s certificate of incorporation. This choice of forum provision may have the effect of discouraging lawsuits against Byline and Byline’s directors, officers, employees and agents. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the provision of Byline’s certificate of incorporation to be inapplicable or unenforceable.

Indemnification and Limitation of Liability

Byline’s bylaws provide generally that Byline will indemnify and hold harmless, to the full extent permitted by law, Byline’s directors, officers, employees and agents, as well as other persons who have served as Byline’s directors, officers, employees or agents and other persons who serve or have served at Byline’s request at another corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise in connection with any actual or threatened action, suit or proceeding, subject to limited exceptions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Byline’s directors, officers and controlling persons, Byline has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, Byline’s ability to provide indemnification to Byline’s directors and officers is limited by federal banking laws and regulations.

Byline’s certificate of incorporation limits, to the full extent permitted by law, the personal liability of Byline’s directors in actions brought on Byline’s behalf or on behalf of Byline stockholders for monetary damages as a result of a director’s breach of fiduciary duty while acting in a capacity as a director. Byline’s certificate of incorporation does not eliminate or limit Byline’s right or the right of Byline stockholders to seek injunctive or other equitable relief not involving monetary damages.

Listing

Byline common stock is listed on the NYSE under the symbol “BY”.

Transfer Agent and Registrar

The transfer agent and registrar for Byline common stock is Broadridge Corporate Issuer Solutions, LLC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of [ ], the record date for the special meeting, holdings of First Security common stock by (i) each person who is known to First Security to be the beneficial owner of more than five percent of First Security common stock; (ii) each director of First Security; (iii) each executive officer of First Security; and (iv) all directors and executive officers of First Security as a group. The information contained herein has been obtained from First Security’s records and from information furnished directly to First Security by each individual or entity. Applicable percentage ownership in each of the tables is based on [674,012] shares of First Security common stock outstanding as of [ ]. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them (or, where applicable, shared power with such individual’s spouse with respect to shares owned as community property). Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act; however, the inclusion of shares of the First Security common stock in the tables below shall not be deemed an admission of beneficial ownership of all the reported shares for any purpose. The address for each director listed below is c/o First Security at 7315 W. Grand Avenue, Elmwood Park, IL 60707.

Directors and Executive Officers

The following table sets forth the number and percentage of shares of First Security common stock beneficially owned, as of [ ], by: (i) each of First Security’s directors; (ii) each of First Security’s executive officers; and (iii) all directors and executive officers of First Security as a group.

Name of Beneficial Owner	Position	Shares of First Security Common Stock Beneficially Owned	Percent of First Security Common Stock
Daniel R. Wirtz (1)	Director, Chair of the Board	[244,590]	[36.28%]
Drew A. Dammeier	Director, Treasurer and VP	–	–
Glen Hoch	Director, VP – Strategic Directions	–	–
Arthur M. Wirtz III	Director	[59,221]	[8.79%]
Hillary Wirtz	Director	–	–

All Directors and Executive Officers as a group (5 in number)			[45.07%]

(1) Includes [113,402] shares held by WRW FSB Trust for which Mr. Wirtz serves as Trustee, [65,014] shares held by EVW 1937 FSB Trust for which Mr. Wirtz serves as Trustee, and [66,174] shares held by EVW FSB Trust for which Mr. Wirtz serves as Trustee.

Principal Stockholders

The following table sets forth the number and percentage of shares of First Security common stock beneficially owned, as of [ ], the record date for the special meeting, by each person who is known to First Security to be the beneficial owner of more than five percent of First Security common stock.

Name of Beneficial Owner	Shares of First Security Common Stock Beneficially Owned	Percent of First Security Common Stock
WRW FSB Trust	[113,402]	[16.82%]
EVW FSB Trust	[66,174]	[9.82%]
EVW 1937 FSB Trust	[65,014]	[9.65%]
Arthur M. Wirtz III	[59,221]	[8.79%]
Laura Virginia Wirtz Jenkins	[59,222]	[8.79%]
James Henry Wirtz	[58,258]	[8.64%]

EXPERTS

The consolidated financial statements of Byline Bancorp, Inc. and Subsidiaries (which we refer to in this section only as the “Company”) incorporated in this proxy statement/prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and the effectiveness of the Company's internal control over financial reporting as of December 31, 2023 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and the effectiveness of internal control over financial reporting and includes an explanatory paragraph relating to a change in the method of accounting for credit losses) which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

LEGAL OPINIONS

The validity of the Byline common stock to be issued in connection with the merger will be passed upon for Byline by Vedder Price P.C., Chicago, Illinois. Vedder Price P.C., Chicago, Illinois, and Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois, will deliver at the effective time their opinions to Byline and First Security, respectively, as to certain U.S. federal income tax consequences of the merger. Please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

FIRST SECURITY ANNUAL MEETING STOCKHOLDER PROPOSALS

First Security intends to hold an annual meeting of stockholders in 2025 only if the merger is not completed. In the event that the merger is not completed in 2025, or at all, any stockholder nominations or proposals intended to be presented at First Security’s next annual meeting must be submitted in accordance with First Security’s bylaws and applicable law.

If the merger is completed, First Security stockholders will become stockholders of Byline. Any stockholder nominations or proposals which a stockholder wishes to have included in Byline’s proxy statement and form of proxy relating to its 2025 annual meeting of stockholders must be received by the date, and must otherwise comply with the requirements, described in Byline’s proxy statement for its 2024 annual meeting of stockholders filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Byline to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about the companies and you should read this proxy statement/prospectus together with any other documents incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Byline (File No. 001-38139):

•
Annual Report on Form 10-K for the year ended December 31, 2023;
•
Proxy Statement on Schedule 14A in connection with Byline’s 2024 Annual Stockholders Meeting filed with the SEC on April 22, 2024;
•
Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024;

•
Current Reports on Form 8-K filed with the SEC on May 30, 2024, June 6, 2024 and Form 8-K/A filed on April 12, 2024 (other than the portions of those documents not deemed to be filed); and
•
the description of Byline’s capital stock contained in its Registration Statement on Form 8-A, filed with the SEC on June 28, 2017, as updated by Exhibit 4.2 to Byline’s Annual Report on Form 10-K for the year ended December 31, 2023 — “Description of the Company’s Securities Registered Under to Section 12 of the Securities Exchange Act of 1934,” and any amendment or report filed by Byline with the SEC for the purpose of updating such description.

In addition, Byline is incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting of the First Security stockholders; provided, however, that Byline is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Byline files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Byline files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information.”

Neither Byline nor First Security has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/ prospectus. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/ prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

BYLINE BANCORP, INC.,

and

FIRST SECURITY BANCORP, INC.

Dated as of September 30, 2024

Page

ARTICLE 1	Definitions; Interpretation	1

1.1	Definitions	1
1.2	Additional Definitions	9
1.3	Interpretation	11

ARTICLE 2	THE MERGER	12

2.1	The Merger	12
2.2	Closing	12
2.3	Effects of the Merger; Liabilities of the Company	13
2.4	Name of Surviving Corporation; Directors and Officers	13
2.5	Certificate of Incorporation and Bylaws of the Surviving Corporation	13
2.6	The Bank Merger	13

ARTICLE 3	EFFECT ON STOCK	14

3.1	Effect on Stock	14
3.2	Exchange Agent	15
3.3	Fractional Shares	16
3.4	Lost, Stolen or Destroyed Certificates	17
3.5	Anti-Dilution Adjustments	17
3.6	Appraisal Rights	17
3.7	Company Tangible Common Equity Calculation	18

ARTICLE 4	Conduct of Business Pending the Merger	18

4.1	Forbearances of the Company	18
4.2	Forbearances of Byline	22

ARTICLE 5	Representations and Warranties	23

5.1	Disclosure Schedules	23
5.2	Representations and Warranties of the Company	23
5.3	Representations and Warranties of Byline	41

Article 6	Covenants	47

6.1	Commercially Reasonable Efforts	47
6.2	Stockholder Approval	47
6.3	Regulatory Applications; Third Party Consents	49
6.4	Authorization and Reservation of Byline Common Stock	50
6.5	Exchange Listing	51
6.6	SEC Filings	51
6.7	Press Releases	52
6.8	Acquisition Proposals	53
6.9	Takeover Laws and Provisions	53
6.10	Access; Information	54
6.11	Indemnification	55
6.12	Benefit Arrangements	57
6.13	Conversion, Data Processing and Related Matters	60

-i-

(continued)

Page

6.14	Disposition of Certain Assets; Redemption of Company Series A-1 Preferred Stock	60
6.15	Stockholder Litigation	61
6.16	Additional Agreements	61
6.17	Tax-Free Reorganization	61

Article 7	Conditions to the Merger	62

7.1	Conditions to Each Party’s Obligation to Effect the Merger	62
7.2	Conditions to the Obligation of the Company	63
7.3	Conditions to the Obligation of Byline	64

Article 8	Termination	65

8.1	Termination	65
8.2	Effect of Termination and Abandonment	67
8.3	Termination Fees	67

Article 9	Miscellaneous	67

9.1	Survival	67
9.2	Expenses	68
9.3	Notices	68
9.4	Waiver; Amendment	69
9.5	Alternative Structure	69
9.6	Governing Law	69
9.7	Waiver of Jury Trial	70
9.8	Entire Understanding; No Third Party Beneficiaries	70
9.9	Counterparts	70
9.10	Severability	70
9.11	Subsidiary and Affiliate Action	71
9.12	Other Remedies; Specific Performance	71
9.13	Assignment	71

Annex 1	–	Form of Bank Merger Agreement

-ii-

AGREEMENT AND PLAN OF MERGER, dated as of September 30, 2024 (this “Agreement”), by and between Byline Bancorp, Inc., a Delaware corporation (“Byline”), and First Security Bancorp, Inc., a Delaware corporation (the “Company”).

Recitals

A. The Proposed Transaction. Upon the terms and conditions of this Agreement, the parties intend to effect a strategic business combination pursuant to which the Company will merge with and into Byline, with Byline being the surviving corporation (the “Merger”) and it is the intention of Byline that immediately following the Merger, First Security Trust and Savings Bank, an Illinois state chartered bank and wholly owned Subsidiary of the Company (“First Security Bank”), will merge with and into Byline Bank, an Illinois state chartered bank and a wholly owned Subsidiary of Byline (“Byline Bank”), with Byline Bank being the surviving bank (the “Bank Merger”).

B. Board Determinations. The respective boards of directors of the Company and Byline have each determined that the Merger, the Bank Merger and the other transactions contemplated hereby are in the best interests of their respective stockholders, and, therefore, have approved this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby.

C. Intended Tax Treatment. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Tax Treatment”). The parties intend that this Agreement be and hereby is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

D. Company Voting Agreements. As an inducement to and condition of Byline’s willingness to enter into this Agreement, certain directors and officers of the Company are concurrently entering into voting agreements, the form of which has been Previously Disclosed (the “Company Voting Agreements”), pursuant to which, among other things, such persons agree to vote all of their shares of Company Common Stock in favor of approval of this Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Company and Byline agree as follows:

ARTICLE 1

Definitions; Interpretation

1.1 Definitions. This Agreement uses the following definitions:

“Acquisition Proposal” means (1) a tender or exchange offer to acquire more than twenty-five percent (25%) of the voting power in the Company or any of its Significant Subsidiaries, (2) a proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or (3) any other proposal or offer to acquire in any manner more than twenty-five percent (25%) of the voting power in, or more than twenty-five percent (25%) of the business, assets or deposits of, the Company or any of its Significant Subsidiaries determined on a consolidated basis, in each case other than the transactions contemplated hereby. For the avoidance of doubt, the term “Acquisition Proposal” as used herein shall not include the Travel Department Disposition.

“Acquisition Transaction” means, with respect to a person, (1) a merger, consolidation or other business combination transaction involving that person or any of its Significant Subsidiaries (other than mergers, consolidations or other business combination transactions involving solely that person and/or one or more of its wholly owned Subsidiaries), (2) a purchase, lease or other acquisition of more than twenty-five percent (25%) of the business, assets or deposits of that person or any of its Significant Subsidiaries determined on a consolidated basis or (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing more than twenty-five percent (25%) of the voting power of that person or any of its Significant Subsidiaries or more than twenty-five percent (25%) of the outstanding securities of any class or series of any securities of that person or any of its Significant Subsidiaries, in each case as determined on a consolidated basis, in each case other than the transactions contemplated or permitted hereby. For the avoidance of doubt, the term “Acquisition Transaction” as used herein shall not include the Travel Department Disposition.

“Affiliate” means, with respect to a person, those other persons that, directly or indirectly, control, are controlled by or are under common control with such person. For the purposes of the definition of Affiliate, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any person, means the possession, directly or indirectly, of (1) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such person; (2) control, in any manner, over the election of a majority of the directors, trustees, general partners or managing members (or individuals exercising similar functions) of such person; or (3) the ability to exercise a controlling influence over the management or policies of such person.

“Bank Merger Act” means the Bank Merger Act of 1960, as amended.

“Benefit Arrangement” means, with respect to the Company (a “Company Benefit Arrangement”) or Byline (a “Byline Benefit Arrangement”), each of the following under which any of its current or former employees or directors has any present or future right to benefits or compensation and (1) that is sponsored or maintained by it or its Subsidiaries, or (2) under which it or its Subsidiaries has or would reasonably expect to have any liability or obligation: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each stock purchase, stock option, restricted stock, performance share, stock appreciation right, equity, severance, retirement, employment, consulting, change-in-control, fringe benefit, bonus, incentive, retention, deferred compensation, paid time off benefits and other employee compensation or benefit plan, agreement, program, policy or other arrangement, other than, in each case, (x) for the payment of wages or base compensation in the ordinary course of business or that is maintained, administered or mandated by a Governmental Authority or (y) any “multiemployer plan” within the meaning of Section 3(37) of ERISA. Certain Company Benefit Arrangements are sponsored or maintained by the Company or its Subsidiaries (each, a “Target Benefit Arrangement”) and certain Company Benefit Arrangements are sponsored or maintained

2

by Company ERISA Affiliates not involved in the Merger (each, an “Other Entity Benefit Arrangement”).

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Byline Board” means the board of directors of Byline.

“Byline Closing Price” means the volume weighted average price of one share of Byline Common Stock as reported on the NYSE for the five (5) trading days ending on the business day immediately prior to the Closing Date (the “Byline Closing Price”).

“Byline Common Stock” means the common stock, par value $0.01 per share, of Byline.

“Byline ERISA Affiliate” means each corporation or other person or entity engaged in a trade or business that is treated as a single employer with the Byline or its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code.

“Byline Preferred Stock” means the preferred stock, par value $0.01 per share, of Byline.

“Byline Stock” means, collectively, the Byline Common Stock and the Byline Preferred Stock.

“Byline Stock Options” means all outstanding and unexercised employee options to purchase Byline Common Stock.

“Byline Stock Plans” means the Byline Bancorp Equity Incentive Plan, Byline Bancorp, Inc. 2017 Omnibus Incentive Compensation Plan, Byline Bancorp, Inc. Employee Stock Purchase Plan and First Evanston Bancorp, Inc. Stock Incentive Plan.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Preferred Stock” means the non-voting preferred stock, $100.00 par value per share, of the Company.

“Company Series A-1 Preferred Stock” means the shares of Company Preferred Stock issued and outstanding as set forth in the Certificate of Designation, Preferences and Rights for the Series A-1 Nonvoting Preferred Stock.

“Company ERISA Affiliate” means each corporation or other person or entity engaged in a trade or business that is treated as a single employer with the Company or its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code.

3

“Company Tangible Common Equity” means the Company’s consolidated total tangible common stockholders’ equity calculated as set forth on Schedule 1.1 and otherwise in accordance with GAAP on a basis consistent with the Company Financial Statements.

“Company Transaction Expenses” means the following gross after-tax transaction costs of the Company or First Security Bank necessary to consummate, or incurred or accrued (or required to be accrued in accordance with GAAP) in connection with, the transactions contemplated by this Agreement, in amounts not to exceed the amounts as Previously Disclosed (including, for the avoidance of doubt, the Travel Department Disposition and Company Series A-1 Preferred Stock redemption contemplated by Section 6.14): (i) the aggregate fees and expenses of attorneys, accountants, consultants, brokers, finders, financial advisors and other professional advisors incurred by the Company or First Security Bank in connection the transactions contemplated by this Agreement; (ii) any payments due under any retention or stay bonus agreements or other similar arrangements; (iii) the cost of any termination fees paid or required to be paid as a result of a termination of any Contract in connection with the Closing of the transaction; and (iv) the premium for the Tail Policy.

“Confidentiality Agreement” means the Confidentiality Agreement between Byline and the Company, dated December 18, 2023.

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement or operating agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Contract” means, with respect to any person, any agreement, contract, indenture, undertaking, debt instrument, lease, understanding, arrangement or commitment (other than a Benefit Arrangement) to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their assets or properties may be subject, whether or not in writing.

“Conversion” means the conversion of processing, reporting, payment and other operating systems as determined by Byline so that First Security Bank and Byline Bank utilize the same such systems or otherwise compatible systems.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Common Shares” means shares of Company Common Stock that are held or beneficially owned by a person who has properly exercised and perfected appraisal, dissenters or similar rights under Section 262 of the DGCL.

“Environmental Laws” means all applicable Laws regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials, protection of the environment or protection of human health and safety (regarding Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

4

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Common Shares” means shares of Company Common Stock beneficially owned by Byline (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in the Company’s treasury.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Authority” means any court, administrative or executive agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“Hazardous Materials” means any hazardous or toxic substances, materials, wastes, pollutants, contaminants or harmful substances, including petroleum compounds, asbestos, mold and lead, regulated under or which may give rise to liability under any Environmental Law.

“Intellectual Property” means all (1) trademarks, service marks, brand names, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (2) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (3) Trade Secrets; (4) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (5) all other intellectual property or proprietary rights.

“IRS” means the Internal Revenue Service.

“IT Assets” means the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowledge” means, with respect to: (1) the Company, those facts, events, circumstances and other matters that the Chief Executive Officer, the President, the Executive Vice President – Operations/Cashier, the Senior Credit Officer or the SVP Lending Officer actually knows, or would reasonably be expected to know after reasonable inquiry, and (2) Byline, those facts, events, circumstances and other matters that the Chief Executive Officer, the President, the Chief Financial Officer or Chief Credit Officer of Byline actually knows, or would reasonably be expected to know after reasonable inquiry.

“Law” means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, interpretation, order, judgment, injunction, directive, policy, guidance, ruling, approval, permit, requirement or rule of law enacted, issued, promulgated, enforced or entered by any Governmental Authority.

5

“Lease” means any lease, sublease, license, concession or other Contract pursuant to which the Company or any Subsidiary thereof holds any Leased Real Property.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary thereof.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, encumbrance, option, right to acquire or adverse interest (other than any nonexclusive licenses granted in the ordinary course of business consistent with past practice).

“Material Adverse Effect” means, with respect to the Company or Byline, any fact, circumstance, change, event or effect that, either individually or in the aggregate with any other fact, circumstance, change, event or effect: (1) is or would reasonably be expected to have a material adverse effect on the capital, financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, or Byline and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clauses (A), (B), (C), (D) or (E), only to the extent that the effect of a change on it is not materially different than on comparable banking organizations organized and operated in the United States or any state therein (in which case only the incremental materially disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect)) the impact of (A) changes in banking and other Laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting requirements applicable to banking services organizations generally, (C) changes in the credit markets or prevailing interest rates or other general economic conditions generally affecting banking organizations operating in the United States or any state therein, (D) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism), (E) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, (F) actions or omissions of a party to this Agreement that are expressly required by this Agreement or taken upon the written request or with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby, (G) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation thereof, including the impacts thereof on relationships with customers and employees, or (H) failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance; or (2) would materially impair the ability of the party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Merger Consideration” means an amount equal to the result of the (i) Per Common Share Consideration multiplied by (ii) the number of issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time.

“Minimum Company Tangible Common Equity” means the amounts set forth on Schedule 1.1.

6

“Mortgage Loans” means Loans secured by real property or interests in real property that are or were owned, originated (or in the process of origination), made, entered into, serviced or subserviced by the Company or its Subsidiaries.

“NYSE” means The New York Stock Exchange.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including the property, assets and rights that comprise real property designated as “other real estate owned” (“OREO”), and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary thereof.

“Permitted Liens” shall mean: (1) real estate Taxes, assessments and other governmental levies, fees or charges imposed with respect to such Real Property, which are not due and payable as of the Closing Date, or which are being contested in good faith, and in each case which have been reserved for in accordance with GAAP; (2) mechanics liens and similar Liens for labor, materials or supplies provided with respect to Real Property incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent and which would not, individually or in the aggregate, have a material effect on the business or which are being contested by appropriate proceedings and which do not result from the violation or breach of, or default under, any applicable Law or Contract; (3) zoning, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business thereon or any violation of which would not have a material and adverse effect on the value of the properties or assets subject thereto or otherwise materially impair current business operations at such Real Property; (4) easements, covenants, conditions and restrictions of record and other similar matters of record affecting title to such Real Property which do not materially impair the value or use or occupancy of such Real Property or otherwise materially impair the operation of the current business conducted thereon, (5) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (6) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by First Security Bank acting in a fiduciary capacity or otherwise incurred in the ordinary course of business, (7) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance, and (8) liens on property required by Regulation W promulgated by the Federal Reserve.

“Previously Disclosed” means information set forth, disclosed or made available by a party in the applicable paragraph of its Disclosure Schedule and, with respect to Byline, information disclosed in the Byline SEC Filings (other than risk factors or contingencies disclosed under the heading “Risk Factors” or in any “forward looking statements” disclaimer or similar disclosures).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

7

“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal, accounting or financial advisors or any representatives of such legal or financial advisors.

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, warrants, puts, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of, such first person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” and “Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means a bona fide written Acquisition Proposal received other than in connection with a breach of Section 6.7 which the Company Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the transactions contemplated hereby (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all relevant legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%) or more.”

“Tax” and “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, escheat, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest, additions to tax and any penalties or fines imposed, assessed or collected by or under any Governmental Authority, (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (iii) any liability for the payment of any amount of the type described in clauses (i) and (ii) as a transferee, successor, guarantor, by contract or by operation of applicable Laws or otherwise.

8

“Tax Returns” means any return, statement, schedule, notice, form, information return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax, and including any amendment thereof.

“Trade Secrets” means confidential information, trade secrets and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the U.S. Department of the Treasury.

1.2 Additional Definitions. Each of the following terms has the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
Agreement	Preamble
Bank Merger	Recitals
Bank Merger Surviving Bank	Section 2.6
Burdensome Condition	Section 6.3(c)
Byline	Preamble
Byline 401(k) Plan	Section 6.12(b)(3)
Byline Audited Financial Statements	Section 5.3(i)(1)
Byline Bank	Recitals
Byline Closing Price	Section 1.1
Byline SEC Filings	Section 5.3(i)(1)
Certificate of Merger	Section 2.2
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Company	Preamble
Company Adverse Recommendation	Section 6.2(a)
Company Certificate	Section 2.5
Company Estimated Closing Balance Sheet	Section 3.7(a)
Company FA	Section 5.2(i)
Company Financial Statements	Section 5.2(j)(1)
Company Indemnified Parties	Section 6.11(b)
Company Meeting	Section 6.2(a)
Company Stockholder Matters	Section 5.2(e)
Company Voting Agreements	Recitals
Conversion Project Manager	Section 6.13
Covered Employees	Section 6.12(a)
Data Protection Requirements	Section 5.2(m)(5)
Disclosure Schedule	Section 5.1
Effective Time	Section 2.2
Exchange Agent	Section 3.2(a)

9

Term	Section
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 3.1(a)(1)
FDIC	Section 5.2(f)
FDICIA Reporting Requirements	Section 5.2(j)(2)
Fee	Section 8.3(a)
Fee Triggering Event	Section 8.3(a)
Final Closing Balance Sheet	Section 3.7(b)
First Security Trust and Savings Bank	Recitals
First Security Bank 401(k) Plan	Section 6.12(b)(1)
Intended Tax Treatment	Recitals
Interest Rate Instruments	Section 5.2(bb)
IRS Guidelines	Section 6.17(b)
Loans	Section 5.2(aa)
Material Contracts	Section 5.2(w)(1)
Maximum Amount	Section 6.11(a)(4)
Merger	Recitals
New Certificates	Section 3.2(a)
Old Certificates	Section 3.2(a)
Outside Date	Section 8.1(e)
Pension Plan	Section 5.2(u)(2)
Per Common Share Consideration	Section 3.1(a)(1)
Personal Data	Section 5.2(m)(5)
Privacy and Security Policies	Section 5.2(m)(5)
Processing	Section 5.2(m)(5)
Proxy Statement	Section 6.6(a)
Real Property	Section 5.2(v)
Registration Statement	Section 6.6(a)
Required Third Party Consents	Section 5.2(g)
Requisite Regulatory Approvals	Section 6.3(a)
Security Breach	Section 5.2(m)(5)
Supplemental Disclosure Schedule	Section 6.1(c)
Surviving Corporation	Section 2.1
Tail Coverage Period	Section 6.11(a)(2)
Tail Policy	Section 6.11(a)(1)
Takeover Laws	Section 5.2(h)
Travel Department Disposition	Section 6.14(a)

10

1.3 Interpretation.

(a) In this Agreement, except as context may otherwise require, references:

(1) To the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement and all capitalized terms used in the Annexes and Schedules to this Agreement, unless otherwise provided therein, shall have the meanings given to such terms in this Agreement;

(2) To this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

(3) To the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Company Voting Agreements, including the Merger;

(4) To any agreement (including this Agreement), contract, lease or Law are to the agreement, contract, lease or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement, lease or contract, to the extent permitted by the terms thereof); and to any section of any Law include any successor to the section;

(5) To any statute or Law include any rules and regulations promulgated under the statute or Law;

(6) To any Governmental Authority includes any successor to that Governmental Authority;

(7) To any gender include the other gender; and

(8) To the Company or any Subsidiary of the Company shall include any and all predecessors in interest thereof.

(b) The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(c) The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation.”

(d) The word “party” or “Party” is to be deemed to refer to the Company or Byline.

(e) The word “person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust, unincorporated organization and any other entity.

11

(f) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(g) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

(h) No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law (including statutory and common law), rule or regulation.

(i) The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(j) The terms “Dollars” and “$” mean U.S. Dollars.

(k) If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a Saturday, Sunday or legal holiday or a date on which banks in the State of Illinois are authorized by applicable Law to close, the time period for giving such notice or taking such action shall be extended through the next business day following the original expiration date of such time period.

(l) The words “business day” are to be deemed to refer to any day other than Saturday, Sunday and any day on which banking institutions located in the State of Illinois are authorized or required by applicable Law or other governmental action to be closed.

(m) In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including” and the words “to”, “until” and “ending on” (and the like) mean “to and including.”

(n) When used herein, terms, including, but not limited to, “previously made available” and “provided to” (but, excluding, for the avoidance of doubt, the term “Previously Disclosed”) shall include, without limitation, information disclosed in the Firmex virtual data room titled “Project Slapshot.”

ARTICLE 2

The Merger

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Byline at the Effective Time. At the Effective Time, the separate existence of the Company will terminate. Byline will be the surviving corporation (the “Surviving Corporation”) and will continue its existence under the Laws of the State of Delaware.

2.2 Closing. The closing of the Merger (the “Closing”) will take place in the main office of Byline located at 180 N. LaSalle Street, Chicago, Illinois, at a time and on a business day designated by Byline and as consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed) that is five (5) business days (or, if fewer than five (5) business

12

days remain prior to the Outside Date, such fewer number of days) after the satisfaction or waiver of the latest to occur of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”), unless another date, time or place is mutually agreed to in writing by Byline and the Company. The parties hereto shall cause a certificate of merger with respect to the Merger (“Certificate of Merger”) to be drafted and executed prior to the Closing Date and filed on the Closing Date with the Secretary of State of the State of Delaware, all in accordance with the applicable provisions of the DGCL. The time on the Closing Date at which the Merger becomes effective is referred to herein as the “Effective Time”.

2.3 Effects of the Merger; Liabilities of the Company. The Merger will have the effects prescribed by applicable Law, including the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Byline shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Byline shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Name of Surviving Corporation; Directors and Officers. The name of the Surviving Corporation as of the Effective Time will be “Byline Bancorp, Inc.” The directors and officers of the Surviving Corporation as of the Effective Time shall be the directors and officers of Byline immediately prior to the Effective Time.

2.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. The Amended and Restated Certificate of Incorporation of Byline and the Amended and Restated Bylaws of Byline, in each case, as in effect immediately before the Effective Time, will be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation as of the Effective Time, until thereafter amended as provided therein or by applicable Law.

2.6 The Bank Merger. Prior to the Effective Time, the Company and Byline will cooperate and use their commercially reasonable efforts to effect the Bank Merger and the Conversion immediately following the Effective Time. Such cooperation shall include (a) the approval and entry into a merger agreement for the Bank Merger substantially in the form attached as Annex 1 hereto and (b) the filing of all applications for all regulatory approvals and certificates required to give effect thereto. At the effective time of the Bank Merger, the separate existence of First Security Bank will terminate. Byline Bank will be the surviving bank in the Bank Merger (the “Bank Merger Surviving Bank”) and will continue its existence under the Laws of the State of Illinois. The charter of Byline Bank in effect immediately prior to the Bank Merger will be the charter of the Bank Merger Surviving Bank. The By-Laws of Byline Bank in effect immediately prior to the Bank Merger will be the by-laws of the Bank Merger Surviving Bank. The officers and directors of the Bank Merger Surviving Bank will be the officers and directors of Byline Bank immediately prior to consummation of the Bank Merger. In the Bank Merger, the shares of First Security Bank shall be cancelled without any consideration being due and the shares of Byline Bank shall remain outstanding and not be affected thereby.

13

ARTICLE 3

Effect on Stock

3.1 Effect on Stock. At the Effective Time, as a result of the Merger and without any action by any holder of Company Common Stock:

(a) Company Common Stock.

(1) Subject to Section 3.1(a)(2), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Common Shares and Dissenting Common Shares, will be converted into and constitute the right to receive the following “Per Common Share Consideration”: such number of fully paid and non-assessable shares of Byline Common Stock equal to the quotient (rounded to the nearest ten-thousandth) obtained by dividing (A) 1,468,942 by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Exchange Ratio”); provided that in the event that the total number of issued and outstanding shares of Company Common Stock at Closing is less than 674,012, then the Exchange Ratio shall be equal to 2.1794.

(2) The Exchange Ratio shall be adjusted as set forth in this Section 3.1(a)(2) in the event that the Company realizes a Loan Recovery Amount prior to Closing, provided that the Company Tangible Common Equity as set forth on the Final Closing Balance Sheet is greater than or equal to the Minimum Company Tangible Common Equity. In the event that the Company realizes a Loan Recovery Amount prior to Closing, the Exchange Ratio shall be adjusted in accordance with the calculation method set forth on Schedule 3.1(a)(2). For purposes of this Agreement, “Loan Recovery Amount” means the sum of, for each Loan listed on Schedule 3.1(a)(2) and that is sold by the Company or its applicable Subsidiary prior to closing, the amount, if any, by which the sales price exceeds Byline’s corresponding Credit Mark Adjusted Balance for the applicable Loan as set forth in Schedule 3.1(a)(2).

(3) All shares of Company Common Stock outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration shall be payable for any Excluded Common Shares. Holders of shares of Company Common Stock will cease to be, and will have no rights as, stockholders of the Company, and certificates that represented shares of Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, without interest, (A) any then unpaid dividend or other distribution with respect to such Company Common Stock having a record date before the Effective Time and (B) the consideration payable in respect of such Company Common Stock pursuant to this Article 3. After the Effective Time, there will be no transfers of shares of Company Common Stock on the stock transfer books of the Company and shares of Company Common Stock presented to the Surviving Corporation will be canceled and exchanged in accordance with this Article 3.

14

(b) Byline Common Stock. Each share of Byline Common Stock outstanding immediately prior to the Effective Time will remain outstanding and represent a share of common stock, $0.01 par value, of the Surviving Corporation.

3.2 Exchange Agent.

(a) At or before the Effective Time, Byline will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to the Company (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of Company Common Stock (collectively, the “Old Certificates”), (1) evidence of shares in book entry form (such book entry shares, “New Certificates”), representing the shares of Byline Common Stock issuable to holders of Old Certificates under this Article 3 and (2) an amount equal to the aggregate cash payable to holders of Company Common Stock pursuant to Section 3.13 (the “Exchange Fund”).

(b) As promptly as reasonably practicable following the Effective Time, but in no event later than ten (10) business days thereafter, Byline shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration payable pursuant to this Article 3. No interest will accrue or be paid with respect to any New Certificate or cash to be delivered upon surrender of Old Certificates. If any New Certificate is to be issued or cash is to be paid in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition to the exchange that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form of transfer, and that the person requesting the exchange (1) pay any transfer or other similar Taxes required by reason of the issuance of the New Certificate or the making of the cash payment in a name other than the name of the holder of the surrendered Old Certificate or (2) establish to the reasonable satisfaction of Byline (or the Exchange Agent, as the case may be) that any such Taxes have been paid or are not applicable.

(c) No dividends or other distributions with respect to Byline Common Stock having a record date after the Effective Time will be paid to any holder of Company Common Stock until such holder has surrendered the Old Certificate representing such stock as provided herein. Subject to the effect of applicable Law, following surrender of any such Old Certificates, there shall be paid to the holder of New Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time previously payable with respect to the shares of Byline Common Stock represented thereby. To the extent permitted by applicable Law, holders of Company Common Stock who receive Byline Common Stock in the Merger shall be entitled to vote after the Effective Time at any meeting of Byline stockholders the number of whole shares of Byline Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders of Company Common Stock have exchanged their Old Certificates for New Certificates in accordance with the provisions of this Agreement.

15

(d) Byline shall be entitled to rely upon the Company’s stock transfer books and the Company’s register to establish the identity of those persons entitled to receive consideration pursuant to this Article 3, which books and register shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Byline shall be entitled to deposit the full consideration represented thereby in escrow with an independent third party providing for the payment to the owner of such consideration upon resolution of such ownership and thereafter be relieved from any and all liability and obligation with respect to any claims thereto. Notwithstanding anything herein to the contrary, no party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered in good faith to a public official in accordance with applicable abandoned property, escheat or similar Laws.

(e) Byline, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration and other payments otherwise payable pursuant to this Agreement or contemplated hereby such amounts as Byline, the Company, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect to whom such deduction and withholding was made. If any holder of an Old Certificate requests payment of any cash such person is entitled to pursuant to this Article 3 by means of a wire transfer in his, her or its duly executed and completed letter of transmittal, the Exchange Agent may make payment of such cash such holder is entitled to hereunder by wire transfer in accordance with such request and the cost of any such wire transfer shall be charged to the account of and deducted from the proceeds paid to such holder hereunder.

(f) At any time following the first anniversary of the Effective Time, Byline shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Old Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all cash funds made available to it), and thereafter holders of Old Certificates shall be entitled to look solely to Byline (subject to abandoned property, escheat and other similar Laws) with respect to any payment that may be payable upon due surrender of the Old Certificates held by them. Notwithstanding the foregoing, neither Byline nor the Exchange Agent shall be liable to any holder of an Old Certificate for any payment delivered in good faith in respect of such Old Certificate to a public official in accordance with any applicable abandoned property, escheat or other similar Law.

3.3 Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Byline Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger, no dividend or distribution with respect to Byline Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Byline. Instead, Byline will pay, as promptly as reasonably practicable following the Effective Time, but in no event later than fifteen (15) business days thereafter, to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Byline Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest and rounded to the nearest cent) determined by multiplying such fraction of a share of Byline Common Stock by the Byline Closing Price.

16

3.4 Lost, Stolen or Destroyed Certificates. In the event any certificate representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Byline, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Byline Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed certificate been surrendered.

3.5 Anti-Dilution Adjustments. If Byline changes (or the Byline Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Byline Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or other transaction, the Per Common Share Consideration will be adjusted appropriately and proportionately to give holders of capital stock of Company the same economic effect as contemplated by this Agreement prior to such event.

3.6 Appraisal Rights. Notwithstanding anything to the contrary in this Agreement, to the extent that holders of Company Common Stock are entitled to appraisal rights under Section 262 of the DGCL, Dissenting Common Shares that are outstanding as of the Effective Time will not be converted into the right to receive the consideration payable in respect of Company Common Stock pursuant to Section 3.1 hereof unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its appraisal right under the DGCL. Such Dissenting Common Shares, as of the Effective Time, will no longer be outstanding and will automatically be canceled and will cease to exist and the holder of any Dissenting Common Share shall be treated in accordance with Section 262 of the DGCL and, as applicable, shall be entitled only to such rights as may be granted to such holder pursuant to Section 262 of the DGCL with respect thereto. Byline shall be given a reasonable opportunity to review and comment on all notices or other communications to be sent to holders of Dissenting Common Shares, and the Company shall consider in good faith any comments of Byline and revise such notices or communications as may be appropriate. The Company will give Byline (a) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock, any withdrawal of demand for payment and any other similar instruments received by the Company and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands or notices at Byline’s sole cost and expense. The Company will not, without the prior written consent of Byline (such consent not to be unreasonably withheld, conditioned or delayed), settle any such demands or notices or make or offer to make any payment in respect of any such demands or notices. Byline will pay any consideration as may be determined to be due with respect to Dissenting Common Shares pursuant to and subject to the requirements of applicable Law.

17

3.7 Company Tangible Common Equity Calculation.

(a) Not later than ten (10) days before the expected Closing Date, the Company shall deliver to Byline an estimated and unaudited consolidated balance sheet of the Company, as of the expected Closing Date (the “Company Estimated Closing Balance Sheet”), which shall (1) be prepared in good faith based on all available information at such time pursuant to GAAP and this Agreement, and Schedule 1.1, and (2) include a calculation of Company Tangible Common Equity as of the expected Closing Date.

(b) After delivery of the Company Estimated Closing Balance Sheet, the Parties shall work together in good faith, which in the case of the Company shall include providing Byline with such documentation and information in its possession or control as Byline shall reasonably request, to agree at least one (1) business day prior to the expected Closing Date on an estimated consolidated balance sheet of the Company as of the expected Closing Date (the “Final Closing Balance Sheet”), which shall (1) be prepared in good faith based on all available information at such time, and, unless otherwise agreed upon by Byline and the Company, pursuant to GAAP, this Agreement, and Schedule 1.1 and (2) include a calculation of Company Tangible Common Equity as of the expected Closing Date. The Final Closing Balance Sheet, and the calculation of the Company Tangible Common Equity contained therein, as mutually agreed to by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed), shall become final and binding.

ARTICLE 4

Conduct of Business Pending the Merger

4.1 Forbearances of the Company. The Company agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as Previously Disclosed, as required by Law or as otherwise directed in writing by any Governmental Authority, without the prior written consent of Byline (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice and in accordance with the policies and procedures of the Company and its Subsidiaries in effect as of the date thereof or fail to use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and its existing relations with customers, suppliers, vendors, Governmental Authorities, employees, business associates and stockholders.

(b) Operations. Enter into any new line of business or materially change its lending, credit, investment, underwriting, risk, asset liability management or other banking, operating or other policies, procedures or practices from those in effect as of the date hereof, except as required by applicable Law, or close, sell, consolidate or relocate (or make application for, or give notice of the same) or materially alter any of its branches, loan production offices or other significant offices or operations facilities of it or its Subsidiaries.

18

(c) Products. Materially alter any of its policies or practices with respect to the rates, fees, interest, charges, levels or types of services or products available to customers of the Company or its Subsidiaries from those in effect as of the date hereof or offer any promotional pricing with respect to any product or service available to customers of the Company or its Subsidiaries; provided, however, the Company and its Subsidiaries may offer promotional pricing with respect to products and services available to customers of the Company or its Subsidiaries in the ordinary course of business consistent with past practices and on commercially reasonable terms.

(d) Brokered Deposits. Other than in the ordinary course of business consistent with past practice, book any “brokered deposits”, as such term is defined in 12 CFR 337.6, having a maturity longer than one year; provided that any brokered deposits that may be booked pursuant to this section shall be at market rates.

(e) Securities Portfolio. Other than in the ordinary course of business consistent with past practice, purchase any securities other than short-term securities with a maturity of two (2) years or less issued by the United States Department of the Treasury or any United States governmental agency.

(f) Capital Expenditures. Make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate.

(g) Material Contracts. Except as Previously Disclosed, enter into, terminate, amend, modify, extend or renew any Material Contract.

(h) Loans and Interest Rate Instruments. Except in the ordinary course of business consistent with past practice, (a) make, renew, amend, extend the term of, extend the maturity of or grant the forbearance of any Loan involving a total credit relationship of more than $500,000 with any single borrower and its Affiliates or related parties, or (b) other than in compliance with the credit policies and procedures made available to Byline, enter into, renew or amend any Interest Rate Instrument.

(i) Capital Stock. Except as Previously Disclosed, issue, sell, grant, transfer or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional Rights with respect to its stock.

(j) Equity Grants. Grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted stock or other equity-based awards or interests, or grant any person any Rights to acquire any shares of its capital stock.

(k) Dividends, Distributions, Repurchases. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (except for cash dividends to the Company by its Subsidiaries to fund the Company’s operations or to pay applicable Company Transaction Expenses), or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any shares of its stock.

19

(l) Dispositions. Except as contemplated by the Agreement, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its loans, securities, assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice.

(m) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in the ordinary course of business consistent with past practice) all or any portion of the loans, securities (other than as permitted by Section 4.1(e)), real property (other than as permitted by Section 4.1(v) below), equity, business, deposits or properties of any other person or make a contribution of capital to any other person, other than a wholly owned Subsidiary of the Company.

(n) Constituent Documents. Amend any of its Constituent Documents (or similar governing documents).

(o) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority.

(p) Tax Matters. Unless required by applicable Law, make, change or revoke any material Tax election, file any amended Tax Return or fail to file any Tax Return that becomes due, enter into any closing agreement, waive or extend any statute of limitations, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, or take any action with respect to Taxes that is outside the ordinary course of business or inconsistent with past practice.

(q) Claims. Settle any action, suit, claim or proceeding against it, except for (1) an action, suit, claim or proceeding that is settled in the ordinary course of business in an amount or for consideration not in excess of $150,000 individually, or $250,000 in the aggregate, or (2) that would not impose any continuing liability or material restriction on the business of it or its Subsidiaries or, after the Effective Time, Byline or its Subsidiaries.

(r) Compensation; Employment Agreements. (1) Except as contemplated by the terms of this Agreement, as required under the terms of any Company Benefit Arrangement, or as required by applicable Law, enter into, terminate, amend, modify, extend or renew any employment, consulting, severance, restrictive covenant, change in control, retention, stay bonus or similar Contract or agreement, (2) except as required by applicable Law, as required under the terms of any Company Benefit Arrangement, or as contemplated by the terms of this Agreement, grant any salary or wage increase or increase any compensation opportunity, including incentive, retention or bonus payments (or, with respect to any of the preceding, communicate in writing any intention to take such action) with any director, officer, employee or consultant, or increase the compensation of any director of the Company or any of its Subsidiaries, except in each case (A) to pay (and accrue) annual bonuses in the ordinary course of business consistent with past practices up to the aggregate amount Previously Disclosed or (B) to grant annual salary, wage or fee increases in the ordinary course of business consistent with past practices in an amount as Previously Disclosed; (3) hire any employee or engage any consultant with an annual salary or

20

wage rate or consulting fees in excess of $150,000; or (4) terminate the employment of any executive officer other than for cause.

(s) Benefit Arrangements. Except as required by applicable Law or as contemplated by the terms of this Agreement, enter into, terminate, establish or adopt any Company Benefit Arrangement or any arrangement that would have been a Company Benefit Arrangement had it been entered into prior to this Agreement, amend or modify any Company Benefit Arrangement or make new grants, awards or increase any benefits under any Company Benefit Arrangement, or except as Previously Disclosed, take any action to accelerate the vesting (or lapsing of restrictions), payment, exercisability or funding of or in any other way secure the payment of compensation or benefits under any Company Benefit Arrangement, including stock options, restricted stock, performance shares, stock appreciation rights, equity-based awards or interests or other compensation or benefits payable thereunder, or (3) add any new participants to any Benefit Arrangement (or, with respect to any of the preceding, communicate any intention to take such action), except (A) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (B) in the ordinary course of business consistent with past practices under the existing terms of such Benefit Arrangement, or (C) as required by applicable Law or by this Agreement. Nothing within this Section 4.1(s) shall prevent the Company or its Subsidiaries from renewing, amending or otherwise modifying existing health and welfare benefits in the ordinary course of business consistent with past practices, provided that any such renewal, amendment or other modification does not include any material benefit enhancement.

(t) Communication. Make any material written communications to the officers or employees of the Company or any of its Subsidiaries, or any oral communications presented to a significant portion of the employees of the Company or any of its Subsidiaries, pertaining to compensation or benefit matters that are materially affected by the transactions contemplated by this Agreement without providing Byline with a copy of the intended communication, providing Byline with a reasonable period of time to review and comment on the communication, and cooperating with Byline in providing any such mutually agreeable communication.

(u) Business Premises. (1) Engage in or conduct any building, demolition, remodeling or material modifications or alterations to any of its business premises unless required by applicable Law, in an emergency situation or reasonably necessary to ensure satisfaction of Section 4.1(u)(2) or (2) fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date hereof.

(v) OREO. Acquire or otherwise become the owner of any real property, including OREO, by way of foreclosure or in satisfaction of a debt previously contracted without first (1) obtaining an appropriate Phase I environmental site assessment and (2) consulting Byline (which consultation shall not require Byline’s consent or approval).

(w) Indebtedness. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than deposits taken by First Security Bank), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a Subsidiary of the Company).

21

(x) Merger, Reorganization, Dissolution. Merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries.

(y) Adverse Actions. Notwithstanding any other provision hereof, (1) knowingly take, or knowingly fail to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying for the Intended Tax Treatment or (2) knowingly take, or knowingly fail to take, any action that is reasonably likely to result in the material delay in the satisfaction of any of the conditions to the Merger set forth in Article 7 or in such conditions not being satisfied in a timely manner, including merge or consolidate the Company or any of its Significant Subsidiaries with any other person where the Company or its Significant Subsidiary, as applicable, is not the surviving entity, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law.

(z) Commitments. Enter into any contract or arrangement with respect to, or otherwise agree or commit to do, any of the foregoing.

4.2 Forbearances of Byline. Byline agrees that from the date hereof until the effective time of the Merger, except as expressly permitted by this Agreement, as Previously Disclosed, as required by Law or as otherwise directed in writing by any Governmental Authority, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice and in accordance with the policies and procedures of the Byline and its Subsidiaries in effect as of the date thereof or fail to use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and its existing relations with customers, suppliers, vendors, Governmental Authorities, employees, business associates and stockholders.

(b) Amendment of Charter or Bylaws. Amend the Amended and Restated Certificate of Incorporation of Byline or the Amended and Restated Bylaws of Byline in a manner that would materially and adversely affect the holders of capital stock of Company (upon their acquisition of Byline Common Stock) relative to other holders of Byline Common Stock;

(c) Capital Stock. Adjust, split, combine or reclassify any capital stock of Byline;

(d) Liquidation. Completely liquidate or dissolve Byline or Byline Bank;

(e) Adverse Actions. Notwithstanding any other provision hereof, (1) knowingly take, or knowingly fail to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying for the Intended Tax Treatment or (2) knowingly take, or knowingly fail to take, any action that is reasonably likely to result in the material delay in the satisfaction of any of the conditions to the Merger set forth in Article 7 or in such conditions not being satisfied in a timely manner, including merge or consolidate Byline or any of its Significant Subsidiaries with any other person where Byline or its Significant Subsidiary, as applicable, is not the surviving entity, or any action that is reasonably likely to materially impair its ability to perform

22

its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(f) Commitments. Enter into any contract or arrangement with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE 5

Representations and Warranties

5.1 Disclosure Schedules. Before entering into this Agreement, the Company delivered to Byline a schedule and Byline delivered to the Company a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more covenants contained in Article 4 or Article 6 or one or more representations or warranties contained in this Article 5. The disclosure of an item in any section or subsection of the Disclosure Schedule shall be deemed to modify the section or subsection of this Agreement to which it corresponds in number and any other section or subsection to which the relevance of such disclosure is reasonably apparent. The inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

5.2 Representations and Warranties of the Company. Except as Previously Disclosed, the Company hereby represents and warrants to Byline as follows:

(a) Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has made available to Byline a complete and correct copy of the Company’s Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect.

(b) Company Securities.

(1) As of the date hereof, the authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock and 200,000 shares of Company Preferred Stock. As of the date hereof, 670,884 shares of Company Common Stock, and 16,800 shares of Company Series A-1 Preferred Stock are outstanding. As of the date hereof, the Company holds no shares of Company Common Stock as treasury shares. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). All of the rights, terms, and preferences of, and any antitakeover provision applicable to, the Company Common Stock are set forth in the Constituent Documents of the Company or the applicable provisions of the DGCL. The Company does not have any Rights issued or outstanding. The Company does not have

23

any shares of Company Common Stock reserved for issuance, or any commitment to authorize, issue, transfer or sell any Company Common Stock or any Rights. Except as Previously Disclosed, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any Subsidiaries of the Company) are outstanding. The Company has no commitment or agreement that obligates the Company to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Company Common Stock.

(2) The Company has Previously Disclosed, as of the date hereof, a true and complete list of the name of each holder of Company Common Stock and the number of shares thereof held by each such person.

(3) Except as Previously Disclosed, there are no voting trusts, proxies, stockholder agreements or other agreements or understandings to which the Company is a party with respect to the voting of shares of Company Common Stock, other than the Company Voting Agreements.

(4) The Company has Previously Disclosed a list of all bonds, debentures, notes or other debt obligations that the Company or any of its Subsidiaries has issued and outstanding as of the date hereof. The Company has no outstanding bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter.

(c) Subsidiaries and Equity Holdings.

(1) The Company has Previously Disclosed a list of its Subsidiaries, and, except as Previously Disclosed, the Company owns, directly or indirectly, all the outstanding equity securities of its Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and non-assessable. No equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company or one of its wholly owned Subsidiaries) by reason of any Right or otherwise. There are no agreements, Contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound to issue, sell or otherwise transfer any equity securities of any of the Company’s Subsidiaries (other than to the Company or one of its wholly owned Subsidiaries). There are no Contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound that relate to the Company’s or any of its Subsidiaries’ rights to vote or dispose of any equity securities of any of the Company’s Subsidiaries. First Security Bank is an “insured bank” as defined in the Federal Deposit Insurance Act.

24

(2) Each of the Company’s Subsidiaries has been duly organized and is validly existing in good standing under the applicable Laws of the jurisdiction of such Subsidiary’s organization, and is duly qualified to do business and is in good standing as a foreign corporation (or other business entity, as applicable) in each jurisdiction where the ownership or leasing of such Subsidiary’s assets or property or the conduct of such Subsidiary’s business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has made available to Byline a complete and correct copy of the Constituent Documents, each as amended to the date hereof, for each of the Company’s Subsidiaries, and such Constituent Documents are in full force and effect.

(3) The Company has previously made available to Byline a list of all equity securities that it or its Subsidiaries own, control or hold for its own account as of the date hereof.

(d) Power. The Company and each of its Subsidiaries has the corporate power and authority to own and operate their respective assets and properties and to conduct their respective businesses as such businesses are now being conducted. The Company and each of its Subsidiaries has the corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Authority. The Company has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of the Company’s Subsidiaries to be party to any document or agreement in connection with the transactions contemplated hereby has taken all corporate action necessary for it to execute and deliver such document or agreement. Subject only to receipt of the affirmative vote of (i) the holders of at least a majority of the outstanding shares of Company Common Stock approving this Agreement and the transactions contemplated hereby, in accordance with Section 251 of the DGCL (the “Company Stockholder Matters”), and (ii) the Company, as holder of all outstanding shares of common stock issued by First Security Bank, this Agreement, the Merger and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on the part of the Company and each of its Subsidiaries. This Agreement is the Company’s valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). The Company Board, acting unanimously at a meeting where all members were present and voting on the actions approved, has adopted resolutions approving and recommending to the Company’s stockholders approval of the Agreement and the transactions contemplated hereby and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby. The board of directors of First Security Bank, acting unanimously at a meeting where all members were present and voting on the actions approved, has adopted resolutions approving the Bank Merger, the Bank Merger Agreement and the consummation of the transactions contemplated thereby.

25

(f) Consents and Approvals. No notices, applications or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, approvals, waivers, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Authority in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except as Previously Disclosed and except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act with the Board of Governors of the Federal Reserve System (acting through the appropriate Federal Reserve Bank), applications and notices with the Federal Deposit Insurance Corporation (the “FDIC”), and applications and notices (including those required under the Illinois Banking Act) to the Illinois Department of Financial and Professional Regulation, (2) receipt of the approvals described in Section 5.2(e), including the other approvals Previously Disclosed and approval of the Company’s stockholders pursuant to Section 6.2(a), (3) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) filings of any required applications and notices with, and receipt of any required approvals from, any Governmental Authority with responsibility for enforcing any state securities Law, (5) the filing of the Certificate of Merger with respect to the Merger, and certificate of merger with respect to the Bank Merger, and (6) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

(g) No Defaults. Subject to making the filings and receiving the consents and approvals referred to in Section 5.2(f), and the expiration of the related waiting periods, and except as Previously Disclosed, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) the Company’s Constituent Documents or those of its Subsidiaries, (2) any Material Contract of the Company or any of its Subsidiaries, or by which the Company or any of its Subsidiaries is bound or affected, or to which the Company or any of its Subsidiaries or the Company’s or any of its Subsidiaries’ respective businesses, operations, assets or properties is subject or receives benefits (any consents or approvals so required under this clause (2), a “Required Third Party Consent”) or (3) any applicable Law.

(h) Takeover Laws and Provisions. The Company Board has approved this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby as required to render inapplicable to this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby any applicable provisions of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” Laws or other applicable antitakeover Laws and regulations of any state, including Section 203 of the DGCL (collectively, “Takeover Laws”), and as a result this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby are exempt from, and are not subject to, any Takeover Laws.

26

(i) Financial Advisors. None of the Company, its Subsidiaries or any of the Company’s or any of its Subsidiaries’ directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or other similar compensation payable in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the Company has retained D.A. Davidson & Co. (“Company FA”), as its financial advisor and complete and correct copies of its arrangements with Company FA have been made available to Byline. As of the date hereof, the Company has received a written opinion of Company FA, issued to the Company, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the exchange ratio is fair from a financial point of view to holders of Company Common Stock.

(j) Financial Reports and Regulatory Filings.

(1) The Company has Previously Disclosed complete and correct copies of (A) its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of Ayotte Decker, its independent auditor) for the years ended December 31, 2023 and 2022, and (B) its consolidated unaudited balance sheet and statements of income, comprehensive income (loss) and changes in stockholders’ equity as of and for the six (6) month period ended June 30, 2024 and it will provide Byline reasonably promptly after it becomes available with similar customary audited year end and unaudited interim financial statements (including any related notes and schedules thereto) for each of the quarterly and annual periods ended thereafter and any partial quarter period prior to the Closing, including without limitation, the audited financial statements for the year ended December 31, 2024, which financial statements shall be provided prior to Closing if the Closing occurs on a date after January 31, 2025 (all of the foregoing audited and unaudited financial statements referred to collectively as the “Company Financial Statements”). Each of the statements of financial position (or equivalent statements) included in the Company Financial Statements (including any related notes and schedules) fairly presents or will fairly present in all material respects the Company’s financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income, comprehensive income (loss) and changes in stockholders’ equity and cash flows included in the Company Financial Statements (including any related notes and schedules thereto) fairly presents or will fairly present in all material respects, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and, with respect to the Company Financial Statements for the period ended and as of June 30, 2024 and any quarter ending after the date hereof, subject to normal year-end audit adjustments and the absence of notes to such Company Financial Statements.

(2) To the extent applicable, the Company is in compliance with the requirements of Section 36 of the Federal Deposit Insurance Act, as amended, and the corresponding regulations contained in 12 C.F.R. Part 363 (the “FDICIA Reporting Requirements”). To the Company’s Knowledge, there are no facts or circumstances which

27

exist which would reasonably be expected to cause the Company to not be in compliance with the FDICIA Reporting Requirements.

(3) Since January 1, 2022, the Company and each of its Subsidiaries have filed all reports, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

(k) Absence of Certain Changes; Conduct of Business. To the extent required by GAAP, all liabilities and material obligations of the Company and its Subsidiaries have been reflected, disclosed or reserved against in the Company Financial Statements (or footnotes thereto), dated as of December 31, 2023, and since such date through the date of this Agreement, other than in the ordinary course of business consistent with past practice or otherwise in connection with the negotiation, execution and performance of this Agreement, including the preparation for and consummation of the Merger and the other transactions contemplated by this Agreement, (1) the Company and its Subsidiaries have not incurred any material obligation or liability required to be disclosed by GAAP, whether or not accrued, contingent or otherwise, (2) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, (3) except as Previously Disclosed, neither the Company nor any of its Subsidiaries has taken any of the actions referenced in clauses (i), (l), (m), (n) or (x) of Section 4.1. Since December 31, 2023, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts and circumstances, has had or is reasonably likely to have a Material Adverse Effect on the Company.

(l) Litigation. As of the date hereof, except as Previously Disclosed, there is no material action, suit, claim, hearing, dispute, investigation, subpoena or proceeding pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, nor is there any notice of violation, judgment, order, decree, injunction, supervisory agreement or ruling of any Governmental Authority or arbitration outstanding (or, to the Company’s Knowledge, in the process of being issued) against the Company or any of its Subsidiaries restraining or limiting in any material respect the Company or any of its Subsidiaries from taking any action of any kind in connection with their respective businesses (or in the process of being issued), except as Previously Disclosed.

(m) Compliance with Laws. Except as Previously Disclosed, the Company and each of its Subsidiaries:

(1) Conducts and has since January 1, 2022 conducted its business in all material respects in compliance with all Laws applicable thereto or to the employees conducting such businesses, including all Laws applicable to agreements with, and disclosures and communications to, consumers;

28

(2) As of the date hereof has a rating of “Satisfactory” or better under the Community Reinvestment Act of 1977;

(3) Has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such material permits, licenses, authorizations, orders and approvals are in full force and effect and, to its Knowledge, no suspensions or cancellations are threatened;

(4) Has received, since January 1, 2022, no written notification from a Governmental Authority (A) asserting that it is not in compliance with any of the applicable Laws that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any material permit, license, authorization, charter, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify its activities; and

(5) Maintains a written information privacy and security program and organizational, physical, administrative and technical measures regarding privacy, cyber security and data security (collectively, “Privacy and Security Policies”) that are commercially reasonable and that comply in all material respects with (i) all requirements of all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), encryption, disposal, destruction, disclosure or transfer (collectively, “Processing”) of Personal Data (as defined below), (ii) all of the Company’s and each of its Subsidiaries’ policies and notices regarding Personal Data, and (iii) all of the Company’s and each of its Subsidiaries’ contractual obligations with respect to the Processing of Personal Data (collectively, “Data Protection Requirements”). The Company maintains reasonable measures to protect the privacy, confidentiality and security of all information that identifies, could be used to identify or is otherwise associated with an individual person or device or is otherwise covered by any “personal information” or similar definition under applicable Law (e.g., “personal data,” “personally identifiable information”) (collectively “Personal Data”) against any (i) unauthorized access, loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the privacy, security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). The Company has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or require a report to a Governmental Authority. Since January 1, 2022, the Company and each of its Subsidiaries has (i) complied in all material respects with all of their respective Privacy and Security Policies and applicable Data Protection Requirements, and (ii) used commercially reasonable measures consistent with reasonable practices in the industry to ensure the confidentiality, privacy and security of Personal Data. To the Knowledge of the Company, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

29

(n) Regulatory Matters. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to, or has been advised that the Company or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of the Company or any of its Subsidiaries.

(o) Approval Delays. To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.

(p) Books and Records, Internal Controls and Policies and Procedures.

(1) The Company’s books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material misstatements, omissions, inaccuracies or discrepancies of any kind contained or reflected therein.

(2) The Company’s stock transfer books, true and complete copies of which have been provided to Byline, are maintained in accordance with applicable Law and accurately reflect the holders of Company Common Stock, as of the date hereof.

(3) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Except as Previously Disclosed, the Company and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(4) The Company and its Subsidiaries utilize, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and its Subsidiaries since January 1, 2020 have been in compliance with such policies, practices and procedures in all material respects.

(q) Intellectual Property.

(1) First Security Bank has the right and authority to use all Registered Intellectual Property as is necessary to enable it to conduct and to continue to conduct all material phases of the businesses of First Security Bank in the manner presently conducted by it, and, to the Company’s Knowledge, such use does not conflict with, infringe on or

30

violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any person.

(2) No material claims are pending, or, to the Company’s Knowledge, threatened in writing against the Company or First Security Bank alleging a violation of any of the Company’s or First Security Bank’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information.

(3) The IT Assets operate and perform in all material respects as required by the Company and its Subsidiaries in connection with their respective businesses, and have not materially malfunctioned or failed within the past three (3) years. To the Company’s Knowledge, the IT Assets do not contain any “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other devices or effects that (A) enable or assist any person to access without authorization the IT Assets, or (B) otherwise significantly adversely affect the functionality of the IT Assets. To the Company’s Knowledge, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries maintain and utilize the IT Assets materially in accordance with all applicable licenses, agreements and other Contracts. The Company and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. The Company and its Subsidiaries take reasonable measures adequate to comply with all applicable Law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

(r) Taxes.

(1) (A) All material Tax Returns that are required to be filed (taking into account any permitted extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly and timely filed with the appropriate Governmental Authority and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes required to be paid by the Company and its Subsidiaries (whether or not shown on such Tax Returns) have been paid in full, (C) all deficiencies asserted or assessments made as a result of any audit or examination by any Governmental Authority of the Tax Returns of the Company and its Subsidiaries have been paid in full or otherwise finally resolved, (D) to the Company’s Knowledge, there are no pending, or threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns of the Company or its Subsidiaries, (E) all material Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party have been properly withheld and paid over on a timely basis to the proper taxing authorities, to the extent due and payable, (F) the Company and its Subsidiaries have complied with all information reporting (and related withholding) requirements and (G) no extensions or waivers of statutes of limitation applicable to any Tax have been given by or requested with respect to any of the Company or any of its Subsidiaries that remain in effect.

(2) The Company has made provision in accordance with GAAP, in the Company Financial Statements, and if not required by GAAP, on its books and records,

31

for all Taxes that accrued on or before the end of the most recent period covered by the Company Financial Statements.

(3) No Liens for Taxes exist with respect to any of the Company’s assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and, in each case, that are reserved for in accordance with GAAP.

(4) Except as Previously Disclosed, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning on or after the Effective Time as a result of (i) a change in accounting method for a Tax period beginning on or before the Effective Time pursuant to Section 481(c) of the Code (or any similar provision of state, local or foreign Law), (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (iii) any intercompany transaction or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax Law), (iv) any installment sale or open transaction disposition made on or prior to the Effective Time, (v) any prepaid amount received on or prior to the Effective Time, (vi) an election under Section 965 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), or (vii) an election pursuant to Code Section 108(i) (or any corresponding or similar provision of state, local or foreign Tax Law).

(5) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement (other than any such an agreement exclusively between or among the Company and its Subsidiaries or entered into in the ordinary course of business the principal focus of which is not Taxes and which have been Previously Disclosed). Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any person (other than with respect to itself or any of its Subsidiaries) as a transferee or successor or by contract.

(6) Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, during the two (2) year period prior to the date of this Agreement, in a transaction in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income Tax Return.

(7) No Subsidiary of the Company owns any Rights with respect to the capital stock of the Company.

32

(8) Neither the Company nor any of its Subsidiaries has participated in any reportable or listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b).

(9) The Company and each of its Subsidiaries have delivered or made available to Byline true, correct and complete copies of all (i) Tax Returns relating to federal and state income Taxes owed by the Company and its Subsidiaries and (ii) all examination reports and statements of deficiencies assessed against or agreed to by the Company or its Subsidiaries, in each case with respect to the last three (3) fiscal years.

(s) Environmental Matters. As of the date hereof and, except as disclosed in any Phase I, Phase II or other environmental reports Previously Disclosed, as of the Closing Date:

(1) The operations and Real Property of the Company and each of its Subsidiaries are and have been since January 1, 2022 in material compliance with applicable Environmental Laws;

(2) The Company and each of its Subsidiaries has obtained, and is in material compliance with, all authorizations, licenses and permits required under Environmental Laws required in connection with the occupancy of the Real Property and the operation of their respective businesses as presently conducted;

(3) There are no proceedings, claims, actions, notices of violation or investigations of any kind, pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any Real Property owned by the Company or any such Subsidiary in any court, agency or arbitral body or by any Governmental Authority, arising under or relating to any Environmental Law, and to the Company’s Knowledge, there is no reasonable basis for any such pending or threatened proceeding, claim, action, notice of violation or investigation;

(4) There are no agreements, orders, judgments, decrees or settlements involving the Company, any of its Subsidiaries, or with respect to any Real Property owned by the Company or any such Subsidiary by or with any court, regulatory agency, Governmental Authority or private person, imposing liability or obligations under or relating to any Environmental Law;

(5) To the Company’s Knowledge, there are and have been no releases from underground or above ground storage tanks or any other releases of Hazardous Materials or other conditions of contamination present at or released from any Owned Real Property as of the date hereof or, or to the Company’s Knowledge, formerly owned, operated, or otherwise used by the Company or any of its Subsidiaries or at any off-site location, for which the Company or any of its Subsidiaries has or could reasonably expect to incur material liability under or relating to Environmental Laws;

(6) To the Company’s Knowledge, there are no past, present or reasonably anticipated future remediation, investigations, clean-ups, exposure of persons to Hazardous Materials or environmental conditions that could reasonably be expected to give rise to

33

material obligations or material liabilities of the Company or any of its Subsidiaries under any Environmental Law; and

(7) The Company has delivered to Byline copies of all environmental reports, studies, assessments, sampling data and memoranda received since January 1, 2022 relating to the Company or its Subsidiaries or any of their current or former properties or activities.

(t) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any collective bargaining agreement, Contract or other agreement with a labor union or labor organization, and neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel the Company or any of its Subsidiaries to bargain with a labor union or labor organization. There is no pending or, to the Company’s Knowledge, threatened, nor has there been since January 1, 2022, any labor strike, walk-out, work stoppage, slow-down lockout or similar material labor dispute involving the Company or any of its Subsidiaries. To the Company’s Knowledge, since January 1, 2022, there has been no activity involving the Company or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(u) Benefit Arrangements.

(1) The Company has Previously Disclosed a complete and correct list of all Target Benefit Arrangements, including Target Benefit Arrangements that are employment, retention, change-in-control or severance plans or agreements. The Target has made available to Byline complete and correct copies of all material Target Benefit Arrangements including any employment, retention, change-in-control or severance plans or agreements, and the current plan document and all amendments thereto and (if applicable) (i) any related trust instruments, insurance contracts and loan agreements forming a part of any such Target Benefit Arrangements, (ii) a written description of such Target Benefit Arrangement if not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) any material correspondence to or from any Governmental Authority in the last two (2) years (other than routine filings in the ordinary course) with respect to such Target Benefit Arrangement, and (v) with respect to any “employee benefit plans” within the meaning of Section 3(3) of ERISA, the most recent summary plan descriptions and all summaries of material modifications thereto, the most recent IRS determination or opinion letter, and the two most recent annual reports on Form 5500 or 990 series and all schedules and financial statements attached thereto. With respect to each Other Entity Benefit Arrangement, complete and correct copies of the summary plan description and any material modifications thereto have been furnished to Byline.

(2) All of the Company Benefit Arrangements are in material compliance with, and have been operated and administered in all material respects in accordance with, their respective terms and ERISA, the Code and other applicable Law. Each of the Company Benefit Arrangements subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination,

34

opinion or advisory letter, as applicable, from the IRS or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and, to the Company’s Knowledge, there are no circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no pending or, to the Company’s Knowledge, threatened, litigation relating to the Company Benefit Arrangements that is or would be material. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502(c) or (i) of ERISA in an amount that would be material.

(3) No liability under Subtitle C or D of Title IV of ERISA or Section 412 or 413 of the Code has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, “multiemployer plan”, within the meaning of Section 3(37) of ERISA, or “multiple employer plan”, within the meaning of Section 413(c) of the Code currently or formerly maintained or contributed to by any of them, or the single-employer plan, multiemployer plan or multiple employer plan of any Company ERISA Affiliate. Neither the Company nor any of its Subsidiaries has, currently or at any time within the last six (6) years, sponsored, maintained, contributed or been required to contribute to any “single employer plan”, “multiemployer plan”, or “multiple employer plan”, each as defined in this paragraph.

(4) All contributions required to be made under the terms of any of the Company Benefit Arrangements have been timely made and all obligations in respect of each of the Company Benefit Arrangements have been properly accrued or reflected on its most recent consolidated financial statements included in the Company Financial Statements to the extent required by GAAP in all material respects.

(5) Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligations for post-employment or post-retirement health, medical or life insurance benefits under any Company Benefit Arrangement or collective bargaining agreement, except as required by COBRA. Except as Previously Disclosed, the Company or its Subsidiaries have reserved the right to amend or terminate any such Target Benefit Arrangement at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(6) Except as Previously Disclosed, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in the employee participation or coverage under, any Target Benefit Arrangements that would materially increase the expense of maintaining such Target Benefit Arrangements above the level of the expense incurred therefor for the most recent fiscal year. Except as provided under the existing terms of the Target Benefit Arrangements, and as Previously Disclosed, neither the Company’s execution of this Agreement, the performance of its

35

obligations hereunder, the consummation of the transactions contemplated hereby, nor stockholder approval of the transactions contemplated hereby, either alone or in combination with another event, would reasonably be expected to (A) limit or restrict the Company’s right or, following the consummation of the transactions contemplated hereby, Byline’s right to administer, merge or amend in any respect or terminate any of the Target Benefit Arrangements, (B) entitle any of the Company’s employees or any employees of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or (C) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Target Benefit Arrangements, except in the event such Target Benefit Arrangement is terminated in accordance with Section 6.12.

(7) Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligation to provide, and no Company Benefit Arrangement or other agreement provides any current or former employee of the Company or First Security Bank with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(8) Without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time), except as Previously Disclosed, no amounts paid or payable (whether in cash, property, or in the form of benefits) by the Company or any of its Subsidiaries will be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code.

(9) Except as would not reasonably be expected to be material to the Company, each Company Benefit Arrangement that provides for nonqualified deferred compensation subject to Section 409A of the Code has been and is, in all material respects, documented and operated in compliance with Section 409A of the Code.

(v) Property. The Company does not own any Owned Real Property other than OREO Previously Disclosed and does not lease any Leased Real Property other than as Previously Disclosed, as of the date of this Agreement. For purposes of this Agreement, the Company does not own any “Real Property.” Neither the Company nor any of its Subsidiaries owns any residential property as of the date of this Agreement, other than Previously Disclosed OREO.

(w) Material Contracts.

(1) The Company has Previously Disclosed a list of, and made available to Byline complete and correct copies of, the following Contracts (“Material Contracts”) to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries may be bound, or to which the Company or any of its Subsidiaries or the

36

Company’s or any of its Subsidiaries’ respective assets or properties may be subject as of the date hereof:

(A) any Lease of real or material personal property;

(B) any partnership, limited liability company, joint venture or other similar agreement or arrangement;

(C) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any material ongoing obligations;

(D) any Contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (i) annual payments of $25,000 or more, or (ii) aggregate payments of $50,000 or more;

(E) any Contract that creates future payment obligations in excess of $25,000 in the aggregate and that by its terms does not terminate or is not terminable without penalty or other payment upon notice of sixty (60) days or less, or any Contract that creates or would create a material Lien;

(F) any Contract providing for a power of attorney on behalf of the Company or any of its Subsidiaries outside of the ordinary course of business;

(G) any Contract, other than this Agreement or as contemplated hereby, providing for exclusive dealing or limiting in any material respect the freedom of the Company, its Subsidiaries or any of the current or former employees of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any area, or that would so limit their freedom;

(H) any Contract, other than this Agreement, as to which there are material ongoing obligations the primary purpose of which is to disclose confidential information or require that the Company or any of its Subsidiaries guarantee, indemnify or hold harmless any person;

(I) any Contract, other than this Agreement, with (i) any Affiliate of the Company, or (ii) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clause (i) of this paragraph;

(J) any Contract with a Governmental Authority; and

(K) Any other contract not entered into in the ordinary course of business.

(2) Each Material Contract is a valid and legally binding agreement of the Company or a Subsidiary of the Company, as applicable, and, to the Company’s Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with

37

the terms of such Contract (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect. As of the date hereof, neither the Company nor any of its Subsidiaries, and, to the Company’s Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Contract.

(3) To the extent required by GAAP, all liabilities and obligations under the Material Contracts have been fully accrued for in the books and records of the Company.

(x) Material Interests of Certain Persons. Except as Previously Disclosed, no officer or director of the Company or any of its Subsidiaries, or “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material property (whether real or personal, tangible or intangible) or Material Contract of the Company or any of its Subsidiaries. Except as Previously Disclosed, no officer or director of the Company or any of its Subsidiaries, any immediate family member of any such person, and no entity that any such person “controls” within the meaning of Regulation O of the Federal Reserve has any Loan, deposit account or any other agreement with the Company or any of its Subsidiaries.

(y) Insurance Coverage. The Company and each of its Subsidiaries maintain commercially reasonable insurance coverage for normal risks incident to the respective businesses of the Company and each of its Subsidiaries and the respective properties and assets of the Company and each of its Subsidiaries. The Company has made available a complete and correct list of each Contract representing such coverage as of the date hereof.

(z) Trust Business. Neither the Company nor any of its Subsidiaries has engaged in any trust or fiduciary business, and neither the Company nor any of its Subsidiaries has acted as a trustee or other fiduciary for a third party.

(aa) Loans.

(1) Each loan, revolving credit facility, letter of credit, Lease or other extension of credit or commitment to extend credit, including any loan participation or syndication (collectively, “Loans”), made or entered into by the Company or any of its Subsidiaries is evidenced by written promissory notes, loan agreements or other evidences of indebtedness (and have not been subsequently modified by any oral commitments, extensions or waivers), which, together with all security agreements, mortgages, guarantees and other related documents, are valid and legally binding obligations of the Company or one of its Subsidiaries and, to the Company’s Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), are in full force and effect and are in material compliance with all applicable Law. Each Loan was originated and has

38

been serviced in (A) the ordinary course of business and consistent with past practices, (B) accordance with the Company’s and its Subsidiaries’ policies and procedures, copies of which have been made available to Byline, and (C) compliance in all material respects with all applicable Law. Each Loan, to the extent secured, is secured by a valid, enforceable and perfected Lien on the secured property described in the applicable security agreement. Neither the Company nor any of its Subsidiaries, and, to the Company’s Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Loan. The Company has Previously Disclosed a complete and correct list of all Loans that have been classified by it or any Governmental Authority as “Special Mention”, “Substandard”, “Loss”, “Classified”, “Criticized”, “Watch”, “Past Due”, “Doubtful” or words of similar import, and all Loans have been properly classified and risk rated by the Company and its Subsidiaries.

(2) The allowance for credit losses contained in the Company Financial Statements was established in accordance with the requirements of GAAP and is maintained at a level that the Company’s management believes is adequate to provide for current expected credit losses as of the applicable date(s).

(3) The Company has made available to Byline true and correct copies of the Loan files related to each individual Loan, note, borrowing arrangement and other commitment for credit relationships with customers as requested by Byline pursuant to a list of Loans which has been made available to Byline.

(4) Except as Previously Disclosed, since January 1, 2022, none of the Contracts pursuant to which the Company or any of its Subsidiaries has sold any Loans or pools of, or participations in, Loans contains any obligation to repurchase or reacquire part or all of such Loans, any collateral related thereto or such pools or participations, and all Loans or pools of, or participations in, Loans sold by the Company or any of its Subsidiaries have been sold without recourse.

(bb) Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and other option agreements and other interest rate risk management arrangements (collectively, “Interest Rate Instruments”), whether entered into for the account of the Company or one of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in material compliance with all applicable Law. All Interest Rate Instruments are valid and legally binding obligations of the Company or one of its Subsidiaries and, to the Company’s Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither the Company nor any of its Subsidiaries, and, to the Company’s Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of

39

performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument. The Company has made available to Byline a complete and correct list of all Interest Rate Instruments as of the date hereof.

(cc) Sufficiency of Assets. The Company and each of its Subsidiaries own good and marketable title to, or have the valid right to use under a Lease or license of, all the material assets and rights used in the operation of the Company’s and each of its Subsidiaries’, as applicable, businesses as currently conducted. Such assets and rights constitute all of the material assets, tangible and intangible, of any nature whatsoever, used in the operation of such businesses as currently conducted.

(dd) Mortgage Banking Activities. To the Company’s Knowledge, all Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable Law made by the Company or any of its Subsidiaries in connection with the Mortgage Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable Law in all material respects. To the Company’s Knowledge, no Mortgage Loans were originated by any person other than the Company or one of its Subsidiaries. No fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries or, to the Company’s Knowledge, any third-party servicer in connection with the origination or servicing of any of the Mortgage Loans. Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligation or potential obligation to repurchase or re-acquire from any person any Mortgage Loan or any collateral securing any Mortgage Loan, whether by Contract or otherwise. The Company has Previously Disclosed a complete list of each repurchase claim that the Company or any of its Subsidiaries has been subject to over the past two (2) years in respect of any Mortgage Loan, the circumstances as to each such matter, and the resolution or status of each such matter.

(ee) Reorganization. Neither the Company nor any of its Subsidiaries has taken any action, and none of them is aware of any fact or circumstance, that could reasonably be expected to prevent or impede the Merger, taken together, from being treated as a single integrated transaction that qualifies for the Intended Tax Treatment.

(ff) No Other Representations or Warranties.

(1) Except for the representations and warranties made by the Company in this Agreement, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

40

(2) The Company acknowledges and agrees that neither Byline nor any other person has made or is making any express or implied representation or warranty other than those contained in this Agreement.

5.3 Representations and Warranties of Byline. Except as Previously Disclosed, Byline hereby represents and warrants to the Company as follows:

(a) Organization, Standing and Authority. Byline is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Byline is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Byline. Byline has made available to the Company a complete and correct copy of the Byline’s Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect.

(b) Byline Securities. As of the date hereof, the authorized capital stock of Byline consists of 150,000,000 shares of Byline Common Stock and 25,000,000 shares of Byline Preferred Stock. As of the date hereof, (i) 46,180,735 shares of Byline Common Stock, (ii) and no shares of Byline Preferred Stock were outstanding. As of the date hereof, 431,753 shares of Byline Common Stock are subject to Byline Stock Options granted under the Byline Stock Plans. As of the date hereof, Byline holds 1,796,029 shares of Byline Common Stock as treasury shares. The outstanding shares of Byline Common Stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except pursuant to this Agreement and Byline Stock Options, issued as of the date hereof, and the Byline Stock Plans, as of the date hereof, Byline does not have any Rights issued or outstanding, any shares of Byline Stock reserved for issuance, or any commitment or agreement that obligates Byline to authorize, issue, transfer, purchase, redeem, sell or otherwise acquire any Byline Stock or any Rights. The shares of Byline Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and non-assessable and not subject to any preemptive rights (and will not have been issued in violation of any preemptive rights). Except as Previously Disclosed, there are no voting trusts, proxies, stockholder agreements or other agreements or understandings to which Byline is a party with respect to the voting of shares of Byline Common Stock.

(c) Byline Subsidiaries and Equity Holdings.

(1) Byline has Previously Disclosed a list of its Subsidiaries, and Byline owns, directly or indirectly, all the outstanding equity securities of its Significant Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and non-assessable. No equity securities of any of Byline’s Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise. There are no agreements, Contracts, commitments, arrangements or understandings by which Byline or any of its Significant Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any of Byline’s Significant

41

Subsidiaries (other than to Byline or one of its wholly owned Subsidiaries). There are no Contracts, commitments, arrangements or understandings by which Byline or any of its Significant Subsidiaries is or may become bound that relate to Byline’s or any of its Significant Subsidiaries’ rights to vote or dispose of any equity securities of any of Byline’s Significant Subsidiaries. Byline Bank is an “insured bank” as defined in the Federal Deposit Insurance Act.

(2) Each of Byline’s Significant Subsidiaries has been duly organized and is validly existing in good standing under the applicable Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of such Significant Subsidiary’s business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Byline.

(d) Power. Byline and each of its Subsidiaries has the corporate power and authority to own and operate their respective assets and properties and to conduct their respective businesses as such businesses are now being conducted. Byline and each of its Subsidiaries has the corporate power and authority to execute, deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

(e) Authority. Byline has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of Byline’s Subsidiaries to be party to any document or agreement in connection with the transactions contemplated hereby has taken all corporate (or comparable) action necessary for it to execute and deliver such document or agreement. Subject only to the receipt of the affirmative vote of Byline, as holder of all outstanding shares of common stock issued by Byline Bank, this Agreement, the Merger and the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Byline and each of its Subsidiaries. This Agreement is Byline’s valid and legally binding obligation, enforceable in accordance with its terms. The Byline Board, acting unanimously at a meeting where all members were present and voting on the actions approved, has adopted resolutions approving the Merger and the other transactions contemplated hereby. The board of directors of Byline Bank, acting unanimously at a meeting where all members were present and voting on the actions approved, has unanimously adopted resolutions approving the Bank Merger, the Bank Merger Agreement and the consummation of the transactions contemplated thereby.

(f) Consents and Approvals. No notices, applications or other filings are required to be made by Byline or any of its Subsidiaries with, nor are any consents, approvals, waivers, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by Byline or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by Byline of this Agreement or the consummation of the transactions contemplated hereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act with the Board of Governors of the Federal Reserve System (acting through the appropriate Federal Reserve Bank), applications and notices with the FDIC, and applications

42

and notices (including those required under the Illinois Banking Act) to the Illinois Department of Financial and Professional Regulation, (2) receipt of the stockholder approval described in Section 5.3(e), (3) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) filings of any required applications and notices with, and receipt of any required approvals from, any Governmental Authority with responsibility for enforcing any state securities Law, (5) the filing of the Certificate of Merger with respect to the Merger, and the certificate of merger with respect to the Bank Merger, and (6) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

(g) No Defaults. Subject to making the filings and receiving the consents and approvals referred to in Section 5.3(f), and the expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with in any material respect, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) Byline’s Constituent Documents or those of its Subsidiaries, (2) any material Contract of Byline or any of its Subsidiaries, or by which Byline or any of its Subsidiaries is bound or affected, or to which Byline or any of its Subsidiaries or Byline’s or any of its Subsidiaries’ respective businesses, operations, assets or properties is subject or receives benefits or (3) any Law.

(h) Financial Advisors. None of Byline, its Subsidiaries or any of Byline’s or any of its Subsidiaries’ directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or other similar compensation payable in connection with the transactions contemplated hereby, except that, in connection with this Agreement, Byline has retained Stephens Inc. as its financial advisor.

(i) Financial Reports and Regulatory Filings.

(1) Byline has Previously Disclosed complete and correct copies of (A) its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of Moss Adams LLP, its independent auditor) for the years ended December 31, 2023 and 2022 (the foregoing audited financial statements referred to collectively as the “Byline Audited Financial Statements”), and (B) its consolidated unaudited balance sheet and statements of income, comprehensive income (loss) and changes in stockholders’ equity as of and for the six (6) month period ended June 30, 2024. Each of the statements of financial position (or equivalent statements) included in the Byline Audited Financial Statements (including any related notes and schedules) fairly presents in all material respects Byline’s financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income, comprehensive income (loss) and changes in stockholders’ equity and cash flows included in the Byline Audited Financial Statements (including any related notes and schedules thereto) fairly presents in all material respects, the financial condition, results of operations, changes in stockholders’ equity, comprehensive income (loss) and cash flows, as the case may be, of Byline and its Subsidiaries on a consolidated basis for the periods to

43

which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. Byline’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, and all other reports, registration statements, or information statements filed by it subsequent to August 5, 2024 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC or as thereafter amended, in each case prior to the date hereof (collectively, the “Byline SEC Filings”), as of the date filed or amended prior to the date hereof, as the case may be, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial condition contained in or incorporated by reference into any of the Byline SEC Filings (including the related notes and schedules) fairly presented or will fairly present in all material respects Byline’s financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of operation, comprehensive income (loss) and changes in stockholders’ equity and cash flows in the Byline SEC Filings (including any related notes and schedules thereto) fairly presented or will fairly present in all material respects, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Byline and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2) Byline (A) has designed disclosure controls and procedures to ensure that material information relating to Byline, including its consolidated Subsidiaries, is made known to the management of Byline by others within those entities, and (B) has disclosed, based solely on its most recent evaluation of its internal controls and procedures prior to the date hereof, to Byline’s auditors and the audit committee of the Byline Board (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Byline’s ability to record, process, summarize and report financial data and has identified for Byline’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Byline’s internal controls.

(3) Since January 1, 2022, Byline and each of its Subsidiaries have filed all reports, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable provisions of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

44

(j) Absence of Certain Changes; Conduct of Business. Since December 31, 2023, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts and circumstances, has had or is reasonably likely to have a Material Adverse Effect on Byline. As of the date hereof, to the extent required by GAAP, all material liabilities and material obligations of Byline and its Subsidiaries have been reflected, disclosed or reserved against in the Byline Audited Financial Statements or Byline SEC Filings, and since December 31, 2023 through the date hereof, (1) other than in the ordinary and usual course of business consistent with past practice, Byline and its Subsidiaries have not incurred any material obligation or liability, whether or not accrued, contingent or otherwise required to be reflected on a balance sheet (or notes thereto) prepared in accordance with GAAP and (2) Byline and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice.

(k) Litigation. As of the date hereof, there is no material action, suit, claim, hearing, dispute, investigation, subpoena or proceeding pending or, to Byline’s Knowledge, threatened against or affecting Byline or any of its Subsidiaries (and Byline is not aware of any basis for any such action, suit, claim, hearing, dispute, investigation or proceeding), nor is there any notice of violation, judgment, order, decree, injunction, supervisory agreement or ruling of any Governmental Authority or arbitration outstanding against Byline or any of its Subsidiaries (or, to Byline’s Knowledge, in the process of being issued) restraining or limiting in any material respect Byline or any of its Subsidiaries from taking any action of any kind in connection with their respective businesses (or in the process of being issued), except as Previously Disclosed.

(l) Compliance with Laws. Byline and each of its Subsidiaries:

(1) Conducts, and since January 1, 2022, has conducted its business in all material respects in compliance with all Laws applicable thereto or to the employees conducting such businesses;

(2) As of the date hereof has a rating of “Satisfactory” or better under the Community Reinvestment Act of 1977;

(3) Has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such material permits, licenses, authorizations, orders and approvals are in full force and effect and, to its Knowledge, no suspensions or cancellations are threatened;

(4) Has received, since January 1, 2022, no written notification from a Governmental Authority (A) asserting that it is not in compliance with any of the applicable Laws that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any material permit, license, authorization, charter, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities, except, in the case of each of clauses (A), (B) and (C), as would not, individually or in the aggregate, be material to Byline and its Subsidiaries, taken as a whole; and

45

(5) Is in substantial compliance with all applicable NYSE listing and corporate governance standards.

(m) Regulatory Matters. As of the date hereof, neither Byline nor any of its Subsidiaries is subject to, or has been advised that Byline or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of Byline or any of its Subsidiaries.

(n) Approval Delays. To the Knowledge of Byline, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.

(o) Available Funds. Byline has or will have available to it funds necessary to satisfy its obligations in connection with the Merger and the transactions contemplated hereby.

(p) Ownership of Company Common Stock. Except for shares of Company Common Stock that Byline or any of its Subsidiaries may hold as an executor, administrator, trustee, agent, guardian, fiduciary or in a similar capacity for another person, neither Byline nor any of its Subsidiaries is the record owner or “beneficial owner”, as such term is used in Section 13(d) of the Exchange Act, and the rules and regulations of the SEC thereunder, of any shares of Company Common Stock as of immediately prior to the execution and delivery of this Agreement.

(q) Environmental Matters. Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Byline:

(1) The operations, assets and properties of Byline and each of its Subsidiaries are and have at all times since January 1, 2022 been in compliance with applicable Environmental Laws;

(2) Byline and each of its Subsidiaries has obtained, and is in material compliance with, all authorizations, licenses and permits required under Environmental Laws required in connection with the occupancy of their assets and properties and the operation of their respective businesses as presently conducted;

(3) There are no proceedings, claims, actions, notices of violation or investigations of any kind, pending or, to Byline’s Knowledge, threatened, against Byline any of its Subsidiaries or any asset or property owned by Byline or any such Subsidiary in any court, agency or arbitral body or by any Governmental Authority, arising under or relating to any Environmental Law, and to Byline’s Knowledge there is no reasonable basis for any such pending or threatened proceeding, claim, action, notice of violation or investigation; and

46

(4) There are no agreements, orders, judgments, decrees or settlements involving Byline or any of its Subsidiaries, or with respect to any asset or property owned by Byline or any such Subsidiary by or with any court, regulatory agency, Governmental Authority or private person, imposing liability or obligations under or relating to any Environmental Law.

(r) ERISA. All of the Byline Benefit Arrangements are in material compliance with and have been operated and administered in all material respects in accordance with their respective terms and ERISA, the Code and other applicable Laws. Each of the Byline Benefit Arrangements subject to ERISA that is a Pension Plan, and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, opinion or advisory letter, as applicable, from the IRS or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and, to Byline’s Knowledge, there are no circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. None of the Byline, any of its Subsidiaries or any Byline ERISA Affiliate has incurred or would be reasonably likely to incur any liability or obligation under Title IV of ERISA (other than the timely payment of premiums to the Pension Benefit Guaranty Corporation in the ordinary course of business) or a lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA. Neither Byline nor any of its Subsidiaries has, currently or at any time within the last six (6) years, sponsored, maintained, contributed or been required to contribute to any “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, “multiemployer plan”, within the meaning of Section 3(37) of ERISA, or “multiple employer plan”, within the meaning of Section 413(c) of the Code.

(s) Reorganization. Neither Byline nor any of its Subsidiaries has taken any action, and none of them is aware of any fact or circumstance, that could reasonably be expected to prevent or impede the Merger, taken together, from being treated as a single integrated transaction that qualifies for the Intended Tax Treatment.

(t) No Other Representations or Warranties.

(1) Except for the representations and warranties made by Byline in this Agreement, neither Byline nor any other person makes any express or implied representation or warranty with respect to Byline, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Byline hereby disclaims any such other representations or warranties.

(2) Byline acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in this Agreement.

47

ARTICLE 6

Covenants

6.1 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement and prior to the Effective Time, the Company and Byline will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Law, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate with, and furnish information to, the other party to that end.

(b) The Company and Byline will give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7.

(c) Without limiting Section 6.1(b), from time to time on or prior to the Closing Date, the Company or Byline may, after it becomes aware, supplement any of its representations and warranties with respect to any fact, change, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein by delivering a supplemental Disclosure Schedule (“Supplemental Disclosure Schedule”). The information contained in any such Supplemental Disclosure Schedule shall not be deemed to have modified any of the representations and warranties of the Company or Byline contained in this Agreement or be considered Previously Disclosed unless it is expressly accepted as such in writing by the other party.

6.2 Stockholder Approval.

(a) As promptly as practicable following the date upon which the Registration Statement, filed pursuant to Section 6.6, shall have become effective (but in any event within forty-five (45) days thereof), the Company Board will submit to its stockholders the Company Stockholder Matters and any other matters required to be approved or adopted by such stockholders in order to carry out the intentions of this Agreement and the transactions contemplated hereby. In furtherance of that obligation, the Company will take, in accordance with applicable Law and its Constituent Documents, all action necessary, proper, desirable or advisable to convene a meeting of its stockholders (including any adjournment or postponement, the “Company Meeting”) as promptly as practicable (but in any event within forty-five (45) days of the Registration Statement becoming effective, or such other date as mutually agreed to by the parties) to consider and vote upon approval of the Company Stockholder Matters and any such other matters. The Company and the Company Board, as applicable, will each use its reasonable best efforts to obtain from the Company’s stockholders the required vote to approve the Company Stockholder Matters and any such other matters, including soliciting proxies through the Proxy

48

Statement in accordance with applicable Law and recommending that the Company’s stockholders vote in favor of the Company Stockholder Matters (and including such recommendation in the Proxy Statement). The Company shall provide Byline with a reasonable opportunity to review and comment upon all proxy materials prior to the distribution of such proxy materials to stockholders of the Company, and the Company shall consider in good faith any comments of Byline and revise such proxy materials as may be appropriate. Notwithstanding the foregoing, if the Company Board, after consultation with outside advisors including its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that continuing to recommend this Agreement and the Company Stockholder Matters would violate its fiduciary duties under applicable Law, then, in submitting to its stockholders the Company Stockholder Matters, the Company Board may withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, in a manner adverse to Byline (a “Company Adverse Recommendation”), its recommendation that Company’s stockholders approve this Agreement or submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for the Company Adverse Recommendation to the stockholders in the Proxy Statement or an appropriate amendment or supplement thereto; provided that the Company Board may not take any actions under this sentence until after giving Byline at least five (5) business days (or, if fewer than five (5) business days remain prior to the date of the Company Meeting, such fewer number of days) to respond to such Acquisition Proposal or other event or circumstances giving rise to the determination by the Company Board to take such action (and, in the event such action is taken in response to an Acquisition Proposal, after giving Byline notice of the third party in the Acquisition Proposal and the material terms and conditions of the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed in writing by Byline. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2 and will require a new notice period as referred to in this Section 6.2. Nothing in this Agreement shall be interpreted to excuse the Company or the Company Board from complying with its obligation to submit this Agreement and the other Company Stockholder Matters to its stockholders at the Company Meeting. Neither the Company nor the Company Board shall submit any Acquisition Proposal other than the Merger to the vote of its stockholders unless this Agreement shall have first been terminated in accordance with its terms.

(b) The Company shall cooperate with and keep Byline informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to the Company’s stockholders.

6.3 Regulatory Applications; Third Party Consents.

(a) Prior to the Effective Time, the Company and Byline and their respective Subsidiaries will cooperate and use reasonable best efforts to prepare, as promptly as practicable (but in no event later than forty-five (45) days after the date of this Agreement), all documentation and make all filings to obtain all consents, approvals, permits and other authorizations of all Governmental Authorities necessary in order to consummate the Merger and the other transactions contemplated hereby, including the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a material and adverse effect on Byline or the Surviving Corporation, (the “Requisite Regulatory Approvals”). The parties agree

49

to cooperate, and to cause their respective Subsidiaries to cooperate, with the other party, its counsel and its accountants, to obtain the Requisite Regulatory Approvals. The Company will use reasonable best efforts to make and obtain all other Required Third Party Consents. Each of the Company and Byline will have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable Law relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals and the Required Third Party Consents, other than any information which is otherwise confidential. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby, and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) The Company and Byline will, upon request (but subject to applicable confidentiality requirements), furnish the other party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary, proper, desirable or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Affiliates with or to any third party or Governmental Authority in connection with the transactions contemplated hereby and to respond to any comment letters received in connection therewith.

(c) Notwithstanding the foregoing or anything else in this Agreement, nothing shall require Byline or the Company to, and the Company and its Subsidiaries shall not, without the prior written consent of Byline, agree to, take any action or commit to take any action in connection with, or agree to any condition on, or request with respect to, any Requisite Regulatory Approval that would (i) materially and adversely affect the business, operations or financial condition of Byline (measured on a scale relative to the Company and its Subsidiaries, taken as a whole), (ii) require Byline or any of its Subsidiaries to make any material and adverse covenants or commitments, or complete any divestitures, whether prior to or subsequent to the Closing, (iii) result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole or (iv) or restrict in any material and adverse respect or impose a material burden on Byline or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) in connection with the transactions contemplated hereby or with respect to the business or operation of Byline or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) (for purposes of clause (iv), materiality shall be measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a “Burdensome Condition”).

6.4 Authorization and Reservation of Byline Common Stock. The Byline Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Byline Common Stock to be issued pursuant to this Agreement and take, and cause Merger Sub and Byline Bank to take, all other necessary corporate action to consummate the transactions contemplated hereby.

50

6.5 Exchange Listing. Byline shall file with the NYSE on a timely basis all such notifications and forms necessary for the listing of all shares of Byline Common Stock to be delivered in connection with the Merger, and use its reasonable best efforts to cause all such shares of Byline Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

6.6 SEC Filings.

(a) Byline will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Byline with the SEC in connection with the issuance of Byline Common Stock in the Merger (including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”) and all related documents). The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement and to use their reasonable best efforts to cause the filing of the Registration Statement with the SEC within sixty (60) days following the date of this Agreement. Byline will use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness (including by filing any necessary amendments or supplements) of such Registration Statement until the Effective Time. Prior to the filing of the Registration Statement, Byline shall consult with the Company with respect to such filing and shall afford the Company and its Representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by the Company to be included. Byline also agrees to take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities Law or “Blue Sky” Laws and rules and regulations thereunder required to carry out the transactions contemplated hereby. The Company agrees to promptly furnish to Byline all information concerning the Company, its Affiliates, officers, directors and stockholders as may be reasonably requested in connection with the foregoing, in a form appropriate (or from which such information can be derived in a commercially reasonable manner) for usage in such document or any such other use. Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Registration Statement or the Proxy Statement shall be made without the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) The Company and Byline each agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. The Company and Byline

51

each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

(c) Byline shall promptly provide the Company with all comment letters from the SEC or its staff pertaining to the Registration Statement or the Proxy Statement relating to the Company. The Company will, upon request, promptly furnish Byline with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary, proper, desirable or advisable in order for Byline to respond promptly to any comments received from the SEC. Byline will advise the Company, promptly after Byline receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Byline Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any comments or requests by the SEC for the amendment or supplement of the Registration Statement or for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Byline or any Subsidiary of the Company or Byline, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Byline, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company or Byline, as applicable, shall promptly notify the other of such event (including, prior to entering into any agreement providing for any merger, consolidation, share exchange, business combination, issuance of securities, tender offer, exchange offer or other similar transaction involving Byline or any of its Subsidiaries), and the Company or Byline, as applicable, shall cooperate in the prompt filing by Byline with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders and to Byline’s stockholders.

6.7 Press Releases. Each party will consult with the other before issuing any press release, employee communication or other stockholder communication with respect to the Merger or this Agreement and will not issue any such press release or make any such communication without the prior written consent of such other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior written consent of the other party (but after prior consultation, to the extent practicable under the circumstances), issue such press release or make such communication as is required by applicable Law or securities exchange rules. The Company and Byline will each cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

52

6.8 Acquisition Proposals.

(a) The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Byline with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce the confidentiality provisions of any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will promptly advise Byline following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Byline apprised of any related developments on a prompt basis.

(b) The Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ Representatives, agents, advisors and Affiliates not to, solicit or knowingly encourage in any way inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential nonpublic information to, or have any discussions with, any person relating to any Acquisition Proposal; provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal and the Company Board concludes in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or is reasonably expected to lead to a Superior Proposal, the Company may, and may permit its Subsidiaries and its Subsidiaries’ Representatives to, if the Company Board concludes in good faith, after consultation with its outside legal counsel, that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable Law: (1) furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions; provided, however, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality provisions set forth in the Confidentiality Agreement (without regard to any modification thereof pursuant hereto or lapse of time) or (2) terminate this Agreement to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however that the Company may not terminate this Agreement pursuant to this Section 6.8(b) unless and until (x) five (5) business days (or, if fewer than five (5) business days remain prior to the date of the Company Meeting, such fewer number of days) have elapsed following the delivery to Byline of a written notice of such determination by the Company Board and, during such period, to the extent that Byline so requests, the Company and Byline cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the contemplated transactions may be completed, and (y) at the end of such period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisor, to believe that a Superior Proposal continues to exist.

6.9 Takeover Laws and Provisions. Neither the Company nor Byline will take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and will take or cause to be taken all commercially reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated hereby from, or if necessary challenge the applicability of, any applicable Takeover Law, as now or hereafter in effect.

53

6.10 Access; Information.

(a) Each of Byline and the Company agree that upon reasonable notice and subject to applicable Law relating to the exchange of information, such Party will (and will cause its Subsidiaries to) afford the other Party, and its Representatives, such reasonable access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information in its possession or control as the other Party may reasonably request under the circumstances, including for purposes of facilitating the integration of the Company and its Subsidiaries with Byline and its Subsidiaries, and including as may be necessary or advisable to effect the Conversion pursuant to Section 6.13. In addition, the Company will furnish reasonably promptly to Byline (1) to the extent consistent with applicable Law, a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state banking or securities Laws, and (2) all other information in its possession or control concerning the business, properties and personnel of it and its Subsidiaries as Byline may reasonably request. The Company shall also provide Byline with copies of regular annual, quarterly and monthly financial reports that the Company or First Security Bank prepare in the ordinary course of business, beginning with the first full week after the date hereof until the Effective Time reasonably promptly after they become available. The Company and Byline each agree to promptly notify the other of any action, suit, claim, hearing, dispute, subpoena, investigation or proceeding commenced, or to the Knowledge of the Company or Byline, as applicable, threatened against the Company or Byline or any of their respective Subsidiaries that are related to the transactions contemplated by this Agreement. Nothing in this Agreement will require Byline or the Company to afford access or disclose information that would violate applicable Law, jeopardize attorney-client privilege, relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of the matters being disclosed or contravene any binding agreement with any third party. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies. Each of the Company and Byline shall use commercially reasonable efforts to minimize any interference with the regular business operations of the Company and its Subsidiaries during any such access.

(b) No investigation by the Company or Byline of, or Knowledge that the Company or Byline may have with respect to, the business and affairs of the other Party, pursuant to this Section 6.10 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of such Party in this Agreement, or the conditions to such Party’s obligation to consummate the transactions contemplated hereby.

(c) The Company shall give reasonable notice to Byline of all meetings of the Company Board and any of its committees, and the board of directors of First Security Bank and any of its committees, and the agenda for or business to be discussed at such meetings. To the extent consistent with applicable Law, the Company shall promptly transmit to Byline copies of all notices, minutes, consents and other materials that the Company or First Security Bank provides to their respective directors; provided that the Company shall not be required to disclose any information or documents related to, and may redact any information or document to the extent it relates to, the transactions contemplated by this Agreement, or any Acquisition Proposal, or any other matter involving attorney-client privileged information.

54

(d) The Company shall cause First Security Bank, prior to the Closing Date, (i) to write off all Loans of First Security Bank that are required to be written off by First Security Bank’s regulators or that, in conformity with past practices and policies of First Security Bank and GAAP, should be written off as Loan losses and (ii) to write down potential Loan losses in conformity with then-current practices and policies of First Security and GAAP. No such write-off or write-down shall result in a breach of any warranty or representation made herein or otherwise have any effect on the determination by the Parties that the conditions to the Merger set forth in Article 7 have been satisfied, fulfilled or waived or have any effect on the calculation of Company Tangible Common Equity. Nothing in this Section 6.10(d) shall require the Company to make any additional provision to First Security Bank’s allowance for credit losses so long as such reserve is adequate and in compliance with GAAP and all regulatory requirements.

(e) Notwithstanding Section 6.10(d), to the extent reasonably requested by Byline, the Company agrees that it shall, and shall cause First Security Bank, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to First Security Bank’s allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge off any Loan; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments which would affect the financial reporting of Byline, on a consolidated basis after the Effective Time; provided, however, that neither the Company nor First Security Bank shall be obligated to take any such requested action until immediately prior to the Closing and at such time as the Company shall have received reasonable assurances in writing that all conditions precedent to Byline’s obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied and, in any case, may be conditioned upon the subsequent occurrence of the Closing, and no such adjustment which the Company or First Security Bank would not have been required to make but for the request by Byline pursuant to the terms of this Section 6.10(e) shall result in a breach of any warranty or representation made herein or any other provision of this Agreement, or otherwise have any effect on the determination by the Parties that the conditions to the Merger set forth in Article 7 have been satisfied, fulfilled or waived or have any impact on the calculation of Company Tangible Common Equity.

(f) Each of Byline and the Company will hold any information it may obtain from the other in connection with this Agreement and the transactions contemplated hereby which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement.

6.11 Indemnification.

(a) The Parties acknowledge and agree that prior to the Effective Time the Company shall purchase, and Byline shall maintain for the duration of the Tail Coverage Period, a tail policy of directors’ and officers’ liability coverage that provides directors’ and officers’

55

liability insurance with respect to actions and omissions occurring on or prior to the Effective Time, subject to the following conditions:

(1) On or prior to the Closing Date, the Company shall purchase, at its own expense, for the benefit of the Company and the Surviving Corporation and their respective Subsidiaries (including their respective successors) and persons who were officers or directors of the Company and its Subsidiaries prior to the Closing Date, a prepaid tail policy or policies from the Company’s current directors’ and officers’ liability insurer providing coverages no less favorable to the insured persons than the level and scope of directors’ and officers’ liability as set forth in the Company’s and its Subsidiaries current directors’ and officers’ liability insurance policies in effect as of the Closing (together, such tail policy or policies are referred to as the “Tail Policy”).

(2) The term of the Tail Policy shall be for a period of six (6) years or, if such term of coverage is not available, such other maximum period of coverage available at a cost not exceeding the Maximum Amount (as defined below) (the “Tail Coverage Period”).

(3) In the event such insurer declines to provide the Tail Policy prior to the Closing Date, the Company shall use its commercially reasonable efforts to identify and obtain similar coverage from another insurance carrier of substantially similar size and reputation to that of such former insurer, if such coverage is reasonably obtainable from the marketplace. If after such reasonable efforts another such insurance carrier is unable or unwilling to provide such similar coverage, the Company shall obtain the best coverage available, as determined in the reasonable judgment of the Company, for a cost up to but not exceeding the Maximum Amount (as defined below).

(4) In no event shall the Company expend, in order to provide or maintain the insurance coverages pursuant to this Section 6.11(a), any annual amount, in aggregate, in excess of two hundred fifty percent (250%) of the amount of the aggregate premiums paid by the Company for the current policy term for such purpose (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company shall use reasonable efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a total cost equal to the Maximum Amount.

(5) Prior to the Effective Time, the Company shall notify the appropriate directors’ and officers’ liability insurers of the Merger and of all pending or, to the Knowledge of the Company, threatened claims, actions, suits, proceedings or investigations asserted or claimed against any officer or director of the Company or First Security Bank, or circumstances to the Knowledge of the Company reasonably likely to give rise thereto to the extent known by the Company or First Security Bank, in accordance with the terms and conditions of the applicable policies. The Company’s and First Security Bank’s directors and officers shall use reasonable efforts to cooperate with the Company (if prior to the Closing Date) or Byline (if after the Effective Time) in obtaining the above-described insurance coverages.

56

(b) From and after the Effective Time, Byline agrees to indemnify and hold harmless each present and former director or officer of the Company and its Subsidiaries and any other person entitled to indemnification pursuant to the Constituent Documents of the Company and its Subsidiaries (in each case, in such capacities) (individually, a “Company Indemnified Party”, and, collectively, the “Company Indemnified Parties”), and any person who becomes a Company Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of the Company or First Security Bank and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, to the same extent as such persons are indemnified as of the date of this Agreement by the Company or its Subsidiaries pursuant to their respective Constituent Documents in effect on the date of this Agreement; and Byline shall also advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by the Company or its Subsidiaries pursuant to their respective Constituent Documents in effect on the date of this Agreement; provided, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(c) Nothing set forth in this Section 6.11 is intended to or shall limit or otherwise affect the representations, warranties, covenants and other agreements of the Company set forth in this Agreement.

(d) The provisions of this Section 6.11 are intended for the benefit of, and will be enforceable, by each of the Company Indemnified Parties, his or her heirs and his or her representatives. In the event that, after the Effective Time, Byline (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, then, and in each case, Byline shall cause proper provision to be made so that such successors and assigns shall expressly assume the obligations set forth in this Section 6.11.

6.12 Benefit Arrangements.

(a) Compensation and Benefits. Following the Effective Time, Byline shall provide, or shall cause the Surviving Corporation to provide, to each individual who is an employee of the Company and its Subsidiaries immediately prior to the Effective Time (“Covered Employees”), base compensation, bonus opportunities and employee benefits that are consistent with the base compensation, bonus opportunities and employee benefits that Byline offers to its similarly situated employees. From and after the Effective Time, the Surviving Corporation shall, and Byline shall cause the Surviving Corporation to, honor all of the Target Benefit Arrangements, it being understood that the transactions contemplated by this Agreement constitute a “change in control” (or equivalent term) for purposes of such Target Benefit Arrangements; provided that the Surviving Corporation may terminate or discontinue any Target Benefit Arrangements in accordance with the terms of such plan or program and applicable Law. For the avoidance of doubt, the parties acknowledge and agree that, following the Closing, neither the Surviving Corporation

57

nor Byline shall assume, nor shall any of their employees or service providers continue to participate in, any Other Entity Benefit Arrangements.

(b) Termination of First Security Bank 401(k) Plan.

(1) If requested in writing by Byline at least ten (10) business days prior to the Effective Time, First Security Bank shall adopt resolutions of the board of directors of First Security Bank to terminate First Security Bank’s 401(k) Savings Plan (the “First Security Bank 401(k) Plan”) effective immediately prior to, and conditioned upon the occurrence of, the Effective Time and to fully vest all participants in such First Security Bank 401(k) Plan. Before adopting such resolutions, the Company shall provide a draft of such resolutions to Byline for an opportunity to comment thereon, which Byline shall not unreasonably delay.

(2) Prior to the termination of the First Security Bank 401(k) Plan, the Company or its Subsidiaries shall make contributions to the First Security Bank 401(k) Plan with respect to the January 1, 2024 through December 31, 2024 plan year, and, if the Effective Time occurs on or after January 1, 2025, the plan year commencing January 1, 2025 (and if applicable any subsequent plan year commencing prior to the Effective Time) and ending on the date of the First Security Bank 401(k) Plan termination in accordance with the terms of the First Security Bank 401(k) Plan and applicable Law.

(3) As of the later of the Effective Time and the date on which the First Security Bank 401(k) Plan is terminated, Byline shall offer participation in Byline’s tax-qualified defined contribution plan (“Byline 401(k) Plan”) to each person who was eligible to participate in the First Security Bank 401(k) Plan as of the date of its termination. Byline shall cause the Byline 401(k) Plan to, following the Closing Date and pursuant to Section 401(a)(31)(D) of the Code, accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) of eligible amounts (including outstanding loans) distributed to employees from the First Security Bank 401(k) Plan.

(c) Severance Benefits. Following the Effective Time and for twelve (12) months thereafter, Byline or its Subsidiaries shall cause the Covered Employees who are employed as of the Effective Time to be covered by the severance terms Previously Disclosed, based on such Covered Employee’s compensation and benefits as of immediately prior to the date of termination (or, if greater, based on such Covered Employee’s compensation and benefits with the Company immediately prior to the Effective Time). In connection with the foregoing, such terminated Covered Employees shall receive service credit for years of continuous service with the Company or its Subsidiaries and Byline and its Subsidiaries for purposes of determining the amount of any severance pay under such plan, program or policy. Notwithstanding the foregoing, no Covered Employee eligible to receive severance benefits or a change in control payment under any employment agreement, change in control agreement or similar agreement shall be entitled to participate in the severance plan, program or policy described in this Section 6.12(c).

58

(d) Service Credit. For purposes of vesting, eligibility to participate and benefit accruals for vacation and paid time off under the Byline Benefit Arrangements, each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Arrangement in which such Covered Employee participated or was eligible to participate immediately prior to the Effective Time; provided that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Byline or Byline Bank. In addition, and without limiting the generality of the foregoing, (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all Byline Benefit Arrangements to the extent coverage under such Byline Benefit Arrangements is replacing a comparable Company Benefit Arrangement in which such Covered Employee participated immediately before the Effective Time, and (ii) with respect to welfare benefit plans of Byline or Byline Bank in which Covered Employees are eligible to participate, Byline agrees to cause each such welfare benefit plan to waive any preexisting conditions, waiting periods and actively at work requirements under such plans. In no event shall such recognition of service operate to duplicate any benefits of a Covered Employee with respect to the same period of service. For purposes of each Byline Benefit Arrangement providing medical, dental, pharmaceutical and/or vision benefits, Byline shall cause any eligible expenses incurred by Covered Employees and their covered dependents during the portion of the plan year of the comparable Company Benefit Arrangement ending on the date such employee’s participation in the corresponding Byline plan begins to be taken into account under such Byline Benefit Arrangement for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his covered dependents for the applicable plan year of the Byline plan.

(e) No Third Party Rights. This Section 6.12 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.12. To the extent permitted by applicable legal requirements, prior to the Effective Time, the Company Board or the appropriate committee thereof, as applicable, shall adopt such amendments to the Company Benefit Arrangements as may be mutually agreed between the Company and Byline; provided, however, that any such amendment shall not be effective until immediately prior to the Effective Time and shall be contingent upon the occurrence of the Effective Time. In no event shall the terms of this Agreement be deemed to (1) alter or limit the ability of Byline or its Subsidiaries to amend, modify, change or terminate any Benefit Arrangement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, (2) confer upon any current or former employee or other service provider of the Company or its Subsidiaries, any right to employment or continued employment or continued service with Byline or of its Subsidiaries, or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider, (3) permit any payment to be made to an employee or service provider of the Company or its Subsidiaries that requires prior approval or non-objection from a Governmental Authority without obtaining such prior approval or non-objection or (4) alter or limit the ability of Byline or its Subsidiaries to exercise discretion with respect to eligibility, participation, amounts awarded or payable, or benefits provided, under the terms or provisions of any Benefit Arrangement of Byline or its Subsidiaries.

59

6.13 Conversion, Data Processing and Related Matters. Prior to the Effective Time, the parties agree to cooperate and to employ their commercially reasonable efforts to plan, execute and complete, at Byline’s sole cost, the Conversion in an orderly and efficient manner following the Closing; provided, that in no event shall the Conversion become effective prior to the Effective Time. Commencing as of the date of this Agreement, the Company and Byline shall each appoint qualified staff members to act as project managers for the Conversion (each, a “Conversion Project Manager”). Such Conversion Project Managers shall act as the principal contacts between the parties on matters relating to the Conversion, and shall coordinate the assignment of personnel as required and generally facilitate the planning, execution and completion of the Conversion. In addition to any conversion of the data and systems files as part of the Conversion, the parties shall reasonably cooperate in exchanging and providing the information requested and performing such tasks as may be necessary to complete the Conversion, including the collection and input of relevant data, development of new operating procedures and design of forms, in each case, as mutually agreed by the parties. Subject to applicable Law, the Company shall, commencing as of the date of this Agreement, provide Byline and Byline Bank with reasonable access to First Security Bank’s offices, systems and facilities and all relevant information and personnel at such times and places as Byline Bank shall reasonably request (with minimal disruption to the Company’s and First Security Bank’s employees, customers and operations) as shall be reasonably necessary to effect the Conversion following the Closing. Nothing contained in this Agreement shall give Byline, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Byline or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Byline and Company shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.14 Disposition of Certain Assets; Redemption of Company Series A-1 Preferred Stock.

(a) The Company will use, and will cause First Security Bank to use, its best efforts to cause the Travel Department Disposition, as herein defined, to occur as promptly as possible after the date hereof, but in no event later than the Closing Date. For purposes of this Agreement, the “Travel Department” shall mean the travel agency business conducted by First Security Bank involving the scheduling of reservations, itineraries, trips and similar bookings relating to travel activities of customers of First Security Bank. For the purposes of this Agreement, the “Travel Department Disposition” shall mean that each of the following has occurred, on terms and conditions consented to by Byline, such consent not to be unreasonably withheld, delayed or denied, and is completed: (i) all of the assets, liabilities and business relating solely to the Travel Department, including without limitation, the Previously Disclosed assets relating solely to the Travel Department, shall have been, as applicable, (A) sold, assigned, transferred, conveyed and delivered to, and assumed, satisfied and discharged by, a third party purchaser, (B) terminated with no further obligation, liability or recourse to the Company or any of its Subsidiaries or (C) repaid in full; and (ii) all employees of the Travel Department as Previously Disclosed shall have been terminated or become employees of a person other than the Company or First Security Bank, and any such employees of the Travel Department that receive a severance or similar payment in connection with the termination of their employment shall have entered into a release agreement with the Company and First Security Bank. The Company shall provide Byline with periodic

60

reports as to the status of the Travel Department Disposition, including the transfer and assumption of the assets and liabilities of the Travel Department.

(b) At or prior to the Effective Time, Byline or the Company shall redeem all of the issued and outstanding shares of the Company Series A-1 Preferred Stock in accordance with the terms of the Certificate of Designation, Preferences and Rights for the Company Series A-1 Preferred Stock.

6.15 Stockholder Litigation. Each of Byline and the Company shall promptly notify each other in writing of any action, claim, proceeding, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the Knowledge of Byline or the Company, as applicable, threatened against Byline, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Byline, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Byline the opportunity to participate at its own expense in the defense or settlement of any litigation against the Company and or its directors or Affiliates relating to the transactions contemplated by this Agreement, and the Company shall not agree to any such settlement without Byline’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.16 Additional Agreements. In case at any time after the Effective Time any further action that is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Byline or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the then current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such reasonably necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

6.17 Tax-Free Reorganization.

(a) The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations. From and after the date of this Agreement and until the Effective Time, each of the Company and Byline shall use its reasonable best efforts, and shall cause their Subsidiaries to use reasonable best efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither the Byline nor any Affiliate of the Byline knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Within forty-five (45) days following the Effective Time or, if earlier, January 15 of the year following the calendar year in which the Effective Time

61

occurs, the Surviving Corporation shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each of the Company and Byline shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its U.S. federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) As of the date hereof, the Company does not know of any reason: (i) why it would not be able to deliver to counsel to the Company and counsel to the Byline, at the date of the legal opinions referred to in Section 7.2(c) and Section 7.3(c), certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary additions, exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to the Byline and counsel to the Company to deliver the legal opinions contemplated by Section 7.2(c) and Section 7.3(c), respectively, and the Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to the Company would not be able to deliver the opinion required by Section 7.2(c). The Company will deliver such certificates to counsel to the Company and counsel to the Byline at the Closing.

(c) As of the date hereof, the Byline does not know of any reason: (i) why it would not be able to deliver to counsel to the Byline and counsel to the Company, at the date of the legal opinions referred to in Section 7.2(c) and Section 7.3(c), certificates substantially in compliance with the IRS Guidelines, to enable counsel to the Byline and counsel to the Company to deliver the legal opinions contemplated by Section 7.2(c) and Section 7.3(c), respectively, and the Byline hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to the Byline would not be able to deliver the opinion required by Section 7.3(c). the Byline will deliver such certificates to counsel to the Byline and counsel to the Company at the Closing.

ARTICLE 7

Conditions to the Merger

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the fulfillment or written waiver by each party before the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Company Stockholder Matters shall have been duly approved by the requisite votes of the holders of the Company Common Stock.

(b) Regulatory Approvals. All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a Burdensome Condition on Byline.

(c) Exchange Listing. The shares of Byline Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the

62

Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated or, to Byline’s Knowledge, threatened by the SEC and not withdrawn.

(e) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger or the other transactions contemplated by this Agreement. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Conditions to the Obligation of the Company. The Company’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company before the Effective Time of each of the following conditions:

(a) Representations and Warranties of Byline. The representation and warranty of Byline contained in the first sentence of Section 5.3(e) and the representations and warranties in Section 5.3(j) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and each of the representations and warranties of Byline contained in Section 5.3(a) and Section 5.3(b), shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All of the other representations and warranties of Byline contained in Section 5.3 (read for purposes of this sentence without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure(s) of such representations and warranties to be so true and correct, individually or in the aggregate (and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties), has had or would reasonably be expected to result in a Material Adverse Effect on Byline. The Company shall have received a certificate, dated the Closing Date, signed on behalf of Byline by the President and the Chief Financial Officer of Byline affirming the accuracy of the foregoing.

(b) Performance of Obligations of Byline. Byline shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, and the Company shall have received a certificate, dated the Closing Date and signed on behalf of Byline by the President and the Chief Financial Officer of Byline to that effect.

(c) Tax Opinion of the Company’s Counsel. The Company shall have received an opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP (or such other law firm acceptable to the Company and Byline (with such approval not to be unreasonably withheld)), dated the Closing Date, in form and in substance reasonably acceptable to the Company and based on facts, representations and assumptions described in such opinion, to the effect that: (i) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the

63

Company and Byline will each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such law firm will be entitled to receive and rely upon certificates and representations of officers of Byline and the Company, reasonably satisfactory in form and substance to such law firm.

7.3 Conditions to the Obligation of Byline. The obligation of Byline and Merger Sub to consummate the Merger is also subject to the fulfillment, or written waiver by Byline before the Effective Time of each of the following conditions:

(a) Representations and Warranties of the Company. The representation and warranty of the Company contained in the first sentence of Section 5.2(e) and the representations and warranties in Section 5.2(k) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and each of the representations and warranties of the Company contained in Section 5.2(a) and Section 5.2(b) and Section 5.2(i) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All of the other representations and warranties of the Company contained in Section 5.2 (read for purposes of this sentence without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct, unless the failure(s) of such representations and warranties to be so true and correct, individually or in the aggregate (and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties), has had or would reasonably be expected to result in a Material Adverse Effect on the Company. Byline shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company affirming the accuracy of the foregoing.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, and Byline shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

(c) Tax Opinion of Byline’s Counsel. Byline shall have received an opinion of Vedder Price P.C. (or such other law firm acceptable to the Company and Byline (with such approval not to be unreasonably withheld)), dated the Closing Date, reasonably acceptable to Byline, and based on facts, representations and assumptions described in such opinion, to the effect that: (i) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Company and Byline will each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such law firm will be entitled to receive and rely upon certificates and representations of officers of Byline and the Company, reasonably satisfactory in form and substance to such law firm.

64

(d) Dissenting Common Shares. The number of Dissenting Common Shares shall not exceed five percent (5%) of the outstanding shares of Company Common Stock, and Byline shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

(e) Third Party Consents. The Company shall have obtained all the Required Third Party Consents Previously Disclosed, and such consents and approvals shall be in full force and effect and Byline shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

(f) Company Tangible Common Equity. The Company Tangible Common Equity as set forth on the Final Closing Balance Sheet as determined pursuant to Section 3.7(a) and Section 3.7(b) shall be greater than or equal to the Minimum Company Tangible Common Equity set forth in Schedule 1.1 for the month end date last preceding the Closing Date.

(g) Asset Disposition. The Company shall have completed the Travel Department Disposition as provided for in Section 6.14.

(h) Elimination of Minority Interest. Prior to the Effective Time, the Company shall have acquired the shares of common stock of First Security Bank that it does not currently own in a transaction in which the Company exchanges shares of Company Common Stock or pays cash for such shares of common stock of First Security Bank, on terms and conditions that are acceptable to Byline.

(i) First Security Bank Stock Certificate. The Company shall have delivered to Byline the certificate or certificates representing the shares of common stock of First Security Bank held by the Company.

(j) FIRPTA. The Company shall have delivered to Byline a properly executed statement that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date, in a form and substance reasonably acceptable to Byline.

ARTICLE 8

Termination

8.1 Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned, at any time before the Effective Time, by the Company or Byline, whether prior to or after approval of the Company Stockholder Matters by the requisite votes of the holders of the Company Common Stock, as follows:

(a) Mutual Agreement. With the mutual written agreement of the other party.

65

(b) Breach. If there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein or (2) a breach by the other party of any covenant or agreement (except for breaches of Section 6.2(a) and Section 6.8, which are separately addressed in Section 8.1(f)) contained herein; provided that such breach has not been cured within the earlier of the Outside Date and thirty (30) days following written notice thereof and that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article 7; provided, that the party seeking to terminate the Agreement is not then in breach of its representations, warranties or covenants hereunder.

(c) Denial of Stockholder Approval. If the Company Meeting shall have concluded and the Company Stockholder Matters are not approved by the requisite votes of the holders of the Company Common Stock.

(d) Denial or Withdrawal of Application for Regulatory Approval. (1) If the approval of any Governmental Authority required for consummation of the Merger or the other transactions contemplated hereby is denied by final, non-appealable action of such Governmental Authority or (2) any application, filing or notice necessary in connection with a Requisite Regulatory Approval has been withdrawn at the request of the applicable Governmental Authority and such Governmental Authority would not accept the re-filing of such application; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.

(e) Outside Date. If the Effective Time has not occurred by the close of business on the Outside Date, provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date. As used in this Agreement, the term “Outside Date” (the “Outside Date”) shall mean January 31, 2025, provided that if the sole impediment to Closing is the receipt of the Requisite Regulatory Approvals, then the Outside Date shall be deemed to be April 30, 2025.

(f) Adverse Action. In the case of Byline only, and prior to the approval of the Company Stockholder Matters by the requisite votes of the holders of the Company Common Stock only, it will have the right to terminate this Agreement if the Company (1) makes or publicly proposes to make a Company Adverse Recommendation, (B) recommends to its stockholders an Acquisition Transaction other than the Merger, (C) breaches its obligations to convene a stockholder meeting to approve this Agreement in accordance with Section 6.2 prior to the Outside Date, or (D) enters into a definitive agreement with respect to an Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.8(b)), or (2) the Company materially breaches Section 6.8(b).

(g) Acquisition Proposal. In the case of the Company only, pursuant to Section 6.8(b).

66

8.2 Effect of Termination and Abandonment.

(a) Except as otherwise provided herein, a termination of this Agreement pursuant to the terms hereof shall be effective immediately upon delivery of written notice by the terminating party to the other parties hereto. If this Agreement is terminated and the Merger and the transactions contemplated hereby are abandoned, no party will have any liability or further obligation under this Agreement, except that this Section 8.2, Section 8.3 and Article 9, as well as any relevant definitions, will survive termination of this Agreement and remain in full force and effect and except that termination will not relieve a party from liability for any willful breach by it of this Agreement.

8.3 Termination Fees.

(a) In the event that, after the date hereof, (1) Byline terminates this Agreement pursuant to Section 8.1(f), (2) the Company terminates this Agreement pursuant to Section 8.1(g) or (3) a bona fide Acquisition Proposal shall have been publicly announced or otherwise made known to the Company Board, prior to the event giving rise to termination of this Agreement and, solely with respect to this subclause (3), (A) this Agreement is terminated by either Byline or the Company pursuant to Section 8.1(c), or by Byline pursuant to Section 8.1(b), or, in the event all conditions to the Closing pursuant to Section 7.1 and Section 7.2 other than the conditions set forth in Section 7.1(a) and Section 7.2(c) have been fulfilled or waived or are capable of being fulfilled as of the Closing, by Byline pursuant to Section 8.1(e), and (C) prior to the twelve (12) month anniversary of such termination, the Company consummates, or enters into a definitive agreement to consummate, an Acquisition Transaction (the occurrence of any of clauses (1) or (2) shall be a “Fee Triggering Event”), then the Company will pay to Byline a cash termination fee (the “Fee”) of $1,653,000.00, provided that for purposes of this Section 8.3(a), all references to “more than twenty-five percent (25%)” in the definition of Acquisition Transaction shall be deemed to be references to “fifty percent (50%) or more.” The Fee shall be payable, without setoff, by wire transfer in immediately available funds not later than three (3) business days following the first occurrence of a Fee Triggering Event to an account specified by Byline for such purpose.

(b) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Parties would not enter into this Agreement.

(c) The payment of the Fee by the Company on the terms set forth herein shall constitute liquidated damages and not a penalty, and shall be the sole remedy of Byline in the event of a termination of this Agreement. In no event shall the Company be required to pay the Fee more than once.

ARTICLE 9

Miscellaneous

9.1 Survival. The representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time (other than Article 2, Article 3, Section 6.11 and this Article 9).

67

9.2 Expenses. Except as otherwise provided herein, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.3 Notices. All notices, requests and other communications given or made under this Agreement must be in writing (which shall include facsimile communication and electronic mail) and will be deemed given when personally delivered, facsimile transmitted (with confirmation), sent by electronic mail, on the first business day after being deposited with Federal Express or any other recognized national overnight courier service (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by written notice to the other parties hereto.

If to the Company, to each of:

First Security Bancorp, Inc. 7315 W. Grand Avenue Elmwood Park, IL 60707 Attention: Glen Hoch and Wade Wacholz E-mail: ghoch@fstsb.com and wade.wacholz@wirtzcorp.com with a copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, IL 60606 Attention: Joseph Ceithaml E-mail: joseph.ceithaml@bfkn.com

If to Byline or Merger Sub, to:

Byline Bancorp, Inc. 180 N. LaSalle Street Chicago, IL 60601 Attention: Alberto J. Paracchini Facsimile: 773-244-7075 E-mail: aparacchini@bylinebank.com with a copy to:

Vedder Price P.C. 222 N. LaSalle Street Chicago, IL 60601 Attention: Daniel C. McKay, II Facsimile: 312-609-5005 E-mail: dmckay@vedderprice.com

68

9.4 Waiver; Amendment. Any term, provision or condition of this Agreement may be waived, amended or modified by an instrument in writing signed on behalf of each of the parties hereto at any time by the parties hereto; provided, however, after the approval of the Company Stockholder Matters by the requisite votes of the holders the Company Common Stock, no waiver, amendment or modification of any term, provision or condition hereof shall be made which by Law requires further approval of the stockholders of the Company unless such further approval is obtained. In addition, Byline and the Company may, subject to applicable Law, without approval of their respective boards of directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any Requisite Regulatory Approvals or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by Law or equity, shall be cumulative and may be exercised from time to time. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, agreement, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, agreement, covenant, representation or warranty of this Agreement.

9.5 Alternative Structure. Without limiting Section 9.4, before the Effective Time, Byline, subject to prior written notice to the Company Board, may revise the structure of the Merger or otherwise revise the method of effecting the Merger and the transactions contemplated hereby, including without limitation the Bank Merger, provided that (a) such revision does not alter or change the kind, amount or economic value of consideration to be delivered to stockholders of the Company or otherwise materially and adversely affect the rights of, and benefits received by the Company and its stockholders, (b) such revision does not adversely affect the federal income Tax consequences to the stockholders of the Company as compared to those resulting from the Intended Tax Treatment, (c) such revised structure or method is reasonably capable of consummation without delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause, and could not reasonably be expected to cause, any of the conditions set forth in Article 7 not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in accordance with the terms hereof or thereof in order to reflect any such revised structure or method.

9.6 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed entirely within that State without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by

69

such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 9.3 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

9.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Entire Understanding; No Third Party Beneficiaries. This Agreement, the other agreements and documents contemplated hereby and the Confidentiality Agreement represent the entire understanding of the parties hereto regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made. Except for Section 6.11, which is intended to benefit the indemnified parties described therein to the extent stated therein, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than the Company and Byline. For the avoidance of doubt, notwithstanding anything in the Confidentiality Agreement to the contrary, the parties hereto hereby agree that the execution and delivery of this Agreement does not result in the termination of the Confidentiality Agreement, which remains in full force and effect in accordance with the terms thereof.

9.9 Counterparts. This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

9.10 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) all other provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transaction contemplated hereby is not affected in a manner materially adverse to any party and (b) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible

70

in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

9.11 Subsidiary and Affiliate Action. Wherever a party has an obligation under this Agreement to “cause” a Subsidiary or Affiliate of such party or any such Subsidiary’s or Affiliate’s officers, directors, management or employees to take, or refrain from taking, any action, or such action that may be necessary to accomplish the purposes of this Agreement, such obligation of such party shall be deemed to include an undertaking on the part of such party to cause such Subsidiary or Affiliate to take such necessary action. Wherever this Agreement provides that a Subsidiary or Affiliate of a party has an obligation to act or refrain from taking any action, such party shall be deemed to have an obligation under this Agreement to cause such Subsidiary or Affiliate, or any such Subsidiary’s or Affiliate’s officers, directors, management or employees, to take, or refrain from taking, any action, or such action as may be necessary to accomplish the purposes of this Agreement. To the extent necessary or appropriate to give meaning or effect to the provisions of this Agreement or to accomplish the purposes of this Agreement, Byline and the Company, as the case may be, shall be deemed to have an obligation under this Agreement to cause any Subsidiary thereof to take, or refrain from taking, any action, and to cause such Subsidiary’s officers, directors, management or employees, to take, or refrain from taking, any action otherwise contemplated herein. Any failure by an Affiliate of Byline or the Company to act or refrain from taking any action contemplated by this Agreement shall be deemed to be a breach of this Agreement by Byline or the Company, respectively.

9.12 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.13 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto and any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

* * *

71

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

FIRST SECURITY BANCORP, INC.

By:	/s/ Daniel R. Wirtz
Name:	Daniel R. Wirtz
Title:	Chairman and President

BYLINE BANCORP, INC.

By:	/s/ Alberto J. Paracchini
Name:	Alberto J. Paracchini
Title:	President

(Signature Page to Agreement and Plan of Merger)

Annex 1

Form of Bank Merger Agreement

AGREEMENT AND PLAN OF MERGER OF

FIRST SECURITY TRUST AND SAVINGS Bank

WITH AND INTO

BYLINE bank

This Agreement and Plan of Merger (this “Agreement”) dated as of [_______], 2024, adopted and made by and between First Security Trust and Savings Bank (“First Security Bank”), an Illinois state-chartered bank having its main office at 7315 W. Grand Avenue, Elmwood Park, Illinois, and Byline Bank (“Byline Bank”), an Illinois state-chartered bank having its main office at 180 N. LaSalle Street, Chicago, Illinois.

W I T N E S E T H:

WHEREAS, First Security Bank is an Illinois state-chartered bank organized and existing under the Laws of the State of Illinois, the authorized capital stock which consists of 698,125 shares of issued and outstanding common stock, $5.714286 par value per share, and all the issued and outstanding shares of which are owned as of the date hereof directly by First Security Bancorp, Inc., a Delaware corporation (the “Company”);

WHEREAS, as of June 30, 2024, First Security Bank had capital stock outstanding of approximately $30,191,000, divided into 698,125 shares of issued and outstanding common stock, $5.714286 par value per share, surplus of $15,278,000, undivided profits of approximately $21,877,000 and accumulated other comprehensive income of approximately $(11,395,000);

WHEREAS, Byline Bank is an Illinois state-chartered bank organized and existing under the Laws of the State of Illinois, the authorized capital stock which consists of 50,000 shares of common stock, $10.00 par value per share, and all the issued and outstanding shares of which are owned as of the date hereof by Byline Bancorp, Inc., a Delaware corporation (“Byline”);

WHEREAS, as of June 30, 2024, Byline Bank had capital stock outstanding of approximately $1,147,445,000, divided into 50,000 shares of issued and outstanding common stock, $10.00 par value per share, surplus of $786,494,000, undivided profits of approximately $471,920,000 and accumulated other comprehensive income of approximately $(111,469,000);

WHEREAS, the Company and Byline have entered into an Agreement and Plan of Merger dated as of an even date herewith (the “Merger Agreement”), pursuant to which the Company will merge with and into Byline, with Byline as the surviving entity (the “Merger”);

WHEREAS, the Merger Agreement contemplates that, immediately following the Merger, First Security Bank will merge with and into Byline Bank (the “Bank Merger”), with Byline Bank as the surviving entity; and

Annex II – Page 1

WHEREAS, prior to the Merger, the respective Boards of Directors of First Security Bank and Byline Bank determined the transactions contemplated by this Agreement, including the Bank Merger, are advisable and in the best interests of the respective banks, and the Boards of Directors of First Security Bank and Byline Bank have authorized and approved the execution and delivery of this Agreement by their respective officers.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

Article 1

BANK MERGER

Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), immediately following effectiveness of the Merger, First Security Bank shall be merged with and into Byline Bank pursuant to the provisions of, and with the effect provided in, 205 ILCS 5/24 (said transaction being hereinafter referred to as the “Bank Merger”). On the Effective Date, (i) the separate existence of First Security Bank shall cease, and Byline Bank, as the surviving entity (Byline Bank being hereinafter sometimes referred to as the “Surviving Bank”), shall continue unaffected and unimpaired by the Bank Merger, (ii) all of the property, rights, privileges, powers and franchises of First Security Bank and Byline Bank shall be vested in the Surviving Bank, and (iii) the Surviving Bank shall be liable for all the liabilities of First Security Bank and Byline Bank existing at the Effective Date. The business of the Surviving Bank shall be that of an Illinois state-chartered bank and shall be conducted at its main office and its legally established branches.

Article 2

CHARTER AND BY-LAWS

The Charter and By-Laws of Byline Bank in effect immediately prior to the Effective Date shall be the Charter and By-Laws of the Surviving Bank, in each case until amended in accordance with applicable law.

Article 3

BOARD OF DIRECTORS

On the Effective Date, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of Byline Bank immediately prior to the Effective Date.

Article 4

CAPITAL

The shares of capital stock of Byline Bank issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

Annex 1 – Page 2

The shares of capital stock of First Security Bank held by Byline immediately after the Merger and immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Bank Merger, and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Upon completion of the Bank Merger, the Surviving Bank will have 50,000 shares of issued and outstanding common stock, $10.00 par value per share, and the assets, liabilities, capital stock, surplus, undivided profits and accumulated other comprehensive income set forth on the pro forma financial statement, as of June 30, 2024, attached hereto as Exhibit A and made a part hereof.

Article 5

EFFECTIVE DATE OF THE BANK MERGER

The Bank Merger shall be effective at the time and on the date specified in the certificate of merger issued by the Secretary of the Illinois Department of Financial and Professional Regulation (the “Secretary”) with respect thereto, such date and time to immediately follow the Merger or such later time as agreed to by the parties to this Agreement (such date and time being herein referred to as the “Effective Date”). Notwithstanding the foregoing, the consummation and effectiveness of the Merger shall be a condition precedent to the effectiveness of the Bank Merger.

Article 6

MAIN OFFICE

The main office of the Surviving Bank shall be 180 North LaSalle Street, Chicago, Illinois 60601.

Article 7

APPROVALS AND FEES

This Agreement is subject to approval by the Secretary. Regardless of whether approval by the Secretary is granted, Byline Bank and First Security Bank agree to pay the Secretary’s expenses of examination. This Agreement is also subject to approval by the sole stockholder of each of Byline Bank and First Security Bank and in accordance with such requirement, this Agreement has been unanimously ratified and confirmed by the sole stockholder of each of First Security Bank as of the date hereof and Byline Bank in accordance with 205 ILCS 5/23.

Article 8

FURTHER ASSURANCES

If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of First Security Bank, or otherwise carry out the provisions hereof, the proper officers and directors of First Security Bank, as of immediately following the Merger and prior to the Bank Merger, and thereafter the officers of the Surviving Bank acting on behalf of First Security Bank shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

Annex 1 – Page 3

Article 9

TERMINATION

Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall terminate automatically with no further action by either party in the event that the Merger Agreement is terminated in accordance with the provisions thereof prior to the effectiveness of the Merger.

Article 10

DISSENTING STOCKHOLDERS

Pursuant to the unanimous ratification and confirmation of this Agreement by the sole stockholder of each of First Security Bank and Byline Bank, the rights of dissenting stockholders provided by the banking Laws of the United States and the State of Illinois, including 205 ILCS 5/29, shall not apply.

Article 11

AMENDMENTS

Before the Merger, any provision of this Agreement may be amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law.

Article 12

GOVERNING LAW

This Agreement is governed by, and will be interpreted in accordance with, the Laws of the State of Illinois applicable to contracts made and to be performed entirely within that State.

Article 13

COUNTERPARTS

This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

* * *

Annex 1 – Page 4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:		FIRST SECURITY TRUST AND SAVINGS BANK

Name:	Daniel R. Wirtz	Name:	Drew Dammeier
Title:	Chairman	Title:	President

ATTEST:		BYLINE BANK

Name:	Thomas J. Bell III	Name:	Alberto J. Paracchini
Title:	Executive Vice President, Chief	Title:	President and Chief Executive Officer
Financial Officer and Treasurer

(Signature Page to Bank Merger Agreement)

Appendix B

Section 262 of the Delaware General Corporation Law

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:
(a)
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

(b)
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;
(c)
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
(d)
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)
[Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1)
If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2)
If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3)
Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i)

such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Appendix C

Opinion of D.A. Davidson & Co.

September 30, 2024

Board of Directors

First Security Bancorp, Inc.

7315 West Grand Avenue

Elmwood Park, IL 60707

Members of the Board:

We understand that First Security Bancorp, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with Byline Bancorp, Inc. (“Byline”) pursuant to which, among other things, the Company will merge with and into Byline (the “Merger”). It is the intention of Byline that immediately following the Merger, First Security Trust and Savings Bank, a wholly owned Subsidiary of the Company (“First Security Bank”), will merge with and into Byline Bank, a wholly owned Subsidiary of Byline (“Byline Bank”), with Byline Bank being the surviving bank (the “Bank Merger”). Each share of “Company Common Stock” issued and outstanding immediately prior to the “Effective Time”, other than “Excluded Common Shares” and “Dissenting Common Shares”, will be converted into and constitute the right to receive the following “Per Common Share Consideration”: such number of fully paid and non-assessable shares of “Byline Common Stock” equal to the quotient (rounded to the nearest ten-thousandth) obtained by dividing (A) 1,468,942 by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “exchange ratio”); provided that in the event that the total number of issued and outstanding shares of Company Common Stock at Closing is less than 674,012, then the exchange ratio shall be equal to 2.1794. The exchange ratio is subject to adjustments pursuant to Section 3.1(a)(2) of the Agreement, as to which adjustments we express no opinion. The terms and conditions of the Merger are more fully set forth in the Agreement.

Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock of the exchange ratio to be paid to such holders in the proposed Merger.

In connection with preparing our opinion, we have reviewed, among other things:

(i)
a draft of the Agreement, dated September 28, 2024;
(ii)
certain publicly available business and financial information about the Company and Byline and the industry in which each operates, public filings by Byline including 10-K, 10-Q, press releases and certain publicly available research analysts’ reports for Byline;
(iii)
certain internal projections and other financial and operating data concerning the business, operations, and prospects of the Company prepared by or at the direction of management of the Company, as approved for our use by the Company;
(iv)
information relating to certain strategic, financial, tax, and operational benefits, including the estimated amount and timing of the cost savings and related expenses and synergies, expected to result from the Merger;
(v)
the past and current business, operations, financial condition, and prospects of the Company, and other matters we deemed relevant;

(vi)
the market, trading and operating characteristics of selected public companies and selected public bank holding companies in particular, in each case as we deemed relevant;
(vii)
the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available and that we deemed relevant;
(viii)
the current and historical market prices and trading activity of Byline Common Stock with that of certain other publicly traded companies that we deemed relevant;
(ix)
the pro forma financial effects of the Merger, taking into consideration the amounts and timing of Merger costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the Merger;
(x)
the valuation derived by discounting future cash flows and a terminal value of the Company and Byline’s businesses based upon the Company’s financial forecasts, as approved for our use by the Company, and based upon Byline’s financial forecasts, prepared by or at the direction of management of Byline, at discount rates that we deemed appropriate; and,
(xi)
other such financial studies, analyses, investigations, economic and market information that we considered relevant including discussions with management and other representatives and advisors of the Company concerning the business, financial condition, results of operations and prospects of the Company and Byline.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in the Company’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.

With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Company, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.

We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Byline or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the Company or Byline. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and Byline are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of the Company’s or Byline’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or Byline. We did not make an independent evaluation of the quality of the Company’s or Byline’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or Byline.

We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated September 28, 2024, reviewed by us.

We have assumed in all respects material to our analysis that the Company and Byline will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of the Company and Byline or any other entity.

Our opinion is limited to the fairness, from a financial point of view, of the exchange ratio to be paid to the holders of the Company Common Stock in the proposed Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Merger (including, without limitation, the form or structure of the Merger) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying business decision by the Company to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company or Byline, or any class of such persons, relative to the exchange ratio to be paid to the holders of the Company Common Stock in the Merger, or with respect to the fairness of any such compensation. Our opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.

We express no opinion as to the actual value of Byline Common Stock when issued in the Merger or the prices at which Byline Common Stock will trade following announcement of the Merger or at any future time.

We have not evaluated the solvency or fair value of the Company or Byline under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or Byline. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or Byline or the ability of the Company or Byline to pay their respective obligations when they come due.

We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or Byline.

In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of Byline for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Company or Byline in the future for which we would expect to receive compensation.

This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

This opinion is solely for the information of the Board of Directors of the Company (solely in its capacity as such) in connection with its consideration of the merger and shall not be relied upon by any other party or disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the exchange ratio to be paid to the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

D.A. Davidson & Co.

•
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
•
Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe such person’s conduct was unlawful, except that with respect to an action or suit brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees) in connection with the defense or settlement of such action or suit. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s amended and restated bylaws provide for indemnification by the registrant of its directors, officers, employees and agents to the fullest extent permitted by the DGCL, subject to limited exceptions.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The registrant maintains insurance policies under which coverage is provided (a) to its directors and officers, in their respective capacities as such, against loss arising from a claim made for any actual or alleged wrongful act, and (b) to itself with respect to payments which the registrant may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21. Exhibits and Financial Statement Schedules

Exhibit	Description
2.1†

Agreement and Plan of Merger, dated as of September 30, 2024, by and among Byline Bancorp, Inc. and First Security Bancorp, Inc. (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).

3.1

Amended and Restated Certificate of Incorporation of Byline Bancorp, Inc. (filed as Exhibit 3.1 to Byline Bancorp, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-218362) filed on June 19, 2017 and incorporated herein by reference).

3.2

Amended and Restated Bylaws of Byline Bancorp, Inc. (filed as Exhibit 3.2 to Byline Bancorp, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-218362) filed on June 19, 2017 and incorporated herein by reference).

4.1	Certain long-term borrowing instruments are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. Byline Bancorp, Inc. undertakes to furnish copies of such instruments to the SEC upon request.
5.1*	Opinion of Vedder Price P.C. as to the validity of the securities being registered.
8.1*	Opinion of Vedder Price P.C. regarding certain tax matters.
8.2*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP regarding certain tax matters.
9.1	Voting Agreement, dated September 30, 2024 between Arthur Wirtz III, Daniel R. Wirtz and Byline Bancorp, Inc.
21.1	Subsidiaries of Byline Bancorp, Inc. (filed as Exhibit 21.1 to Byline Bancorp, Inc.’s Annual Report on Form 10-K (File No. 001-38139) filed on March 4, 2024 and incorporated herein by reference).
23.1	Consent of Moss Adams LLP.
23.2*	Consent of Vedder Price P.C. (contained in its opinion filed as Exhibit 5.1).
23.3*	Consent of Vedder Price P.C. (contained in its opinion filed as Exhibit 8.1).
23.4*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (contained in its opinion filed as Exhibit 8.2).
24.1	Power of Attorney (included on the signature page to the Registration Statement).
99.1	Consent of D.A. Davidson & Co.
99.2*	Form of Proxy Card to be used by First Security Bancorp, Inc.
107	Filing Fee Table.

† Schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish a copy of any omitted schedule to the SEC upon request.

*To be filed by amendment.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(1)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
(2)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(d)
For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(f)
That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(g)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(h)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(i)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 15, 2024.

BYLINE BANCORP, INC.
By: /s/ Roberto R. Herencia
Roberto R. Herencia Executive Chairman and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Roberto R. Herencia and Thomas J. Bell III, with full power to act without the other, their true and lawful attorney-in-fact and agent, with full and several powers of substitution, for him or her and in their name, place and stead, in any and all capacities, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, that such person may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, or the Act, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below, any and all amendments hereto (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Act); and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Roberto R. Herencia Roberto R. Herencia	Director (Executive Chairman) and Chief Executive Officer (Principal Executive Officer)	November 15, 2024
/s/ Thomas J. Bell III Thomas J. Bell III	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 15, 2024
/s/ Maria Sherylle A. Olano Maria Sherylle A. Olano	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 15, 2024
/s/ Alberto J. Paracchini Alberto J. Paracchini	Director and President	November 15, 2024
/s/ Phillip R. Cabrera Phillip R. Cabrera	Director	November 15, 2024
/s/ Mary Jo S. Herseth Mary Jo S. Herseth	Director	November 15, 2024

/s/ Steven P. Kent Steven P. Kent	Director	November 15, 2024
/s/ William G. Kistner William G. Kistner	Director	November 15, 2024
/s/ Antonio del Valle Perochena Antonio del Valle Perochena	Director	November 15, 2024
/s/ Margarita Hugues Vélez Margarita Hugues Vélez	Director	November 15, 2024
/s/ Pamela Stewart Pamela Stewart	Director	November 15, 2024
/s/ Carlos Ruiz Sacristán Carlos Ruiz Sacristán	Director	November 15, 2024